    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 2000


                                                      REGISTRATION NO. 333-93499

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------


                                Amendment No. 1


                                       to

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                           ALAMOSA PCS HOLDINGS, INC.
           (AND CERTAIN SUBSIDIARIES IDENTIFIED IN FOOTNOTE 1 BELOW)
           (Exact name of co-registrant as specified in its charter)

               DELAWARE                                 4812                                75-2843707
     (State or other jurisdiction           (Primary standard industrial                 (I.R.S. employer
  of incorporation or organization)         classification code number)                identification no.)

                            4403 BROWNFIELD HIGHWAY
                              LUBBOCK, TEXAS 79407
                                 (806) 722-1100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                               DAVID E. SHARBUTT
                            CHIEF EXECUTIVE OFFICER
                            4403 BROWNFIELD HIGHWAY
                              LUBBOCK, TEXAS 79407
                                 (806) 722-1100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ------------------
                          Copies of communications to:

                    WM. S. KLEINMAN                                         MARC S. ROSENBERG
                 HAYNES AND BOONE, LLP                                   CRAVATH, SWAINE & MOORE
              901 MAIN STREET, SUITE 3100                                    WORLDWIDE PLAZA
                DALLAS, TEXAS 75202-3789                                    825 EIGHTH AVENUE
                     (214) 651-5000                                      NEW YORK, NEW YORK 10019
                                                                              (212) 474-1000

                               ------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


---------------

(1) The following direct and indirect subsidiaries of Alamosa PCS Holdings, Inc. are Co-Registrants (the "Guarantors"), each of which is organized in the state indicated below and has the I.R.S. Employer Identification Number indicated: Alamosa PCS, Inc., a Delaware corporation (74-2938804), Alamosa Wisconsin GP, LLC, a Wisconsin limited liability company (75-2775324), Alamosa Wisconsin Limited Partnership, a Wisconsin limited partnership (74-2938839), Alamosa Delaware GP, LLC, a Delaware limited liability company (75-2775324) and Texas Telecommunications, LP, a Texas limited partnership (75-2851320).


    THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED JANUARY 19, 2000


PROSPECTUS



                          $

                                 [ALAMOSA LOGO]

                           ALAMOSA PCS HOLDINGS, INC.
                           % SENIOR DISCOUNT NOTES DUE 2010
                               ------------------

     We are offering $       aggregate principal amount at maturity of our
     % Senior Discount Notes due 2010. We are also currently offering 10,714,000 shares of our common stock in a separate offering. The issue price of the notes
will be $     per $       principal amount at maturity, which represents a yield
to maturity of      %, calculated from        .

     Interest on the notes will be payable semi-annually on           and
          beginning           , 2005. The notes will be unsecured senior
obligations and will rank equally with all of our existing and future senior debt. The subsidiaries of Alamosa PCS Holdings, Inc. own substantially all of our operating assets. All of those subsidiaries will guarantee the notes on a senior subordinated basis. The guarantees will be subordinate to all of the subsidiaries' designated senior debt.

                               ------------------

     INVESTING IN THESE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                              PER NOTE      TOTAL
                                                              --------   ------------
Principal amount at maturity of the notes                            %   $
Price to investors                                                   %   $
Underwriting discount                                                %   $
Proceeds to Alamosa PCS Holdings, Inc. (before expenses)             %   $

     Original issue discount on the notes will accrete from           until the
date of delivery.

     The underwriters are offering the notes subject to various conditions. The
underwriters expect to deliver the notes to purchasers on or about             ,
2000.

SALOMON SMITH BARNEY
                          CREDIT SUISSE FIRST BOSTON
                                                     LEHMAN BROTHERS

            , 2000

              [Pictures of the inside of three of our retail store
             locations, the Alamosa logo and two wireless handsets]

[Fold-out page showing the Alamosa logo and a map of United States showing areas where Alamosa PCS, a Sprint PCS affiliate, has the right to provide wireless services and will derive its revenues in yellow and areas where Sprint PCS and other Sprint PCS affiliates have the right to provide wireless services in red.]

Sprint PCS customers can use their phones in 280 major metropolitan areas and connecting travel corridors throughout the United States.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    8
This Prospectus Contains Forward-Looking Statements.........   21
Ratio of Earnings to Fixed Charges..........................   22
Use of Proceeds.............................................   22
Capitalization..............................................   23
Selected Financial Data.....................................   24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   26
Business....................................................   34
Our Affiliation Agreements with Sprint PCS..................   56
Management..................................................   65
Principal Stockholders......................................   77
Certain Relationships and Related Transactions..............   80
The Reorganization..........................................   83
Regulation of the Wireless Telecommunications Industry......   84
Description of Other Indebtedness...........................   89
Description of Notes........................................   96
United States Federal Tax Consequences......................  138
Underwriting................................................  142
Legal Matters...............................................  143
Experts.....................................................  143
Where You Can Find Additional Information...................  143
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights information that we believe is especially important concerning our business and this offering of notes. It does not contain all of the information that may be important to your investment decision. You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes, before deciding to invest in our notes.

                                    ALAMOSA

GENERAL


     Alamosa is a provider of wireless personal communications services, commonly referred to as PCS, in the southwestern and midwestern United States. We are a network partner of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates such as us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital personal communications services under the Sprint and Sprint PCS brand names in a territory comprising approximately 8.4 million residents. These residents are primarily located in smaller cities and in markets with above average growth rates in Texas, New Mexico, Arizona, Colorado and Wisconsin. We are a development stage company with very limited operations, very limited revenues, significant losses, substantial future capital requirements and an expectation of continued significant losses.



     We launched Sprint PCS service in Laredo in June 1999, and have since commenced service in ten additional markets: Albuquerque, Santa Fe, El Paso, Las Cruces, Lubbock, Amarillo, Midland, Odessa, Abilene and San Angelo. Our systems cover approximately 2.7 million residents out of approximately 3.9 million total residents in those markets. We expect to cover a total of approximately 4.1 million residents by the end of 2000 and 5.5 million residents by the end of 2001, at which point we expect to have completed our build-out obligations to Sprint PCS and expect to have covered approximately 65% of the resident population in our territory. The number of residents covered by our systems does not represent the number of Sprint PCS subscribers that we expect to be based in our territory. As of December 31, 1999, approximately 31,850 Sprint PCS subscribers were based in our territory.


     We were formed in July 1998, as a Texas limited liability company. Prior to the closing of this offering, we will reorganize into a Delaware holding company structure. Alamosa PCS Holdings, Inc., the issuer of the notes, is a holding company for our operating subsidiaries. See "The Reorganization." Our principal executive office is located at 4403 Brownfield Highway, Lubbock, Texas 79407. Our telephone number is (806) 722-1100.

STRATEGIC RELATIONSHIP WITH SPRINT PCS

     We believe that our strategic relationship with Sprint PCS provides significant competitive advantages. Sprint PCS is a national provider of wireless services and products. Sprint PCS's subscriber base has more than tripled in size since the end of June 1998, making Sprint PCS one of the fastest growing wireless service providers in the United States.


     Under our affiliation agreements with Sprint PCS, we have the exclusive right to provide wireless services under the Sprint and Sprint PCS brand names in our territory. Sprint PCS handles our billing and collections and pays us 92% of "collected revenues" from subscribers based in our territory and retains the remaining 8%, as more fully described in "Our Affiliation Agreements with Sprint PCS -- The Management Agreement -- Service Pricing, Roaming and Fees." We also receive other revenues, including Sprint PCS roaming revenues for each minute that Sprint PCS customers based outside our territory use our portion of the Sprint PCS network and 100% of revenues from handset sales.

     We believe that our affiliation with Sprint PCS allows us to establish high quality, branded wireless services more quickly, at a lower cost and with lower initial capital requirements than would otherwise be possible. For example, we benefit from Sprint PCS's:

     - Marketing. We market products and services through Sprint PCS's existing relationships with major national retailers under the highly recognizable Sprint and Sprint PCS brand names.


     - National Network. Customers in our territory can immediately access Sprint PCS's growing network in 280 major metropolitan areas across the country.



     - Advanced Technology. We believe that the technology used by Sprint PCS provides advantages in capacity and voice-quality, as well as access to advanced features such as wireless Internet access.


     - Handset and Equipment Availability and Pricing. Sprint PCS's purchasing leverage allows us to acquire handsets and network equipment more quickly and at a lower cost than we could without our affiliation with Sprint PCS.

ATTRACTIVE TERRITORY

     We believe that our territory is attractive for several reasons, including:

     - High Growth Markets. The overall population growth rate in our territory has been approximately 42% above the national average.

     - Fewer Competitors. We expect to face fewer competitors in our markets than is generally the case for wireless service providers operating in more urban areas.

     - Opportunity for Sprint PCS Roaming Revenue. We anticipate that we will have significant roaming revenue from Sprint PCS subscribers based outside our territory who use our portion of the Sprint PCS network.

ADEQUATE FUNDING TO COMPLETE OUR NETWORK

     Starting in June 1999, we have launched Sprint PCS service in eleven markets. We anticipate that the proceeds of our initial public offering of common stock, when combined with the committed level of debt financing from Nortel Networks, Inc., will be adequate to fund future required capital expenditures, working capital requirements, operating losses and other cash needs of our business. Further, we believe that this level of financing is adequate to achieve the objective in our business plan of covering approximately 65% of the resident population in our territory by the end of 2001 and to exceed the build-out requirements contained in our affiliation agreements with Sprint PCS. However, we may need additional capital or debt financing due to greater than expected operating losses, the addition of new markets to our territory or unanticipated increases in the capital required to build-out our portion of the Sprint PCS network.

                                  THE OFFERING

Senior Discount Notes......  $  million aggregate principal amount at stated
                             maturity of   % senior discount notes due 2010. We
                             will issue the senior discount notes at a price to investors that will yield gross proceeds to us at issuance of approximately $156.0 million.

Issuer.....................  Alamosa PCS Holdings, Inc.

Issue Price................    %

Maturity Date..............            , 2010

Accretion..................  Accretion means adjustment of the price of a note to reflect the difference between the price of a note bought at an original issue discount and the stated amount of maturity of the note. The aggregate accreted value of the senior discount notes will increase from approximately $156.0
                             million at issuance at a rate of   %, compounded
                             semi-annually, to a final accreted value equal to their aggregate principal amount of $ million at
                                       , 2005.

Interest Rate..............  Prior to               , 2005, no cash interest
                             will accrue on the senior discount notes. The
                             senior discount notes will accrue interest at the
                             rate of   % per annum, payable semi-annually in
                             cash in arrears on      and      of each year,
                             commencing           , 2005.

Subsidiary Guarantees......  The senior discount notes will be guaranteed on a senior subordinated basis by our current subsidiaries and all of our future domestic restricted subsidiaries. See "Description of Notes -- Subsidiary Guarantees."

Ranking....................  The senior discount notes will be:

                             - senior unsecured obligations of Alamosa PCS
                               Holdings, Inc.;

                             - equal in right of payment to all of the existing
                               and future senior debt of Alamosa PCS Holdings, Inc.; and

                             - senior in right of payment to all of the existing
                               and future subordinated debt of Alamosa PCS
                               Holdings, Inc.

                             The guarantees will be unsecured obligations of the guarantors and will be:


                             - subordinated in right of payment to each
                               guarantor's obligations under the Nortel financing and other credit facilities with banks or institutional lenders, referred to as designated senior debt;


                             - equal in right of payment to all existing and
                               future senior subordinated debt of each
                               guarantor; and

                             - senior in right of payment to all existing and
                               future subordinated debt of each guarantor.

                            Our guarantors generate all of our operating income, and we are dependent on them to meet our obligations under the notes.

                            See "Description of Notes -- Ranking."

Optional Redemption........ During the first 36 months after this offering, we may use the net proceeds from an equity offering to redeem up to 35% of the accreted value of the senior discount notes originally issued at a redemption
                            price of      % of the accreted value as of the date
                            of redemption, provided that at least 65% of the accreted value of the senior discount notes originally issued remains outstanding immediately after the redemption. See "Description of Notes -- Optional Redemption."

                             On or after           , 2005, we may redeem all or
                             part of the senior discount notes at redemption prices set forth under "Description of Notes -- Optional Redemption," together with accrued and unpaid interest, if any, to the date of redemption.


Change of Control..........  If we experience a change of control, we will be required to make an offer to repurchase your senior discount notes at a price equal to 101% of the
                             accreted value, if before        , 2005, or 101% of
                             the principal amount at maturity thereafter, as applicable, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes -- Repurchase at the Option of Holders Upon a Change of Control."



Restrictive Covenants......  The indenture governing the senior discount notes will contain covenants that, among other things and subject to important exceptions, will limit our ability and the ability of our subsidiaries and certain of our future subsidiaries to:


                             - incur additional debt or issue preferred stock;

                             - pay dividends, redeem capital stock or make other
                               restricted payments or investments;

                             - create liens on assets;

                             - merge, consolidate or dispose of assets;

                             - enter into transactions with affiliates; and

                             - change lines of business.

                             See "Description of Notes -- Certain Covenants."


Original Issue Discount....  The accretion of the senior discount notes from their issue price to their principal amount at maturity will produce taxable ordinary interest income in the amount of the accretion for holders of the senior discount notes during the accretion period. The Internal Revenue Code calls this original issue discount. Thus, although interest will not be payable on the senior discount notes
                             prior to           , 2005, U.S. holders will be
                             required to include original issue discount amounts in gross income for U.S. federal income tax purposes over the term of the senior discount notes in advance of receipt of cash payments to which such income is attributable. See "United States Federal Tax Consequences."

Use of Proceeds............  We will use a portion of the proceeds of this offering of our senior discount notes to prepay $75.0 million of indebtedness outstanding under the Nortel credit facility. We may decide to use the remaining proceeds to:



                             - accelerate coverage within our existing
                               territory;





                             - build-out additional areas within our existing
                               territory;



                             - expand our existing territory;



                             - pursue additional telecommunications business
                               opportunities or acquire other telecommunications businesses or assets; or


                             - cover general corporate purposes.

                           THE COMMON STOCK OFFERING

     We are also offering common stock in a separate initial public offering pursuant to a separate prospectus. This prospectus relates only to the offering of notes and not to the offering of common stock.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The financial data presented below under the captions "Statement of Operations Data," "Per Share Data," "Other Data" and "Balance Sheet Data" for, and as of the end of, the period from inception to December 31, 1998, the nine-month period ended September 30, 1999 and the period from inception to September 30, 1999 are derived from the audited financial statements of Alamosa PCS LLC, the predecessor to Alamosa PCS Holdings, Inc. These financial statements have been audited by PricewaterhouseCoopers LLP, independent certified public accountants.

     It is important that you also read "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements for the periods ended December 31, 1998 and September 30, 1999, the related notes and the independent auditors' report.

     The summary unaudited financial data presented below as of and for the period from inception to September 30, 1998 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of financial position and results of operations. Operating results for the nine-month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999.


                            FOR THE PERIOD JULY 16,   FOR THE PERIOD JULY 16,   FOR THE NINE-MONTH   FOR THE PERIOD JULY 16,
                               1998 (INCEPTION)          1998 (INCEPTION)          PERIOD ENDED         1998 (INCEPTION)
                             THROUGH DECEMBER 31,      THROUGH SEPTEMBER 30,      SEPTEMBER 30,       THROUGH SEPTEMBER 30,
                                     1998                      1998                    1999                   1999
                            -----------------------   -----------------------   ------------------   -----------------------
                                           (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA, SUBSCRIBER DATA
                                                        AND RATIO OF EARNINGS TO FIXED CHARGES)
STATEMENT OF OPERATIONS
DATA:
  Revenues................          $   --                    $   --                 $  2,000               $  2,000
  Cost of sales...........              --                        --                    1,614                  1,614
  Total operating
     expenses.............             958                       401                   17,634                 18,592
  Operating loss..........            (958)                     (401)                 (17,247)               (18,206)
  Net loss................            (924)                     (400)                 (17,688)               (18,612)
PER SHARE DATA:
  Basic and diluted net
     loss per share of
     common stock(1)(2)...          $(0.02)                   $(0.01)                $  (0.36)              $  (0.38)
  Pro forma net loss per
     share of common
     stock(1)(2)..........           (0.02)                    (0.01)                   (0.36)                 (0.38)
OTHER DATA:
  EBITDA(3)...............            (956)                     (401)                 (16,311)               (17,267)
  Adjusted EBITDA(3)......            (956)                     (401)                  (9,489)               (10,445)
  Ratio of earnings to
     fixed charges(4).....              --                        --                       --                     --
  Number of subscribers...              --                        --                    9,850                  9,850



                                                                                     AS OF
                                                                               SEPTEMBER 30, 1999
                                                              AS OF         ------------------------
                                                        DECEMBER 31, 1998   ACTUAL    AS ADJUSTED(5)
                                                        -----------------   -------   --------------
BALANCE SHEET DATA:                                                (DOLLARS IN THOUSANDS)
  Cash and cash equivalents...........................       $13,529        $ 7,454      $237,587
  Construction in progress............................         1,979         28,940        28,940
  Property and equipment, net.........................           114         36,930        36,930
  Total assets........................................        15,674         88,412       323,585
  Total debt..........................................           752(6)      60,885(7)    157,207
  Equity..............................................        14,076         13,210       152,061

---------------


(1) For the period ended September 30, 1999, diluted weighted average shares outstanding exclude the common shares issuable on exercise of stock options because inclusion would have been antidilutive. ]The presentation of the pro forma net loss per share of common stock gives effect to adjustments for federal and state income taxes as if Alamosa had been taxed as a C Corporation for the periods presented.


(2) Reflects the reorganization as if it had occurred upon inception of Alamosa PCS, LLC.


(3) Included in Other Data are EBITDA and Adjusted EBITDA amounts. EBITDA represents earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization and equity participation compensation expense. EBITDA and Adjusted EBITDA are used by management and certain investors as indicators of a company's historical ability to service debt. Management believes that increases in EBITDA and Adjusted EBITDA are indicators of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period, nor have they been presented as alternatives to either operating income, as determined by generally accepted accounting principles, as indicators of operating performance or cash flows from operating, investing and financing activities, as determined by generally accepted accounting principles, and are thus susceptible to varying calculations. EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.


(4) For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings or loss before income taxes and extraordinary items and fixed charges. Fixed charges are the sum of (1) interest costs, (2) amortization of deferred financing costs, and (3) one-third of operating lease rental expense (deemed to be interest). Earnings were inadequate to cover fixed charges by 923,822 and 18,341,790 for the period from July 16, 1998 (Inception) to December 31, 1998 and the nine-month period ended September 30, 1999.


(5) As adjusted Balance Sheet Data reflects (a) the sale in the common stock offering of 10,714,000 shares of common stock at an initial offering price of $14.00 per share, the midpoint of the range on the cover of the common stock prospectus, less underwriting discounts and commissions and estimated offering expenses of $11.1 million, (b) the issuance of an aggregate
    principal amount at maturity of $     million in senior discount notes with
    estimated gross proceeds of $156.0 million, less underwriting discounts and commissions and estimated offering expenses of $5.0 million and (c) the prepayment of an aggregate of $75.0 million of indebtedness under the Nortel facility, consisting of the prepayment of $59.7 million outstanding on September 30, 1999 and cash equal to $15.3 million designated to prepay borrowings under the Nortel facility incurred after September 30, 1999.



(6) Reflects capital lease obligations of $728,219 and other notes payable of $23,637.



(7) Reflects indebtedness incurred under the Nortel facility of $59,678,288, other notes payable of $353,988 and capital lease obligations of $853,965.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information contained in this prospectus before purchasing our notes.

RISKS RELATED TO OUR SUBSTANTIAL DEBT

     WE MAY NOT BE ABLE TO SERVICE OUR SUBSTANTIAL DEBT OR OBTAIN ADDITIONAL FUTURE DEBT FINANCING


     As of December 31, 1999, adjusted for the offering of the senior discount notes and the prepayment of amounts outstanding under the Nortel financing, our outstanding long-term debt totaled $157.0 million. In addition, under our current business plan, we expect to incur substantial additional debt before achieving break-even operating cash flow.


     Our substantial debt will have a number of important consequences for our operations and our investors, including the following:

     - we will have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

     - we may not have sufficient funds to pay interest on, and principal of, our debt;

     - we may not be able to obtain additional financing for currently unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes; and

     - we may be more highly leveraged than some of our competitors, which may put us at a competitive disadvantage.

     WE ARE A HOLDING COMPANY AND THE SENIOR DEBT OF OUR SUBSIDIARY GUARANTORS MAY RESTRICT PAYMENT ON THE NOTES


     The notes are unsecured obligations of Alamosa PCS Holdings, Inc. We are a holding company that derives all operating income from our subsidiaries. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations with respect to the notes. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us amounts necessary to service the notes. The Nortel financing permits our subsidiaries to make distributions with respect to scheduled interest payments on the notes, but only so long as there is not a default under the Nortel financing. The Nortel financing contains financial covenants that our subsidiaries must adhere to in order to avoid a default. The indenture governing the terms of the notes permits our subsidiary guarantors to enter into other agreements that can similarly limit our ability to receive distributions from our subsidiaries. In the event we do not receive distributions from our subsidiaries, we would be unable to make required principal and interest payments on the notes.



     Although the notes will be guaranteed by our subsidiaries, these guarantees will be unsecured and subordinate in right of payment to all designated senior debt of the subsidiaries. The guarantees will be equal in right of payment to other senior subordinated debt of our subsidiaries. In particular, the guarantees will be subordinate in right of payment to the Nortel financing. As of December 31, 1999, assuming the reorganization of Alamosa into a holding company structure, the subsidiary guarantors would have had approximately $71.9 million outstanding under the Nortel financing. The indenture governing the terms of the notes permits the subsidiary guarantors to incur substantial amounts of additional designated senior debt. In the event of bankruptcy, liquidation or reorganization of our subsidiary guarantors, the assets of the subsidiary guarantors will be available to pay the notes only after all designated senior debt of the subsidiary guarantors has been paid in full. Sufficient funds may not exist to pay amounts due on the notes in such event.

     Furthermore, the Nortel financing is secured by liens on substantially all of our assets and the assets of our subsidiaries. Therefore, if Alamosa PCS, Inc. were to default on the payment of the Nortel financing, the lenders could foreclose on the collateral that secures the Nortel financing regardless of any default with respect to the notes. If this were to happen, we would be incapable of generating revenue sufficient to pay amounts due on the notes.



     In addition, the subordination provisions of the indenture governing the notes provide that no cash payment may be made with respect to the subsidiary guarantees during the continuance of a payment default under any designated senior debt of the subsidiary guarantors. Therefore, if we fail to make a required payment in respect of any designated senior debt, including the Nortel financing, we would be unable to make any payments with respect to the subsidiary guarantees. The indenture governing the terms of the notes also provides that Nortel and other lenders can prevent payments under the subsidiary guarantees for up to 180 days in the event there are non-payment defaults under any designated senior debt. For further information on the risks associated with designated senior debt of our subsidiaries, see "-- Risks Particular to Alamosa -- If we do not meet all of the conditions required under our Nortel financing arrangements, we may not be able to draw down all of the funds we anticipate receiving from Nortel and may not be able to complete the build-out of our portion of the Sprint PCS network."


     THE TERMS OF THESE NOTES WILL PLACE RESTRICTIONS ON US WHICH MAY LIMIT OUR OPERATING FLEXIBILITY.


     The indenture governing the notes will impose material operating and financial restrictions on us. These restrictions may limit our ability to engage in some transactions, including the following:


     - designated types of mergers or consolidations;

     - paying dividends or other distributions to our stockholders;

     - making investments;

     - selling assets;

     - repurchasing our common stock;

     - changing lines of business;

     - borrowing additional money; and

     - transactions with affiliates.


     These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment.



RISKS RELATED TO OUR RELATIONSHIP WITH SPRINT PCS



     THE TERMINATION OF OUR AFFILIATION AGREEMENTS WITH SPRINT PCS WOULD SEVERELY RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS



     Our relationship with Sprint PCS is governed by our affiliation agreements with Sprint PCS. Since we do not own any licenses to operate a wireless network, our business depends on the continued effectiveness of those affiliation agreements. However, Sprint PCS can terminate our affiliation agreements if we materially breach them. Among other things, a failure to meet the build-out requirements for any one of the individual markets in our territory or a failure to meet Sprint PCS's technical or customer service requirements would constitute a material breach of our management agreement with Sprint PCS that could lead to its termination. If Sprint PCS terminates any of our affiliation agreements, we would no longer be a part of the Sprint PCS network and would have extreme difficulty in conducting our business.

     PROVISIONS OF OUR AFFILIATION AGREEMENTS WITH SPRINT PCS MAY DIMINISH OUR VALUE AND RESTRICT THE SALE OF OUR BUSINESS



     Under specific circumstances and without further stockholder approval, Sprint PCS may purchase our operating assets or capital stock for 72% or 80%, depending on the circumstances, of the "entire business value" of Alamosa, which value includes the spectrum licenses, business operations and other assets more fully described in "Our Affiliation Agreements with Sprint PCS -- The Management Agreement -- Determination of Entire Business Value." Sprint PCS must approve any change of control of our ownership and consent to any assignment of our affiliation agreements with them. In addition, Sprint PCS has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of Alamosa or our operating assets to competitors of Sprint or Sprint PCS. These restrictions and other restrictions in our affiliation agreements with Sprint PCS may limit our ability to sell the business, may reduce the value a buyer would be willing to pay for our business and may reduce the "entire business value" of Alamosa.



     SPRINT PCS MAY MAKE DECISIONS THAT COULD INCREASE OUR EXPENSES, REDUCE OUR REVENUES OR MAKE OUR AFFILIATE RELATIONSHIP WITH THEM LESS COMPETITIVE



     Sprint PCS, under our affiliation agreements with them, has a substantial amount of control over the conduct of our business. Accordingly, Sprint PCS may make decisions that adversely affect our business, such as the following:



     - Sprint PCS prices its national plans based on its own objectives and could set price levels that may not be economically sufficient for our business.



     - Sprint PCS could change the per minute rate for Sprint PCS roaming fees and increase the costs for Sprint PCS to perform back office services.



     - Sprint PCS could withhold its consent, which is required for us to sell non-Sprint PCS approved equipment.



     - Sprint PCS may alter its network and technical requirements or request that we build-out additional areas within our territory, which could result in increased equipment and build-out costs or in Sprint PCS building-out that area itself or assigning it to another affiliate.



     - Sprint PCS could breach its payment or other obligations under our affiliation agreements, which could result in a substantial reduction in our revenues, difficulty in obtaining important financial or subscriber information or a severe restriction on our ability to conduct business.



     A CHANGE OF CONTROL OF SPRINT OR SPRINT PCS MAY RESULT IN A NAME CHANGE OR COULD INCREASE THE LIKELIHOOD THAT OUR AFFILIATION AGREEMENTS WILL NOT BE RENEWED



     Sprint or Sprint PCS may experience a change of control, sale or merger that could adversely affect our relationships with them or result in a name change. MCI WorldCom Inc. and Sprint have announced a proposed merger in which owners of each class of Sprint's common stock would exchange their Sprint stock for MCI common stock. If the merger is completed, we expect that our affiliation agreements with the merged company would be on the same terms as our current affiliation agreements with Sprint PCS. However, the consummation of the merger may increase the likelihood that our affiliation agreements will not be renewed if, among other things, the combined company has a different strategy related to affiliate relationships. Additionally, we may lose the use of the recognizable Sprint and Sprint PCS brand names if the merger results in a name change.

     PROBLEMS EXPERIENCED BY SPRINT PCS WITH ITS INTERNAL SUPPORT SYSTEMS COULD LEAD TO CUSTOMER DISSATISFACTION OR INCREASE OUR COSTS



     We rely on Sprint PCS's internal support systems, including customer care, billing and back-office support. As Sprint PCS has expanded, its internal support systems have been subject to increased demand and, in some cases, suffered a degradation in service. We cannot assure you that Sprint PCS will be able to successfully add system capacity or that its internal support systems will be adequate. It is likely that problems with Sprint PCS's internal support systems could cause:



     - delays or problems in our own operations or service;



     - delays or difficulty in gaining access to customer and financial information, which we are currently experiencing with respect to our direct electronic access to significant aspects of Sprint PCS's internal support systems and financial data;



     - a loss of Sprint PCS customers; and



     - an increase in the costs of customer care, billing and back office services.



     OUR COSTS FOR INTERNAL SUPPORT SYSTEMS MAY INCREASE IF SPRINT PCS TERMINATES OUR SERVICES AGREEMENT



     We estimate that our costs for the services provided to us by Sprint PCS under our services agreement in the year 2000 will be approximately $12 million. We expect this number to significantly increase as the number of Sprint PCS subscribers based in our territory increases. Our services agreement with Sprint PCS provides that, upon nine months' prior written notice, Sprint PCS may terminate any service provided under that agreement. We do not have a contingency plan if Sprint PCS terminates any such service. If Sprint PCS terminates a service for which we have not developed a cost-effective alternative or increases the amount it charges us for these services, our operating costs may increase beyond our expectations and our operations may be interrupted or restricted.



     WE MAY HAVE DIFFICULTY IN OBTAINING HANDSETS AND EQUIPMENT, WHICH ARE IN SHORT SUPPLY



     We depend on our relationship with Sprint PCS to obtain handsets and equipment. The demand for the equipment we require to construct our portion of the Sprint PCS network is considerable, and manufacturers of this equipment have substantial order backlogs. In addition, the demand for specific types of handsets is strong and the manufacturers of those handsets may have to distribute their limited supply of products among the manufacturers' numerous customers. If Sprint PCS modifies its handset logistics and delivery plan or if we are not able to continue to rely on Sprint PCS's relationships with suppliers and vendors, some of which provide us with vendor discounts on equipment, we could have difficulty obtaining specific types of handsets and equipment in a timely manner and our equipment costs would increase. As a result, we could suffer delays in the build-out of our portion of the Sprint PCS network, disruptions in service and a reduction in subscribers.



     IF WE FAIL TO PAY OUR DEBT, OUR LENDERS MAY SELL OUR LOANS TO SPRINT PCS AND GIVE SPRINT PCS RIGHTS OF A CREDITOR TO FORECLOSE ON OUR ASSETS



     Sprint PCS has contractual rights to purchase Nortel's rights as a senior lender under the Nortel financing documents. These rights are triggered by an acceleration of the maturity of the Nortel financing. To the extent Sprint PCS purchases these obligations, Sprint PCS's interests as a creditor could conflict with ours. Sprint PCS's rights as a lender that is senior to the holders of the notes would enable it to exercise rights with respect to our assets, including the right to foreclose on those assets, in a manner not otherwise permitted under our affiliation agreements with Sprint PCS and in conflict with the interests of the holders of the notes.

     IF SPRINT PCS DOES NOT MAINTAIN CONTROL OVER ITS LICENSED SPECTRUM, OUR AFFILIATION AGREEMENTS WITH SPRINT PCS MAY BE TERMINATED



     Sprint PCS, not Alamosa, owns the licenses necessary to provide wireless services in our territory. The Federal Communications Commission requires that licensees like Sprint PCS maintain control of their licensed systems and not delegate control to third party operators or managers like Alamosa. Although our affiliation agreements with Sprint PCS reflect an arrangement that the parties believe meets the Federal Communications Commission requirements for licensee control of licensed spectrum, we cannot assure you that the Federal Communications Commission will agree with us. If the Federal Communications Commission were to determine that our affiliation agreements with Sprint PCS need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the agreements, they may be terminated. If the agreements are terminated, we would no longer be a part of the Sprint PCS network, and we would have extreme difficulty conducting our business.



     THE FEDERAL COMMUNICATIONS COMMISSION MAY NOT RENEW THE SPRINT PCS LICENSES, WHICH WOULD PREVENT US FROM PROVIDING WIRELESS SERVICES



     We do not own any licenses to operate a wireless network. We are dependent on Sprint PCS's licenses, which are subject to renewal and revocation. Sprint PCS's licenses in our territory will expire in 2005 or 2007 but may be renewed for additional ten-year terms. The Federal Communications Commission has adopted specific standards that apply to wireless personal communications services license renewals. Any failure by Sprint PCS or us to comply with these standards could cause revocation or forfeiture of the Sprint PCS licenses for our territory. Additionally, if Sprint PCS does not demonstrate to the Federal Communications Commission that Sprint PCS has met the five-year and ten-year construction requirements for each of its wireless personal communications services licenses, it can lose those licenses. If Sprint PCS loses its licenses in our territory for any of these reasons, we would not be able to provide wireless services without obtaining rights to other licenses.



RISKS PARTICULAR TO ALAMOSA'S OPERATIONS



     BECAUSE OF THE NATURE OF OUR RELATIONSHIP WITH CHR SOLUTIONS, INC., ANY CONFLICTS THAT ARISE BETWEEN US AND CHR SOLUTIONS COULD NEGATIVELY AFFECT OUR ABILITY TO EFFECTIVELY CONDUCT OUR BUSINESS



     We rely heavily on CHR Solutions, Inc. for engineering, marketing, operating and other consulting services. We have paid or will pay CHR Solutions substantial amounts for these services, including approximately:



     - $3.8 million paid during 1999;



     - $3.5 million that we estimate will be paid during 2000;



     - an aggregate of $7.4 million in current and prior contractual commitments beginning in 1998; and



     - an anticipated additional $5 million in contractual commitments that we are currently negotiating with CHR Solutions.



     If CHR Solutions interests become adverse to ours, we may be forced to acquire consulting services from an alternate source, which could be very difficult or costly or result in delays in our network build-out. Additionally, Mr. David Sharbutt, our chairman and chief executive officer, is also a senior consultant, director and shareholder of CHR Solutions. Consequently, if CHR Solution's interests become adverse to ours, Mr. Sharbutt may face a conflict of interest. In addition, although the employment agreement related to Mr. Sharbutt's position as a senior consultant of CHR Solutions does not specify the time requirements of his employment, his responsibilities as an employee of CHR Solutions may require significant professional time and effort and may reduce the time and effort he devotes to Alamosa. However, his employment agreement with us requires Mr. Sharbutt to devote his full time and effort to the business and affairs of Alamosa. See "Certain Relationships and Related Transactions" for details related to this and other related party transactions.

     OUR STOCKHOLDERS, MEMBERS OF MANAGEMENT AND DIRECTORS MAY BE SUBJECT TO CONFLICTS OF INTEREST



     Some of our stockholders and members of management have significant investments in communications services companies that compete with Alamosa. In addition, several of our directors serve as directors of other communications services companies. As a result, these persons may be subject to conflicts of interest because of their investment or status as director that will have to be resolved by those persons and Alamosa. This conflict could require that such persons not participate in the decision-making related to, or implementation of, transactions or issues in which such conflicts arise. For a discussion of the magnitude of these risks, please see "Management -- Directors and Executive Officers" and "Certain Relationships and Related Transactions."



     WE HAVE A VERY LIMITED OPERATING HISTORY AND MAY NOT ACHIEVE OR SUSTAIN OPERATING PROFITABILITY OR POSITIVE CASH FLOWS, WHICH MAY LIKELY RESULT IN OUR INABILITY TO MAKE PAYMENTS ON THE NOTES



     Our operating history is very limited. We initiated commercial operations in our first market in June 1999. We expect to incur significant operating losses and to generate significant negative cash flow from operating activities at least through the year ending December 31, 2001. We have already incurred $18.2 million in operating losses through September 30, 1999. Our operating profitability will depend upon many factors, including, among others, our ability to market Sprint PCS services, achieve our projected market penetration and manage customer turnover rates. If we do not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, we may be unable to make interest or principal payments on the notes and you could lose all or part of your investment.



     FAILURE TO OBTAIN ADDITIONAL CAPITAL, IF NEEDED TO COMPLETE THE BUILD-OUT OF OUR PORTION OF THE SPRINT PCS NETWORK, COULD CAUSE DELAY OR ABANDONMENT OF OUR DEVELOPMENT PLANS



     The build-out of our portion of the Sprint PCS network will require substantial capital. As of January 1, 2000, we estimated that requirements to complete the current build-out plan and fund working capital losses through the year 2001 were approximately $283 million. We plan to finance these requirements using the funds received from the initial public offering of our common stock and the remaining $178.1 million available under the Nortel financing as of December 31, 1999. Funds in addition to the proceeds from our initial public offering of common stock and the commitments under the Nortel financing could be required for a variety of reasons, including unforeseen delays, unanticipated expenses, increased capital requirements, higher than expected operating losses, engineering design changes and other technology risks or other corporate purposes. In addition, if we complete our build-out more rapidly than currently anticipated, or if we contract to develop additional markets, we will need to raise additional equity or debt capital. These additional funds may not be available. Even if those funds are available, we may not be able to obtain them on a timely basis, on terms acceptable to us or within limitations permitted under our existing debt covenants or the covenants with respect to the senior discount notes. Failure to obtain additional funds, should the need for them develop, could result in the delay or abandonment of our development and expansion plans.



     IF WE DO NOT MEET ALL OF THE CONDITIONS REQUIRED UNDER OUR NORTEL FINANCING AGREEMENTS, WE MAY NOT BE ABLE TO DRAW DOWN ALL OF THE FUNDS WE ANTICIPATE RECEIVING FROM NORTEL AND MAY NOT BE ABLE TO COMPLETE THE BUILD-OUT OF OUR PORTION OF THE SPRINT PCS NETWORK



     We have received $71.9 million as of December 31, 1999 under our financing agreements with Nortel. The remaining $178.1 million, which we expect to receive in the future, is subject at each funding date to several conditions, including:



     - acquiring minimum numbers of Sprint PCS subscribers;



     - providing coverage to a minimum number of residents; and



     - adhering to financial covenants.

     If we do not meet these conditions at each funding date, Nortel may choose not to lend any or all of the remaining amounts. If other sources of funds are not available, we may be unable to complete the build-out of our portion of the Sprint PCS network. If we do not have sufficient funds to complete our network build-out, we may be in breach of our management agreement with Sprint PCS and be in default under our financing from Nortel.



     IF WE DO NOT HAVE ACCESS TO THE CAPITAL MARKETS ON TERMS REASONABLY SATISFACTORY TO US, WE MAY BE UNABLE TO REPAY THE NORTEL FACILITY AT MATURITY



     Failure to repay the Nortel facility at maturity will result in a default under that agreement. It is unlikely that we can repay the Nortel facility without refinancing the facility, and we may have inadequate access to the capital markets to permit such refinancing. A default under the Nortel facility could:



     - prevent us from operating or completing the build-out of our portion of the Sprint PCS network;



     - constitute a default under the senior discount notes or a default under our affiliation agreements with Sprint PCS; and



     - make it extremely difficult for us to obtain any future financing.



     BECAUSE WE DEPEND HEAVILY ON OUTSOURCING, THE INABILITY OF THIRD PARTIES TO FULFILL THEIR CONTRACTUAL OBLIGATIONS TO US MAY DISRUPT OUR SERVICES OR THE BUILD-OUT OF OUR PORTION OF THE SPRINT PCS NETWORK



     Because we decided to outsource portions of our business, we depend heavily on third-party vendors, suppliers, consultants, contractors and local exchange carriers. We have retained those persons to:



     - design and engineer our systems;



     - construct base stations, switch facilities and towers;



     - lease base stations;



     - install T-1 lines; and



     - deploy our wireless personal communications services network systems.



     Specifically, our financing arrangements with Nortel make us especially dependent on them for network equipment, since we must use a specified amount of any funds borrowed from Nortel to purchase their equipment. In addition, we lease almost all of the tower sites for our wireless systems through a master lease agreement with Specialty Capital Services, Inc., now a subsidiary of American Tower Corporation. Specialty in turn has separate leasing arrangements with each of the owners of the sites. If Specialty or American Tower Corporation were to become insolvent or Specialty were to breach those arrangements, we may lose access to those base stations and experience extended service interruption in the areas serviced by those sites. The failure by any of our vendors, suppliers, consultants, contractors or local exchange carriers to fulfill their contractual obligations to us could materially delay construction and adversely affect the operations of our portion of the Sprint PCS network.



     OUR ROAMING ARRANGEMENTS MAY NOT BE COMPETITIVE WITH OTHER WIRELESS SERVICE PROVIDERS, WHICH MAY RESTRICT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS



     We rely on roaming arrangements with other wireless service providers for coverage in some areas. Some risks related to these arrangements are as follows:



     - the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by Sprint PCS;



     - the price of a roaming call may not be competitive with prices of other wireless companies for roaming calls;

     - customers may have to use a more expensive dual-band/dual mode handset with diminished standby and talk time capacities;



     - customers must end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network; and



     - Sprint PCS customers may not be able to use Sprint PCS advanced features, such as voicemail notification, while roaming.



If Sprint PCS customers are not able to roam instantaneously or efficiently onto other wireless networks, we may lose current Sprint PCS subscribers and our Sprint PCS services will be less attractive to new customers.



     IF WE RECEIVE LESS REVENUES OR INCUR MORE FEES THAN WE ANTICIPATE FOR SPRINT PCS ROAMING, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS PROFITABLY



     We are paid a fee from Sprint PCS or a Sprint PCS affiliate for every minute that a Sprint PCS subscriber based outside of our territory uses the Sprint PCS network in our territory. Similarly, we pay a fee to Sprint PCS for every minute that a Sprint PCS subscriber based in our territory uses the Sprint PCS network outside our territory. Sprint PCS customers from our territory may spend more time in other Sprint PCS coverage areas than we anticipate, and Sprint PCS customers from outside our territory may spend less time in our territory or may use our services less than we anticipate. As a result, we may receive less Sprint PCS roaming revenue than we anticipate or we may have to pay more Sprint PCS roaming fees than we collect. In addition, Sprint PCS could change the current fee for each Sprint PCS roaming minute used. If we were to receive less Sprint PCS roaming net revenue, we may not be able to operate our business profitably. For more information on roaming, see "Business -- Roaming."



     WE ARE LIKELY TO RECEIVE VERY LITTLE NON-SPRINT PCS ROAMING REVENUE SINCE THE SPRINT PCS NETWORK IS NOT COMPATIBLE WITH MANY OTHER NETWORKS



     A portion of our revenue may be derived from payments by other wireless service providers for use by their subscribers of the Sprint PCS network in our territory. However, the technology used in the Sprint PCS network is not compatible with the technology used by many other systems, which diminishes the ability of other wireless service providers' subscribers to use our services. Sprint PCS has entered into few agreements that enable customers of other wireless service providers to roam onto the Sprint PCS network. As a result, the actual non-Sprint PCS roaming revenue that we receive in the future is likely to be low relative to other wireless service providers. For more information on roaming, see "Business -- Roaming." For further information on the Sprint PCS network technology, see "Business -- Technology."



     OUR RAPID GROWTH MAY IMPAIR OUR ABILITY TO EXPAND OUR COVERAGE AND MANAGE OUR SYSTEMS



     Since our inception in July 1998, we have experienced rapid growth and development in a relatively short period of time. As we open more markets, we expect to continue to experience growth. The management of that growth will require, among other things:



     - continued development of our operational and administrative systems;



     - stringent control of costs of network build-out;



     - integration of our network infrastructure with the rest of the Sprint PCS network;



     - increased marketing activities;



     - the ability to attract and retain qualified management, technical and sales personnel; and



     - the training of new personnel.

     Failure to successfully manage our expected rapid growth and development could impair our ability to complete the build-out of our portion of the Sprint PCS network, manage the expanding systems in our territory and achieve profitability.



     OUR PROJECTED BUILD-OUT PLAN DOES NOT COVER ALL OF OUR TERRITORY, WHICH COULD MAKE IT DIFFICULT TO MAINTAIN A PROFITABLE CUSTOMER BASE



     Our projected build-out plan for our territory does not cover all areas of our territory. Upon completion of our current build-out plan, we expect to cover 65% of the resident population in our territory. As a result, our plan may not adequately serve the needs of the potential customers in our territory or attract enough subscribers to operate our business successfully. To correct this potential problem, we may have to cover a greater percentage of our territory than we anticipate, which we may not have the financial resources to complete or may be unable to do profitably.



     PARTS OF OUR TERRITORY HAVE LIMITED LICENSED SPECTRUM, AND THIS MAY AFFECT THE QUALITY OF OUR SERVICE OR RESTRICT OUR ABILITY TO PURCHASE SPECTRUM LICENSES FROM SPRINT PCS IN THOSE AREAS



     While Sprint PCS has licenses to use 30 MHz of spectrum throughout most of our territory, it has licenses covering only 10 MHz in New Mexico and Durango and 20 MHz in El Paso. In the future, as the number of subscribers in those areas increases, this limited licensed spectrum may not be able to accommodate increases in call volume and may lead to more dropped calls than in other parts of our territory. In addition, Sprint PCS has no obligation to sell us spectrum licenses in areas where Sprint PCS owns less than 20 MHz of spectrum. Accordingly, if Sprint PCS were to terminate our affiliation agreements with them, it is likely that we would be unable to operate our business in New Mexico and Durango.



     THE TECHNOLOGY WE USE MAY BECOME OBSOLETE OR LIMIT OUR ABILITY TO COMPETE EFFECTIVELY WITHIN THE WIRELESS INDUSTRY



     The wireless telecommunications industry is experiencing significant technological change. We employ code division multiple access digital technology, the digital wireless communications technology selected by Sprint PCS for its network. Code division multiple access technology may not provide the advantages expected by us or Sprint PCS. If another technology becomes the preferred industry standard, we would be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology. We may be unable to respond to these pressures and implement new technology on a timely basis or at an acceptable cost. For more information on technology, including code division multiple access technology, see
"Business -- Technology."



     OUR EXISTING STOCKHOLDERS, DIRECTORS AND OFFICERS MAY BE ABLE TO CONTROL THE OUTCOME OF SIGNIFICANT MATTERS PRESENTED TO STOCKHOLDERS FOLLOWING THE COMPLETION OF OUR INITIAL PUBLIC OFFERING OF COMMON STOCK



     Upon completion of our initial public offering of common stock, our existing stockholders, directors and officers, if they act as a group, will be able to control the outcome of matters submitted for stockholder action including the election of members to our board of directors and the approval of significant change in control transactions. This may have the effect of delaying or preventing a change in control. For more information on this subject, please refer to "Management" and "Principal Stockholders."

     ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND BYLAWS COULD DELAY A TAKEOVER OR CHANGE IN CONTROL OF ALAMOSA



     Our certificate of incorporation provides that our board of directors may issue preferred stock without stockholder approval. In addition, our bylaws provide for a classified board, with each board member serving a three-year term. These provisions, among others, may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Alamosa, even though a change in ownership might be economically beneficial to us.



     UNAUTHORIZED USE OF, OR INTERFERENCE WITH, THE SPRINT PCS NETWORK COULD DISRUPT OUR SERVICE AND INCREASE OUR COSTS



     We may incur costs associated with the unauthorized use of the Sprint PCS network including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraudulent use of the Sprint PCS network may impact interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming. In addition, our border markets are susceptible to uncertainties related to areas not governed by the Federal Communications Commission. For example, unauthorized microwave radio signals near the border in Mexico could disrupt our service in the United States.



     RISKS RELATING TO THE YEAR 2000 ISSUE MAY CAUSE INTERRUPTIONS IN SERVICE



     Our systems, the systems of Sprint or Sprint PCS and the systems of other third parties upon whom we depend may experience system interruptions resulting from the year 2000 date change. If difficulties do arise, our business may not be operational for a period of time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Year 2000 Issue on the Operations and Financial Condition of Alamosa."



INDUSTRY RISKS



     WE MAY EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER WHICH WOULD INCREASE OUR COSTS OF OPERATIONS AND REDUCE OUR REVENUE



     The wireless personal communications services industry in general and Sprint PCS in particular have experienced a higher rate of customer turnover as compared to cellular industry averages. In particular, our customer turnover may be high because:



     - Sprint PCS does not require its customers to sign long term contracts;
       and



     - Sprint PCS' handset return policy allows customers to return used handsets within 30 days of purchase and receive a full refund.



     A high rate of customer turnover could adversely affect our competitive position, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize some of the costs of initial purchases of handsets by customers.



     REGULATION BY GOVERNMENT AGENCIES AND TAXING AUTHORITIES MAY INCREASE OUR COSTS OF PROVIDING SERVICE OR REQUIRE US TO CHANGE OUR SERVICES



     Our operations and those of Sprint PCS may be subject to varying degrees of regulation by the Federal Communications Commission, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could negatively impact Sprint PCS's operations and our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint PCS.

     CONCERNS OVER HEALTH RISKS POSED BY THE USE OF WIRELESS HANDSETS MAY REDUCE THE CONSUMER DEMAND FOR OUR SERVICES



     Media reports have suggested that radio frequency emissions from wireless handsets may:



     - be linked to various health problems resulting from continued or excessive use, including cancer;



     - interfere with various electronic medical devices, including hearing aids and pacemakers; and



     - cause explosions if used while fueling an automobile.



     Widespread concerns over radio frequency emissions may expose us to potential litigation or discourage the use of wireless handsets. Any resulting decrease in demand for our services could impair our ability to profitably operate our business.



     WORSE THAN EXPECTED FOURTH QUARTER RESULTS MAY SIGNIFICANTLY REDUCE OUR OVERALL RESULTS OF OPERATIONS



     The wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three fiscal quarters.



     Our overall results of operations could be significantly reduced if Alamosa has a worse than expected fourth quarter for any reason, including the following:



     - Alamosa's inability to match or beat pricing plans offered by competitors;



     - the failure to adequately promote Sprint PCS's products, services and pricing plans;



     - the inability of Alamosa to obtain an adequate supply or selection of handsets;



     - a downturn in the economy of some or all markets in our territory; or



     - a poor holiday shopping season.



     SIGNIFICANT COMPETITION IN THE WIRELESS COMMUNICATIONS SERVICES INDUSTRY MAY RESULT IN OUR COMPETITORS OFFERING NEW SERVICES OR LOWER PRICES THAT WOULD PREVENT US FROM OPERATING PROFITABLY



     Competition in the wireless communications services industry is intense. We anticipate that competition will cause the market prices for two-way wireless products and services to decline in the future. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry.



     Our dependence on Sprint PCS to develop competitive products and services and the requirement that we obtain Sprint PCS's consent to sell non-Sprint PCS approved equipment may limit our ability to keep pace with our competitors on the introduction of new products, services and equipment. Some of our competitors are larger than us, with greater resources and more extensive coverage areas, and may market other services, such as landline telephone service, cable television and Internet access, with their wireless communications services. In addition, we may be at a competitive disadvantage since we may be more highly leveraged than some of our competitors.



     Furthermore, there has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. We expect this consolidation to lead to larger competitors over time. We may be unable to compete successfully with larger competitors who have substantially greater resources or who offer more services than we do. For more information on the competition we face in the wireless communications industry, see "Business -- Competition."

     A LACK OF SUITABLE TOWER SITES MAY DELAY THE BUILD-OUT OF OUR PORTION OF THE SPRINT PCS NETWORK AND RESTRICT OUR OPERATING CAPACITY



     A lack of tower site availability due to difficulty in obtaining local regulatory approvals or other reasons may delay the build-out of our portion of the Sprint PCS network, delay the opening of markets, limit network capacity or reduce the number of new Sprint PCS subscribers. The local governmental authorities in various locations in our territory have at times placed moratoriums on the construction of additional towers and base stations. These moratoriums may materially and adversely affect the timing of the planned build-out and quality of the network operations in those markets. We have experienced difficulty, and may continue to have difficulty, in obtaining tower sites in some areas of our territory on a timely basis.



RISKS RELATING TO THE NOTES OFFERING



     BECAUSE OTHER INVESTORS IN OUR SUBSIDIARIES WILL HAVE A RIGHT TO SHARE IN ANY DISTRIBUTIONS MADE BY OUR SUBSIDIARIES, THERE WILL BE LESS FUNDS AVAILABLE WITH WHICH TO PAY ANY AMOUNTS DUE ON THE NOTES



     In addition to us, certain minority investors also hold an interest in our subsidiaries. To the extent that any interest in such subsidiaries is owned by persons other than us, such persons are generally entitled to receive a pro rata share of any distributions made by such subsidiaries to us. In particular, the Wisconsin local telephone companies that own a minority interest in Alamosa Wisconsin Limited Partnership would be entitled to receive a pro rata share of any distribution made by Alamosa Wisconsin Limited Partnership. Distributions to such minority investors will reduce the funds available with which to pay any amounts due on the notes.



     BECAUSE FEDERAL AND STATE STATUTES MAY ALLOW COURTS TO VOID THE GUARANTEES OF THE NOTES BY OUR SUBSIDIARIES, YOU MAY NOT HAVE THE RIGHT TO RECEIVE ANY MONEY PURSUANT TO THE GUARANTEES



     Although the guarantees of the notes by our subsidiaries provide you with a claim against the assets of the applicable subsidiary guarantor, creditors of a bankrupt subsidiary guarantor may challenge the guarantee. If a challenge were upheld, then the applicable guarantee would be invalid and unenforceable, junior to all creditors, including trade creditors, of that subsidiary guarantor.



     The creditors of a bankrupt subsidiary guarantor could challenge a guarantee on the grounds that the guarantee constituted a fraudulent conveyance under bankruptcy laws. If a court were to rule that the guarantee did constitute a fraudulent conveyance, then the court could void the obligations under the guarantee or subordinate the guarantee to other debt of the guarantor or take other action detrimental to holders of the notes. In addition, any of the guarantees could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of our subsidiary that provided the guarantee, the obligations of the applicable guarantor were incurred for less than fair consideration.



     WE MAY BE UNABLE TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL



     Upon a change of control event, we would be required to offer to purchase the notes in cash at a price equal to 101% of their accreted value or principal amount at maturity, plus accrued and unpaid interest, if any. The terms of the notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you unless the transaction is included in the definition of a change of control.

     A change of control under the terms of the notes is likely to constitute an event of default under the Nortel financing. If this occurs, then Nortel or other lenders pursuant to the Nortel financing may declare their debt immediately due and payable. Since the guarantees of our subsidiaries are subordinate in right of payment to the Nortel financing, our subsidiary guarantors would first be obligated to pay any Nortel debt declared immediately due and payable before repurchasing any notes. The same could be true of any future debt incurred by our subsidiaries pursuant to credit facilities with banks or other institutional lenders. We cannot assure you that we will have the financial resources necessary to repurchase the notes and satisfy other payment obligations that could be triggered upon a change of control. If we do not have sufficient financial resources to effect a change of control offer, we would be required to seek additional financing from outside sources to repurchase the notes. We cannot assure you that financing would be available to us on satisfactory terms.



     YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE RESALE OF THESE NOTES



     The notes are a new issue of securities for which there is currently no trading market. We have applied for listing of the notes on the New York Stock Exchange, however, we cannot guarantee that the notes will qualify for listing. We cannot assure you that a market for the notes will develop in the future or that the market will have sufficient liquidity to enable resale of the notes. In addition, we cannot guarantee the price at which holders might sell their notes.



     YOU MAY SUFFER ADVERSE CONSEQUENCES IN A BANKRUPTCY CASE BECAUSE THESE NOTES ARE BEING ISSUED AT A DISCOUNT FROM THEIR PRINCIPAL AMOUNT



     In the event Alamosa commences a bankruptcy case, your claim as a holder of these notes may be limited to an amount that equals the total of the initial offering price and the portion of the original issue discount which is not deemed to constitute "unmatured interest" under the Bankruptcy Code. Any portion of the original issue discount that we have not amortized as of the date of a bankruptcy filing is considered "unmatured interest." In addition, to the extent that the Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of the original issue discount, you may realize taxable gain or loss on payment of a claim in bankruptcy.

              THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS

     This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements include:

     - forecasts of growth in the number of consumers using wireless personal communications services and in estimated populations;

     - statements regarding our plans for, schedule for and costs of the build-out of our portion of the Sprint PCS network;

     - statements regarding our anticipated revenues, expense levels, liquidity and capital resources, operating losses and projections of when we will launch commercial wireless personal communications service in particular markets;

     - statements regarding expectations or projections about markets in our territory;


     - statements regarding the year 2000 date change; and


     - other statements, including statements containing words such as "may," "might," "could," "would," "anticipate," "believe," "plan," "estimate," "project," "expect," "seek," "intend" and other similar words that signify forward-looking statements.


     These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:


     - our dependence on our affiliation with Sprint PCS;

     - the need to successfully complete the build-out of our portion of the Sprint PCS network on our anticipated schedule;

     - our limited operating history and anticipation of future losses;

     - our dependence on Sprint PCS's back office services;

     - potential fluctuations in our operating results;

     - our potential need for additional capital or the need for refinancing existing indebtedness;

     - our potential inability to expand our services and related products in the event of substantial increases in demand for these services and related products;

     - changes or advances in technology;

     - our competition; and

     - our ability to attract and retain skilled personnel.

     For a discussion of some of these factors, see "Risk Factors" beginning on page 8.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

                                                                                      FOR THE NINE-MONTH
                                             FOR THE PERIOD FROM JULY 16, 1998              PERIOD
                                           (INCEPTION) THROUGH DECEMBER 31, 1998   ENDED SEPTEMBER 30, 1999
                                           -------------------------------------   ------------------------
Ratio of earnings to fixed charges.......           --                                   --

     For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings or loss before income taxes and extraordinary items and fixed charges. Fixed charges are the sum of (1) interest costs, (2) amortization of deferred financing costs and (3) one-third of operating lease rental expense (deemed to be interest). Earnings were inadequate to cover fixed charges by $923,822 and $18,341,790 for the period from July 16, 1998 (Inception) through December 31, 1998 and the nine-month period ended September 30, 1999.

                                USE OF PROCEEDS


     We estimate that the net proceeds we will receive from the sale of the senior discount notes will be approximately $151 million. We believe that the proceeds from this offering will not be needed to fund our current business plan. We will use a portion of the proceeds of this offering of the notes to prepay $75.0 million of indebtedness outstanding under the Nortel credit facility. We may decide to use the remaining proceeds of the offering to:



      - accelerate coverage within our existing territory;



      - build-out additional areas within our existing territory;



      - expand our existing territory;



      - pursue additional telecommunications business opportunities or acquire other telecommunications businesses or assets; or


      - cover general corporate purposes.

     However, if we do not use the remaining proceeds of this offering for these purposes, we may decide to:

      - prepay additional debt outstanding under the Nortel credit facility, or

      - avoid drawing additional amounts under the Nortel credit facility.


     We entered into the $123.0 million Nortel credit facility effective June 10, 1999. We have since entered into a commitment letter with Nortel to increase the credit facility to $250.0 million effective as of the closing of our initial public offering of common stock. As of December 31, 1999, we had borrowed $71.9 million under the facility. This facility is used to purchase equipment from Nortel, to fund the build-out of our portion of the Sprint PCS network and to fund costs associated with the financing.



     The interest rate under the amended Nortel financing equals, at our option, either the London Interbank Offered Rate (LIBOR) + 3.75%, or the prime or base rate of Citibank, N.A. plus 2.75%. The interest rate under this facility was LIBOR + 3.5%, or 9.5%, at December 31, 1999. The facility matures 90 months after the closing date of the credit facility unless all of the commitments are terminated on the first anniversary of the closing date because we have borrowed less than $100.0 million, in which case the facility matures on the sixth anniversary of the closing date.


     We will retain broad discretion in the allocation of the net proceeds of this offering. This discussion represents our best estimate of the allocation of the net proceeds of this offering based upon our current plans. Actual expenditures may vary substantially from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the above-described categories or to use portions for other purposes. We do not have plans to make any material acquisitions at this time.


     Pending these uses, we expect to invest the net proceeds from this offering in short-term investment grade securities, which will earn interest.

                                 CAPITALIZATION

     The following table shows our cash and cash equivalents, short term debt and capitalization:

     - as of September 30, 1999; and


     - as adjusted to reflect (1) the sale in our initial public offering of 10,714,000 shares of common stock at an initial offering price of $14.00 per share, the midpoint of the range on the cover of the common stock prospectus, less underwriting discounts and commissions and estimated offering expenses of $11.1 million, (2) the issuance of an aggregate
       principal amount at maturity of $     million in senior discount notes
       with estimated gross proceeds of $156.0 million, less underwriting discounts and commissions and estimated offering expenses of $5.0 million and (3) the prepayment of an aggregate of $75.0 million of indebtedness under the Nortel facility, consisting of the prepayment of $59.7 million outstanding on September 30, 1999 and cash equal to $15.3 million designated to prepay borrowings under the Nortel facility incurred after September 30, 1999.



                                                              AS OF SEPTEMBER 30, 1999
                                                              ------------------------
                                                                                AS
                                                              ACTUAL(1)      ADJUSTED
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
Cash and cash equivalents...................................   $  7,454      $237,587
                                                               ========      ========
Short-term debt
  Notes payable.............................................   $    144      $    144
Long-term debt:
  Nortel financing..........................................     59,678            --
  Senior discount notes.....................................         --       156,000
  Other notes payable.......................................        209           209
  Capital lease obligations(2)..............................        854           854
                                                               --------      --------
  Total long-term debt......................................     60,741       157,063
Stockholders' equity (deficit):
  Preferred stock, par value $.01 per share; 10,000,000
     shares authorized; no shares issued and outstanding....         --            --
  Common stock, par value $.01 per share, 290,000,000 shares authorized; 48,500,000 shares outstanding, actual;
     59,214,000 shares outstanding, as adjusted.............        485           592
  Additional paid-in capital................................     35,709       174,453
  Unearned compensation.....................................     (4,372)       (4,372)
  Accumulated deficit.......................................    (18,612)      (18,612)
                                                               --------      --------
     Total stockholders' equity (deficit)...................     13,210       152,061
                                                               --------      --------
          Total capitalization..............................   $ 74,095      $309,268
                                                               ========      ========


---------------

(1) Reflects the reorganization as if it had occurred upon the inception of Alamosa PCS, LLC.

(2) Includes current maturities.

                            SELECTED FINANCIAL DATA


     The selected financial data presented below under the captions "Statement of Operations Data," "Per Share Data," "Selected Other Data" and "Balance Sheet Data" for, and as of the end of, the period from inception to December 31, 1998, the nine month period ended September 30, 1999 and the period from inception to September 30, 1999 are derived from the audited financial statements of Alamosa PCS LLC, the predecessor to Alamosa PCS Holdings, Inc. These financial statements have been audited by PricewaterhouseCoopers LLP, independent certified public accountants.



     It is important that you also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements for the periods ended December 31, 1998 and September 30, 1999, the related notes and the independent auditors' report.


     The selected unaudited financial data presented below as of and for the period from inception to September 30, 1998 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of financial position and results of operations. Operating results for the nine-month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999.


                          FOR THE PERIOD JULY 16,   FOR THE PERIOD JULY 16,   FOR THE NINE-MONTH   FOR THE PERIOD JULY 16,
                             1998 (INCEPTION)          1998 (INCEPTION)          PERIOD ENDED         1998 (INCEPTION)
                           THROUGH DECEMBER 31,      THROUGH SEPTEMBER 30,      SEPTEMBER 30,       THROUGH SEPTEMBER 30,
                                   1998                      1998                    1999                   1999
                          -----------------------   -----------------------   ------------------   -----------------------
                                         (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA, SUBSCRIBER DATA
                                                      AND RATIO OF EARNINGS TO FIXED CHARGES)
STATEMENT OF OPERATIONS
DATA:
  Revenues..............          $   --                    $   --                 $  2,000               $  2,000
  Cost of sales.........              --                        --                    1,614                  1,614
  Total operating
     expenses...........             958                       401                   17,634                 18,592
  Operating loss........            (958)                     (401)                 (17,247)               (18,206)
  Net loss..............            (924)                     (400)                 (17,688)               (18,612)
PER SHARE DATA:
  Basic and diluted net
     loss per share of
     common
     stock(1)(2)........          $ (.02)                   $ (.01)                $   (.36)              $   (.38)
  Pro forma net loss per
     share of common
     stock(1)(2)........            (.02)                     (.01)                    (.36)                  (.38)
SELECTED OTHER DATA:
  EBITDA(3).............            (956)                     (401)                 (16,311)               (17,267)
  Adjusted EBITDA(3)....            (956)                     (401)                  (9,489)               (10,445)
  Ratio of earnings to
     fixed changes(4)...              --                        --                       --                     --
  Number of
     subscribers........              --                        --                    9,850                  9,850


                                                                                     AS OF
                                                                              SEPTEMBER 30, 1999
                                                                            -----------------------
                                                              AS OF                         AS
                                                        DECEMBER 31, 1998   ACTUAL      ADJUSTED(5)
                                                        -----------------   -------     -----------
                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........................       $13,529        $ 7,454      $237,587
  Construction in progress............................         1,979         28,940        28,940
  Property and equipment, net.........................           114         36,930        36,930
  Total assets........................................        15,674         88,412       323,585
  Short-term debt(6)..................................            44            165           165
  Long-term debt......................................           708(7)      60,720(8)    157,042
  Total liabilities...................................         1,598         75,202       171,524
  Equity..............................................        14,076         13,210       152,061

---------------


(1) For the period ended September 30, 1999, diluted weighted average shares outstanding exclude the common shares issuable on the exercise of stock options because inclusion would have been antidilutive. Pro forma net loss per share of common stock has been presented for the latest fiscal year and interim period. The presentation of the pro forma net loss per share of common stock gives effect to adjustments for federal and state income taxes as if Alamosa had been taxed as a C Corporation for the periods presented.


(2) Reflects the reorganization as if it had occurred upon inception of Alamosa PCS, LLC.


(3) Included in other financial data are EBITDA and Adjusted EBITDA amounts. EBITDA represents earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization and equity participation compensation expense. EBITDA and Adjusted EBITDA are used by management and certain investors as indicators of a company's historical ability to service debt. Management believes that increases in EBITDA and Adjusted EBITDA are indicators of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period, nor have they been presented as alternatives to either operating income, as determined by generally accepted accounting principles, as indicators of operating performance or cash flows from operating, investing and financing activities, as determined by generally accepted accounting principles, and are thus susceptible to varying calculations. EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.


(4) For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings or loss before income taxes and extraordinary items and fixed charges. Fixed charges are the sum of (1) interest costs, (2) amortization of deferred financing costs, and (3) one-third of operating lease rental expense (deemed to be interest). Earnings were inadequate to cover fixed charges by 923,822 and 18,341,790 for the period from July 16, 1998 (Inception) to December 31, 1998 and the nine-month period ended September 30, 1999.


(5) As adjusted Balance Sheet Data reflects (a) the sale in our initial public offering of 10,714,000 shares of common stock at an initial offering price of $14.00 per share, the midpoint of the range on the cover of the common stock prospectus, less underwriting discounts and commissions and estimated offering expenses of $11.1 million, (b) the issuance of an aggregate
    principal amount at maturity of $     million in senior discount notes with
    estimated gross proceeds of $156.0 million, less underwriting discounts and commissions and estimated offering expenses of $5.0 million and (c) the prepayment of an aggregate of $75.0 million of indebtedness under the Nortel facility, consisting of the prepayment of $59.7 million outstanding on September 30, 1999 and cash equal to $15.3 million designated to prepay borrowings under the Nortel facility incurred after September 30, 1999.



(6) Reflects notes payable of $20,145 and capital lease obligations of $23,637 as of December 31, 1998 and notes payable of $143,690 and capital lease obligations of $21,281 as of September 30, 1999.



(7) Reflects capital lease obligations of $708,074.



(8) Reflects indebtedness incurred under the Nortel facility of $59,678,288 capital lease obligations of $832,684 and other long term notes payable of $209,298.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis when you read the consolidated financial statements and the related notes included in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and "This Prospectus Contains Forward-Looking Statements."

OVERVIEW


     Since our inception, we have incurred substantial costs to negotiate our contracts with Sprint PCS and our debt financing from Nortel, to engineer our wireless system, to develop our business infrastructure and distribution channels and to begin the build-out of our portion of the Sprint PCS network. Prior to the opening of Laredo on June 22, 1999, we did not have any markets in operation. As of September 30, 1999, we had not generated significant revenues from customers, and our accumulated deficit was $18.6 million. Through September 30, 1999 we incurred $66.8 million, and through December 31, 1999 we incurred $75.1 million, of capital expenditures and construction in progress related to the build-out of our portion of the Sprint PCS network. While we anticipate operating losses to continue, we expect revenue to increase substantially as the base of Sprint PCS subscribers located in our territory increases.


     On July 17, 1998, we entered into our affiliation agreements with Sprint PCS. We have recently amended our affiliation agreements with Sprint PCS to expand our territory so that it will include approximately 8.4 million residents.


     As a Sprint PCS affiliate, we have the exclusive right to provide digital wireless personal communication services under the Sprint and Sprint PCS brand names in our territory. We are responsible for building, owning and managing the portion of the Sprint PCS network located in our territory. We market wireless products and services in our territory under the Sprint and Sprint PCS brand names. We offer national plans designed by Sprint PCS and intend to offer specialized local plans tailored to our market demographics. Our portion of the Sprint PCS network is designed to offer a seamless connection with Sprint PCS's 100% digital wireless network. We market wireless products and services through a number of distribution outlets located in our territory, including our own Sprint PCS stores, major national distributors and third party local representatives.



     We launched Sprint PCS service in our first market, Laredo, in June 1999, and have since commenced service in ten additional markets: Albuquerque, Santa Fe, El Paso, Las Cruces, Lubbock, Amarillo, Midland, Odessa, Abilene and San Angelo. Our systems cover approximately 2.7 million residents out of approximately 3.9 million total residents in those markets. The number of residents covered by our systems does not represent the number of Sprint PCS subscribers that we expect to be based in our territory. As of December 31, 1999, approximately 31,850 Sprint PCS subscribers were based in our territory.


     We recognize 100% of revenues from Sprint PCS subscribers based in our territory, proceeds from the sales of handsets and accessories and fees from Sprint PCS and other wireless service providers when their customers roam onto our portion of the Sprint PCS network. Sprint PCS handles our billing and collections and retains 8% of all collected revenue from Sprint PCS subscribers based in our territory and fees from wireless service providers other than Sprint PCS when their subscribers roam onto our portion of the Sprint PCS network. We report the amount retained by Sprint PCS as an operating expense.

     As part of our affiliation agreements with Sprint PCS, we have the option of contracting with Sprint PCS to provide back office services such as customer activation, handset logistics, billing, customer service and network monitoring services. We have elected to delegate the performance of these services to Sprint PCS to take advantage of Sprint PCS's economies of scale, to accelerate our build-out and market launches and to lower our initial capital requirements. The cost for these services is primarily calculated on a per subscriber and per transaction basis and is recorded as an operating expense.

REGULATORY DEVELOPMENTS

     See "Regulation of the Wireless Telecommunications Industry" for a discussion of regulatory developments that could have a future impact on us.

SEASONALITY


     Our business is subject to seasonality because the wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three fiscal quarters. A number of factors contribute to this trend, including:



     - the increasing use of retail distribution, which is dependent upon the year-end holiday shopping season;



     - the timing of new product and service announcements and introductions, competitive pricing pressures and;



     - aggressive marketing and promotions.


RESULTS OF OPERATIONS

  FOR THE PERIOD JULY 16, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

     Revenues, Direct Costs and Net Loss. From inception through December 31, 1998, our operating activities were directed towards the development of our business. During July 1998, we signed our affiliation agreements with Sprint PCS to operate as the exclusive affiliate of Sprint PCS in our territory. Our operating activities were focused on executing our build-out plan and developing our network infrastructure. As our first market did not launch until June 1999, the 1998 period reflects no service revenues, product sales or related costs associated with services or products. Our net loss for the period was $923,822, which was principally comprised of selling, general and administrative expenses.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the period in the amount of $949,445 were comprised primarily of legal and other professional services of $704,341 related to the start up of our business and the development of our systems. In addition, we incurred $167,246 of human resource costs related to preparation for the 1999 launch of our network. Virtually all selling, general and administrative expenses during this period related to the start-up of the business and were expensed according to American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities."

  NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

     Net Loss. Our net loss for the nine months ended September 30, 1999 was $17,688,419 and was comprised primarily of the continued incurrence of start-up expenses relative to the preparation of our initial commercial market launch in June 1999 and six other market launches during the period.


     Service Revenues. Service revenues during the period in the amount of $1,187,008 are comprised of subscriber revenue, Sprint PCS roaming revenue, non-Sprint PCS roaming revenue and long distance revenue, all of which initially began accruing to us at or near our first initial commercial launch in June 1999. Subscriber revenue consists of payments received from Sprint PCS subscribers based in our territory for monthly Sprint PCS service in our territory under a variety of service plans. These plans generally reflect the terms of national plans offered by Sprint PCS and are issued on a month-to-month basis. We receive Sprint PCS roaming revenue at a per minute rate from Sprint PCS or another Sprint PCS affiliate when Sprint PCS subscribers based outside of our territory use our portion of the Sprint PCS network.

Pursuant to our affiliation agreements with Sprint PCS, Sprint PCS can change this per minute rate. Non-Sprint PCS roaming revenue primarily consists of fees collected from Sprint PCS customers based in our territory when they roam on non-Sprint PCS networks. These fees are based on rates specified in the customers' contracts. However, it is possible that in some cases these fees may be less than the amount we must pay to other wireless service providers that provide service to Sprint PCS customers based in our territory. Non-Sprint PCS roaming revenue also includes payments from wireless service providers, other than Sprint PCS, when those providers' customers roam on our portion of the Sprint PCS network. Our average monthly revenue per user for Sprint PCS customers in our territory, including long distance and roaming revenue, was $110.29 for the period from June 26, 1999 to September 30, 1999.


     Product Sales. 100% of the revenue from the sale of handsets and accessories are recorded, net of an allowance for returns, as product sales. The amount recorded during this period totaled $813,052. Sprint PCS's handset return policy allows customers to return their handsets for a full refund within 30 days of purchase. When handsets are returned to us, we may be able to reissue the handsets to customers at little additional cost to us. However, when handsets are returned to Sprint PCS for refurbishing, we receive a credit from Sprint PCS, which is less than the amount we originally paid for the handset.

     Cost of Services. Expenses totaling $818,678 during this period related to providing wireless services to customers and are included in cost of services. Among these costs are the cost of operations, fees related to data transfer via T-1 and other transport lines, inter-connection fees, Sprint PCS roaming fees, non-Sprint PCS roaming fees and other expenses related to operations. We pay Sprint PCS roaming fees when Sprint PCS subscribers based in our territory use the Sprint PCS network outside of our territory. Pursuant to our affiliation agreements with Sprint PCS, Sprint PCS can change this per minute rate. We pay non-Sprint PCS roaming fees to other wireless service providers when Sprint PCS customers based in our territory use their network.

     Cost of Products Sold. The cost of products sold totaling $794,963 during this period includes the cost of accessories and the cost of handsets up to the retail sales price. We expect the cost of handsets to exceed the retail sales price because we subsidize the price of handsets for competitive reasons. We recognize any excess of the cost of handsets over the retail sales price as an advertising expense. For the nine months ended September 30, 1999, the handset subsidy totaled $1,194,000 and there was no expense related to handset subsidy in the period prior to the nine months ended September 30, 1999.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses totaling $9,194,937 during the period include sales and marketing expenses of $2,282,000, the 8% of collected revenue retained by Sprint PCS of $54,000 and amounts retained by Sprint PCS for customer service of $212,000, as well as billing, network monitoring, human resources and other services. Sales and marketing expenses include advertising expenses, promotion costs, sales commissions and expenses related to our distribution channels. Advertising expenses include any excess of the cost of a handset over the retail price. We have incurred significant selling, general and administrative expenses related to the development of our system. Virtually all of these expenses are related to the start-up of the business and were expensed according to American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities."

     Equity Participation Compensation Expense. Equity participation compensation expense totaled $6,822,037 for the period. This expense was determined using the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" for variable options and was based on the estimated intrinsic value of the options at September 30, 1999. The estimated intrinsic value represents the excess of the estimated fair value equal to the initial public offering price over the exercise price of the option.

     General and Administrative Expenses -- Related Parties. General and administrative expenses -- related parties totaled $680,006 for the period and was primarily comprised of information technology and other professional consulting expenses incurred in connection with a contract between us and a telecommunications engineering and consulting firm. Several key officers and owners of this consulting firm have an equity ownership interest in us.

     Depreciation and Amortization. Depreciation and amortization during the period totaled $936,736. Depreciation is calculated using the straight line method over the useful life of the asset. We begin to depreciate the assets for each market only after we open that market.

     Interest and Other Income. Interest and other income totaling $444,746 during this period generally have been generated from the investment of equity and loan proceeds held in liquid accounts waiting to be deployed.

     Interest Expense. Interest expense totaled $885,868 during this period and primarily related to the Nortel financing. Interest on the Nortel financing may be paid with loans obtained under the Tranche C Commitment of the Nortel financing until, in most circumstances, February 2002. See "Description of Other Indebtedness -- The Nortel Credit Facility -- Loans and Interest Options." Gains or losses on hedging transactions related to interest rates will be netted against interest expense.

INCOME TAXES

     Our financial statements did not report any benefit for federal and state income taxes since we had elected to be taxed as a partnership prior to our reorganization. For the periods presented, the members of the limited liability company recorded our tax losses on their own income tax returns. Subsequent to the reorganization, we will account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Had we applied the provisions of SFAS No. 109 for the period from inception on July 16, 1998 through September 30, 1999, the deferred tax asset generated, primarily from temporary differences related to the treatment of start-up costs, unearned compensation and from net operating loss carry forwards, would have been offset by a full valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, we have financed our operations through capital contributions from our owners and through debt financing provided by Nortel. As of September 30, 1999, we had a $123.0 million senior credit facility with Nortel, of which $59.7 million had been drawn. We have since signed a letter of intent to increase the facility to $250.0 million to be effective as of the closing of our initial public offering of common stock. The terms of the facility do not require cash interest payments until the earlier of:



     - February 2001, only if we have not borrowed at least $100.0 million under the Nortel financing by that time;



     - February 2002; and



     - the date the Tranche C Commitment is fully funded.



     Principal payments are scheduled to begin on the earlier of:



     - June 30, 2001, only if we have not borrowed at least $100.0 million under the Nortel financing by February 2001; and



     - December 31, 2002.



     Our financing with Nortel will be used to purchase equipment, pay interest and cover approved working capital costs. Under the terms of the amended Nortel financing, we are required to prepay $75.0 million of Nortel indebtedness with the proceeds of this offering. For more information on the financing facility, see "Description of Other Indebtedness -- The Nortel Credit Facility."

     The senior discount notes will be issued in an aggregate principal amount at maturity and with an interest rate sufficient to generate gross proceeds of approximately $156 million. The aggregate accreted value of the senior discount notes will increase from approximately $156 million at issuance at a rate of
     % compounded semi-annually to a final accreted value equal to their
aggregate principal amount at maturity of $     million at the end of year five.
After year five, we are required to pay cash interest on the senior discount notes. The senior discount notes will be unsecured and will be guaranteed by our existing and our future subsidiaries.

     Net cash used by operating activities was $127,954 for the inception period ending December 31, 1998, and $9,338,888 for the nine months ending September 30, 1999. Cash used in operating activities for the periods were attributable to operating losses and working capital needs.

     Net cash used in investing activities was $1,342,969 for the inception period ending December 31, 1998, and $18,784,600 for the nine month period ending September 30, 1999. The expenditures were related primarily to the purchase of office equipment, telephone equipment and network infrastructure needed to begin construction of our portion of the Sprint PCS network.


     Net cash provided by financing activities was $15,000,000 consisting of capital contributions for the inception period ending December 31, 1998 and $22,048,720 consisting primarily of capital contributions of $10,000,000 and Nortel draws of $12,289,286 for the nine month period ending September 30, 1999.


     As of September 30, 1999, the primary sources of liquidity for Alamosa were $7.5 million in cash and $63.3 million of unused capacity under the Nortel credit facility.


     We estimate that we will require approximately $340 million to complete the current build-out plan and fund working capital losses through the year 2001. The following table sets forth our estimates at January 1, 2000 of our sources and uses of funds necessary to fund our capital expenditures through the completion of our network build-out plan in 2002 and remaining funds available for costs and expenses not included in our current plan:



                                                              (IN MILLIONS)
SOURCES:
Cash on hand at January 1, 2000.............................     $  6.2
Gross proceeds of our initial public offering of common
  stock.....................................................      150.0
Gross proceeds of this offering of senior discount notes....      156.0
Proceeds from the Nortel financing -- cash proceeds.........      152.5
                                                                 ------
          Total sources.....................................     $464.7
                                                                 ======
USES:
Capital expenditures and microwave relocation(1)............     $251.4
Working capital needs and cash operating gains
  (losses)(2)...............................................       21.9
Debt service(3).............................................       32.9
Prepayment of Nortel loans..................................       75.0
Fees and expenses(4)........................................       16.1
                                                                 ------
          Total uses........................................      397.3
          Cash on hand at December 31, 2002.................       67.4
                                                                 ------
               Total uses and cash on hand at December 31,
                2002........................................     $464.7
                                                                 ======

---------------


     (1) These capital expenditures include expenditures related to an accelerated and more expansive build-out plan that may be used by Alamosa if this offering is completed.



     (2) We expect to incur losses in earnings before interest, taxes, depreciation and amortization in excess of $61 million but expect to offset a portion of these losses in the period presented.



     (3) Debt service payments are composed of:



Cash interest payment.......................................  $19.7
Payment of equipment financing debt principal...............   11.3
Payment of capitalized interest equipment, debt principal
  and origination fee.......................................    1.9
                                                              -----
                                                              $32.9



     (4) Fees and expenses include estimated offering expenses and underwriting discounts and commissions for this notes offering and the initial public offering of our common stock.



     The actual funds required to build-out our portion of the Sprint PCS network and to fund operating losses and working capital needs may vary materially from these estimates, and additional funds could be required. For information see "Risk Factors -- Risks Particular to Alamosa's
Operations -- Failure to obtain additional capital, if needed to complete the build-out of our portion of the Sprint PCS network, could cause delay or abandonment of our development plans."


     We include capital leases related to network equipment and build-out in construction in progress until service has commenced in their respective markets. Once that service has commenced, those capital leases are reclassified to property and equipment. At December 31, 1998, capital leases totaled $728,219 and included long-term capital lease obligations of $708,074. At September 30, 1999 the capital leases totaled $853,965 and included long-term capital lease obligations of $832,684. See "Description of Other Indebtedness -- The Nortel Credit Facility -- Loans and Interest Options." Amortization in the amount of $20,661 was recorded under these leases through September 30, 1999.

IMPACT OF YEAR 2000 ISSUE ON THE OPERATIONS AND FINANCIAL CONDITION OF ALAMOSA

     The year 2000 issue arises as the result of computer programs having been written, and systems having been designed, using two digits rather than four to define the applicable year. Consequently, that software has the potential to recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities.

     We began acquiring items that comprise our internal information technology systems in late 1998 when we commenced operations. As we purchased those components, we determined their year 2000 readiness. As a result, our direct costs with respect to year 2000 compliance have not been significant and we do not expect any significant costs in the future. Our non-information technology systems, particularly our network equipment, have been acquired from Nortel and are susceptible to year 2000 issues. Nortel has represented to us that such systems are year 2000 ready.

     To determine the state of readiness of our internal systems, we performed steps that included the following:

     - the compilation of an inventory of core critical systems and applications, facilities and processes;

     - the review of core critical systems and applications;

     - the testing and validation of core critical systems and applications;

     - the development of contingency and continuity plans for all core critical systems and applications independent of Sprint PCS.


     We depend on several third-party vendors and providers to operate our business, particularly Sprint PCS and local exchange carriers. Sprint PCS provides us with critical back office services as well as access to its national network. We have contacted Sprint PCS and other third party vendors and providers and believe they are year 2000 compliant.



     While we believe our systems are year 2000 compliant, there is the risk they may not be compliant. We believe our greatest risk is the failure of the systems of our third-party vendors or providers. However, should any failure occur that affects us, we believe it would result in only a temporary disruption of our service. Should a disruption occur, there could be a material loss of revenue; however, we do not believe such losses, if any, will be significant.



     We have not experienced any material disruptions of our systems or operations as a result of the year 2000 issue, nor are we aware of any disruptions in the systems or operations of Sprint PCS or our third-party vendors or providers that would have a material effect on us. However, it is still possible that future problems could arise with respect to the year 2000 issue.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We do not engage in commodity futures trading activities and do not enter into derivative financial instrument transactions for trading or other speculative purposes. We also do not engage in transactions in foreign currencies that could expose us to market risk.

     We are subject to some interest rate risk on our financing from Nortel and any future floating rate financing.

     The following table presents the estimated future outstanding long-term debt at the end of each year and future required annual principal payments for each year then ended associated with the senior discount notes, capital leases and the Nortel financing based on our projected level of long-term indebtedness:


                                                                  YEARS ENDING DECEMBER 31,
                                                           ---------------------------------------
                                                           1999   2000   2001   2002   2003   2004   THEREAFTER
                                                           ----   ----   ----   ----   ----   ----   ----------
                                                                          (DOLLARS IN MILLIONS)
Fixed Rate Instruments:
  Senior discount notes..................................    --
    Fixed interest rate..................................    --
    Principal payments...................................    --     --     --     --     --     --
  Capital Leases -- Annual Minimum Lease Payments(1).....  $.05   $.11   $.11   $.11   $.11   $.11     $ 1.09
    Average Interest Rate................................  10.0%  10.0%  10.0%  10.0%  10.0%  10.0%      10.0%
Variable Rate Instruments:
  Nortel Senior Debt(2)..................................  $ 72   $ 64   $158   $158   $114   $ 38         --
    Average Effective Interest Rate......................   9.3%   9.3%   9.3%   9.3%   9.3%   9.3%        --
    Principal payments...................................    --     --     --   $ 17   $ 38   $195         --


---------------

(1) These amounts represent the estimated minimum annual payments due under our estimated capital lease obligations for the periods presented.

(2) The amounts presented for periods subsequent to December 31, 1999 represent estimated year-end balances under the Nortel facility based on a projection of the funds borrowed under that facility pursuant to our current plan of network build-out.


(3) Interest rate on the Nortel financing equals, at our option, either the London Interbank Offered Rate (LIBOR) + 3.75%, or the prime or base rate of Citibank, N.A. plus 2.75%. LIBOR is assumed to equal 5.5% for all periods presented.

     Our primary market risk exposure relates to:

     - the interest rate risk on long-term and short-term borrowings;

     - our ability to refinance our senior discount notes at maturity at market rates; and

     - the impact of interest rate movements on our ability to meet interest expense requirements and meet financial covenants.

     The carrying value of the financial instruments approximates fair value.


     As a condition to the Nortel financing, we must maintain one or more interest rate protection agreements in an amount equal to 50% of the total debt under the financing. While we cannot predict our ability to refinance existing debt or the impact that interest rate movements will have on our existing debt, we continue to evaluate our financial position on an ongoing basis.


INFLATION

     Management believes that inflation has not had, and is not likely to have, a material adverse effect on our results of operations.

EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     We do not believe that any recently issued accounting pronouncements will have any material impact on our financial position, results of operations or cash flows.

                                    BUSINESS

     References in this prospectus to Alamosa as a provider of wireless personal communications services or similar phrases generally refer to our building, owning and managing our portion of the Sprint PCS network pursuant to our affiliation agreements with Sprint PCS. Sprint PCS holds the spectrum licenses and controls the network through its agreements with us.

     All references contained in this prospectus to resident population and residents are based on projections of year-end 1999 population counts calculated by applying the annual growth rate from 1990 to 1998 to estimates of 1998 population counts compiled by the U.S. Census Bureau. Unless otherwise indicated, growth rate statistics are based on U.S. Census Bureau data for growth during the period from 1990 to 1998.

OVERVIEW

     Alamosa is a provider of wireless personal communication services in the southwestern and midwestern United States. We are part of the Sprint PCS network. Sprint PCS, directly and through affiliates such as us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital wireless personal communications services under the Sprint and Sprint PCS brand names in our territory. We have recently amended our affiliation agreements with Sprint PCS to expand our territory so that it will include approximately 8.4 million residents. These residents are primarily located in smaller cities and in markets with above average growth rates in Texas, New Mexico, Arizona, Colorado and Wisconsin.

     We believe that our strategic relationship with Sprint PCS provides significant competitive advantages by allowing us to establish high quality, branded wireless services more quickly, at a lower cost and with lower initial capital requirements than would be possible without our affiliation with Sprint PCS.

     Our territory offers several competitive advantages. Our territory is a high growth area. The overall population growth rate in our territory for the period from 1990 to 1998 was approximately 1.5% per year, approximately 42% above the national average. We expect to face fewer competitors in our territory than is generally the case for wireless service providers operating in more urban markets. We expect to have significant Sprint PCS roaming revenue because our territory adjoins several major Sprint PCS markets and contains several vacation destinations and border markets.


     Since our inception in July 1998, we have launched Sprint PCS service in eleven markets in which our systems cover approximately 2.7 million residents out of approximately 3.9 million total residents. The number of residents covered by our systems does not represent the number of Sprint PCS subscribers that we expect to be based in our territory. As of December 31, 1999, approximately 31,850 Sprint PCS subscribers were based in our territory. We anticipate that the proceeds of our initial public offering of common stock, when combined with previously funded equity and the committed level of debt financing from Nortel, will be adequate to fund required capital expenditures, working capital requirements, operating losses and other cash needs of our business.


WIRELESS INDUSTRY GROWTH

     Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as wireless personal communications services, cellular telephone services and enhanced specialized mobile radio service.

     Since the introduction of commercial cellular service in 1983, the wireless communications industry has experienced dramatic growth. The number of wireless subscribers for cellular, wireless personal communications services and enhanced specialized mobile radio service has increased from an estimated

340,213 in June of 1985 to an estimated 76.3 million as of June, 1999, according to the Cellular Telecommunications Industry Association, an international association for the wireless industry. The following chart sets forth statistics for the domestic wireless telephone industry as a whole, as published by the Cellular Telecommunications Industry Association.



                                                          YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------
                                             1994     1995     1996     1997     1998     1999
                                            ------   ------   ------   ------   ------   ------
WIRELESS INDUSTRY STATISTICS(1)
Total service revenues (in billions)......  $12.6    $16.5    $21.5    $25.6    $29.6    $37.2
Wireless subscribers at end of period (in
  millions)...............................   19.3     28.2     38.2     48.7     60.8     76.3
Subscriber growth.........................   47.6%    46.0%    35.7%    27.5%    24.9%    25.4%
Average local monthly bill(2).............  $58.65   $52.45   $48.84   $43.86   $39.88   $40.24


---------------

(1) Reflects domestic commercial cellular, enhanced specialized mobile radio service and wireless personal communications services providers.

(2) Does not include revenue from roaming and long distance.

     Paul Kagan Associates, Inc., an independent media and telecommunications research firm, estimates in its publication, Kagan's Wireless Telecom Financial Databook - 1998, that the number of wireless users will increase to approximately 131 million by the end of 2002 and 160 million by the end of 2005. This growth is expected to be driven largely by a substantial projected increase in wireless personal communications services users, who are forecast to account for approximately 29% of total wireless users in 2002 and 36% in 2005, representing a significant increase from approximately 8% as of the end of 1998. Paul Kagan Associates, Inc. projects that total wireless industry penetration, defined as the number of wireless subscribers nationwide divided by total United States population, will grow from an estimated 26% in 1998 to 54% in 2005.

     We believe that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from:

     - anticipated declines in costs of service;

     - increased versatility; and

     - increased awareness of the productivity, convenience and privacy benefits associated with the services offered by wireless personal communications services providers.

We also believe that the rapid growth in the use of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless services.

SPRINT PCS

     Sprint is a diversified telecommunications service provider whose principal activities include:

     - long distance service;

     - local service;

     - wireless telephone products and services;

     - product distribution and directory publishing activities; and

     - other telecommunications activities, investments and alliances.

     Sprint PCS is a wholly-owned operating unit of Sprint and operates the only 100% digital wireless personal communications services network in the United States with licenses to provide service nationwide using a single technology. Sprint PCS has licenses to provide wireless service to an area containing over 270 million residents located throughout the United States, including Puerto Rico and the U.S. Virgin Islands. The Sprint PCS network uses code division multiple access technology nationwide.



     Sprint PCS launched commercial wireless personal communications services in the United States in November 1995. Since then, Sprint PCS has experienced rapid customer growth and has reported providing service to approximately 4.7 million customers with average revenue per subscriber of $54 as of September 30, 1999. In the fourth quarter of 1998, Sprint PCS added approximately 836,000 net wireless subscribers. Sprint PCS added approximately 2.1 million net wireless subscribers in the first nine months of 1999. As of September 30, 1999, Sprint PCS, directly and through affiliates such as us, operated wireless personal communications services systems in more than 4,000 cities and communities across the United States. The following table, showing the quarterly end-of-period subscriber data for Sprint PCS, illustrates Sprint PCS's subscriber growth from the beginning of 1997 to the end of the second quarter of 1999.



                                    1997                        1998                        1999
                            ---------------------   -----------------------------   ---------------------
                            Q1    Q2    Q3    Q4     Q1      Q2      Q3      Q4      Q1      Q2      Q3
                            ---   ---   ---   ---   -----   -----   -----   -----   -----   -----   -----
Total subscribers (in
thousands)................  192   347   570   887   1,114   1,365   1,751   2,587   3,350   3,967   4,687


     Statements in this prospectus regarding Sprint or Sprint PCS are derived from information contained in our affiliation agreements with Sprint and Sprint PCS and periodic reports and other documents filed with the Securities and Exchange Commission by, or press releases issued by, Sprint and Sprint PCS.

COMPETITIVE STRENGTHS

     STRATEGIC RELATIONSHIP WITH SPRINT PCS


     We are one of the largest affiliates of Sprint PCS based on the resident population in our territory, and our territory adjoins several major Sprint PCS markets. The build-out of our territory will significantly extend Sprint PCS's coverage in the southwestern and midwestern United States, which we believe is important to Sprint PCS's national strategy. We believe that our affiliation with Sprint PCS allows us to establish high quality, branded wireless services more quickly, at a lower cost and with lower initial capital requirements than would otherwise be possible. Specifically, we benefit from:


     Immediate Brand Recognition. We market products and services directly under the Sprint and Sprint PCS brand names. We immediately benefit from the recognizable Sprint and Sprint PCS brand names and national advertising as we open markets. We offer pricing plans, promotional campaigns and handset and accessory promotions of Sprint PCS. We expect that customers will choose Sprint PCS services in large part based on the Sprint and Sprint PCS brand names and national advertising. Furthermore, because of the Sprint and Sprint PCS brand names, we are able to reduce the advertising costs that would be required to establish our own brand in the wireless services market.


     Existing Distribution Channels. We benefit from relationships with major national retailers who distribute Sprint PCS products and services under existing Sprint PCS contracts. These national retailers have approximately 470 retail outlets in our territory. Furthermore, we will benefit from sales made by Sprint PCS to customers in our territory through its national telemarketing sales force, national account sales team and Internet sales capability. These existing distribution channels provide immediate access to customers as our services become available in their area. For more information on our distribution plan, see "-- Sales and Distribution."

     Sprint PCS's National Network. We believe that our ability to offer access to Sprint PCS's wireless network, with service in 280 major metropolitan areas across the country, represents a competitive advantage over regional offerings. We also expect to derive additional revenue from Sprint PCS when its customers based outside of our territory roam on our portion of the Sprint PCS network.


     High Capacity Network. Sprint PCS built its network around code division multiple access digital technology, which we believe provides advantages in capacity, voice-quality, security and handset battery life. For more information on the benefits of this technology, see "-- Technology -- Code Division Multiple Access Technology."

     Sprint PCS's Licensed Spectrum. Sprint PCS has invested approximately $100 million to purchase the wireless personal communications services licenses in our territory and to pay costs to remove sources of microwave signals that interfere with the licensed spectrum, a process generally referred to as microwave clearing. Our early stage financing requirements have been significantly reduced as a result of this investment by Sprint PCS.

     Better Equipment Availability and Pricing. We expect to be able to acquire handsets and network equipment more quickly and at a lower cost than we would without our affiliation with Sprint PCS. For example, Sprint PCS will use commercially reasonable efforts to obtain for us the same discounted volume-based pricing on wireless-related products and warranties as Sprint PCS receives from its vendors.

     Established Back Office Support Services. We have contracted with Sprint PCS to provide critical back office services, including customer activation, handset logistics, billing, customer care and network monitoring services. Because we do not have to establish and operate our own systems, we are able to accelerate our market launches and capitalize upon Sprint PCS's economies of scale.

     Access to the Sprint PCS Wireless Web. We support the recently announced Sprint PCS Wireless Web service in our portion of the Sprint PCS network. For more information on the Sprint PCS Wireless Web, see "-- Products and Services -- Access to the Sprint PCS Wireless Web."

     ATTRACTIVE TERRITORY

     We believe that our territory is attractive for several reasons, including:

     Favorable Demographics. The overall population growth rate in our territory was approximately 1.5% per year from 1990 to 1998, approximately 42% above the national average. We serve nine of the 50 fastest growing markets in the United States, including all of Laredo and a portion of Las Vegas, the two fastest growing markets. Furthermore, the cities in Mexico directly across from our border markets have over one million residents and the northbound border crossings for these markets are approximately 165,000 persons per day. We expect that some of these people who enter our territory will use the Sprint PCS network.


     Fewer Competitors. We expect to face fewer competitors in our markets than is generally the case for wireless service providers operating in more urban markets. As of September 30, 1999, three or fewer wireless service providers, other than Alamosa, operated in markets that comprise over 80% of the residents in our territory. By comparison, less than 10% of the resident population in the 50 most populated markets in the United States are served by four or fewer wireless service providers. In addition, no single competitor or affiliated group of competitors has launched service that reaches more than half of the residents in our territory. We believe that our most extensive competition comes from Nextel Communications, Inc., which has launched service to less than 40% of the residents in our territory, followed by VoiceStream Wireless Corporation, SBC Communications Inc. and United States Cellular Corporation, each of which has launched service to less than 30% of the residents in our territory. AT&T Wireless Services, Inc. has launched service to less than 15% of the residents in our territory. We anticipate that the Sprint PCS brand and the bundled long distance offers of the "Free and Clear" plans will be effective in this competitive environment. Sprint PCS's "Free and Clear" calling plans includes free long distance calling from anywhere on its national network to anywhere in the United States.

     Opportunity for Sprint PCS Roaming Revenue. We receive Sprint PCS roaming revenue from Sprint PCS when its subscribers based outside our territory roam on our portion of the Sprint PCS network. For a more detailed description of Sprint PCS roaming, see "-- Roaming." We anticipate that we will have significant Sprint PCS roaming revenue for several reasons, including the following:

     - Our territory adjoins several major Sprint PCS markets that are already operational, including Dallas/Ft. Worth, Phoenix, Minneapolis, Las Vegas, Milwaukee, San Antonio and Colorado Springs. These metropolitan statistical areas contain approximately 19.3 million residents and the growth rates in these markets was approximately 2.5% from 1990 to 1998.

     - We plan to build-out numerous interstate corridors in our territory, including:

          - I-17 (Phoenix to Flagstaff);

          - I-25 (El Paso to Albuquerque/Santa Fe and Pueblo to Colorado
            Springs);

          - I-27 (Lubbock to Amarillo);

          - I-35 (San Antonio to Laredo);

          - I-20 (Abilene to Dallas);

          - I-43 (Green Bay to Milwaukee);

          - I-94 (Eau Claire to Minneapolis);

          - I-90 (LaCrosse to Madison); and

          - I-39 (Madison to Wausau).

       While we believe that the build-out of these interstate corridors will generate revenue for us, the cost of build-out per resident will be higher than other areas due to the lower resident population counts along those interstate corridors.

     - Our territory contains popular vacation and tourist destinations, including major ski resorts in Colorado and New Mexico such as Taos and Telluride.


     - Our territory contains several markets near the Mexico border that we believe will benefit from high Sprint PCS roaming revenues generated from U.S. business travel to factories along the border and other border traffic. From November 1998 to October 1999, Laredo had border crossings of approximately:


          - 17 million cars;

          - two million trucks, the highest number of truck crossings along the U.S.-Mexico border; and

          - 8 million pedestrians.

      In the same period, El Paso had border crossings of approximately:

          - 14 million cars; and

          - 12 million pedestrians.

      Source: Texas A&M International University, Texas Center for Border Economic and Enterprise Development, as published in Border Business Indicators, December 1999, Volume 23, Number 12.

     ADEQUATE FUNDING TO COMPLETE OUR NETWORK

     We entered into our affiliation agreements with Sprint PCS in July 1998. We launched Sprint PCS service in Laredo in June 1999, and have since commenced service in ten additional markets: Albuquerque, Santa Fe, El Paso, Las Cruces, Lubbock, Amarillo, Midland, Odessa, Abilene and San Angelo. Our systems cover approximately 2.7 million residents out of approximately 3.9 million total residents in these markets. We expect to cover a total of approximately 4.2 million residents by the end of 2000, and 5.5 million residents by the end of 2001, at which point we expect to have completed our build-out obligations to Sprint PCS and expect to have covered approximately 65% of the resident population in our territory. The number of residents covered by our systems does not represent the number of Sprint PCS subscribers that we expect to be based in our territory. As of December 31, 1999, approximately 31,850 Sprint PCS subscribers were based in our territory.



     We anticipate that the proceeds of our initial public offering of common stock, when combined with previously funded equity and the committed level of debt financing from Nortel, will be adequate to fund required capital expenditures, working capital requirements, operating losses and other cash needs of our current business plan. Further, we believe that this level of financing is adequate to achieve the objective in our business plan of covering approximately 65% of the resident population in our territory by the end of 2001 and to exceed the build-out requirements contained in our affiliation agreements with Sprint PCS. We anticipate that the proceeds from this offering of senior discount notes will not be needed to fund required capital expenditures, working capital requirements, operating losses and other cash needs of our business. For more information, see "Risk Factors -- Risks Particular to Alamosa's
Operations -- We have a very limited operating history and may not achieve or sustain operating profitability or positive cash flows, which would likely result in a drop in our stock price" and "-- Failure to obtain additional capital, if needed to complete the build-out of our portion of the Sprint PCS network, could cause delay or abandonment of our development plans."


BUSINESS STRATEGY

     We intend to become a leading provider of wireless personal communications services in our territory. We believe that the following elements of our business strategy will enable us to rapidly launch our portion of the Sprint PCS network, distinguish our wireless service offerings from those of our competitors and compete successfully in the wireless communications marketplace.

     CAPITALIZE ON OUR AFFILIATION WITH SPRINT PCS


     In all of our markets, we plan to capitalize upon the extensive benefits of our Sprint PCS affiliation, in particular the Sprint and Sprint PCS brands and established distribution system. We also plan to emphasize the roaming and bundled long distance aspects of the "Free and Clear" plans, particularly in those markets where competitors are not offering one rate plans for service in areas across the country.


     ACCELERATE MARKET LAUNCH THROUGH EXPERTISE OF THIRD PARTIES

     We have entered into outsourcing or other relationships to benefit from specialized expertise or economies of scale of third parties and to build-out our portion of the Sprint PCS network more quickly and with lower initial capital and staffing requirements. Specifically, those relationships include:

     - The radio frequency design, project management, and networking interconnection is being performed by CHR Solutions, Inc., a national engineering consulting firm formerly known as Hicks & Ragland Engineering Co., Inc. This relationship allows us to quickly plan and begin network operations without the initial need to hire additional specialized technical personnel.

     - We entered into a "build-to-suit" contract with Specialty Capital Services, Inc., now a subsidiary of American Tower Corporation. Specialty is responsible for:

        - site acquisition;

        - zoning;

        - tower construction; and

        - identifying collocation opportunities.

     This arrangement allows us to focus on the development of a distribution network rather than the time consuming task of site acquisition and zoning.

     - We entered into a supply and installation contract with Nortel for network infrastructure. Nortel is an international equipment supplier well-known for its leadership in code division multiple access technology networks. In addition to assuming the responsibility for the integration of system operations, Nortel provides us with resources for product and service development.

     - We have contracted with Sprint PCS to provide back office services, such as:

        - customer activation;

        - handset logistics;

        - billing;

        - customer care; and

        - network monitoring services.


     Because Sprint PCS provides these services, we can be sure that these services are compatible with, and similar to, the rest of Sprint PCS's infrastructure and services and that we are in compliance with Sprint PCS's customer service standards.


     For more information, see "-- Network Operations" and "-- Competitive Strengths -- Strategic Relationship with Sprint PCS -- Established Back Office Support Services."

     EXECUTE OPTIMAL BUILD-OUT PLAN

     We have targeted the high population density areas within our territory for network build-out as well as areas expected to generate significant Sprint PCS roaming revenue such as major interstates and the border crossings. We are building an all digital wireless personal communications services network. Our radio frequency design is optimized to provide in-building coverage with high capacity traffic. We believe that our cell density, together with the use of code division multiple access technology, will allow our system to handle more customers with fewer dropped calls and better clarity than our competitors.

     IMPLEMENT EFFECTIVE OPERATING STRUCTURE

     Our organization and management structure is based on a market-focused model. Each market area, averaging 1.5 million residents, will be supported by a small corporate staff that provides services including:

     - network technical support;

     - accounting;

     - human resources;

     - roaming administration;

     - marketing; and

     - Sprint liaison.

     The general manager in each market has responsibility for the profits and losses for his or her region. We believe that by placing experienced managers in these markets with the authority to tailor our marketing programs to local conditions, we can effectively market our products across a wide geographic area.

     EXPLORE STRATEGIC OPPORTUNITIES TO EXPAND AND FURTHER BUILD-OUT OUR TERRITORY IN THE FUTURE

     Upon the successful build-out of our current territory, we plan to explore strategic expansion of our territory through additional affiliations and further build-out of our existing territory.

]MARKETS AND NETWORK BUILD-OUT PLAN



     The following table lists the location, actual or projected launch date for network coverage, frequency, megahertz of spectrum, estimated total residents, estimated covered residents and population growth rates, for each of the markets that comprise our territory under our affiliation agreements with Sprint PCS. The number of estimated covered residents does not represent the number of Sprint PCS subscribers that we expect to be based in our territory. As of December 31, 1999, approximately 31,850 Sprint PCS subscribers were based in our territory.



                                                                          ESTIMATED      ESTIMATED     POPULATION
                             BTA        LAUNCH                 MHZ OF       TOTAL         COVERED        GROWTH
DESCRIPTION                 NO.(1)     DATE(2)     FREQUENCY  SPECTRUM   RESIDENTS(3)   RESIDENTS(4)    RATE(5)
-----------                 ------   ------------  ---------  --------   ------------   ------------   ----------
Laredo, TX................   242      June 1999        A         30         223,000        185,000        4.0%
El Paso, TX...............   128      July 1999       D/E        20         787,000        652,000        2.0%
Las Cruces, NM............   244       Aug 1999        D         10         251,000        209,000        2.5%
Amarillo, TX..............   013       Aug 1999        B         30         405,000        255,000        0.7%
Lubbock, TX...............   264       Aug 1999        B         30         400,000        251,000        0.2%
Midland, TX...............   296       Aug 1999        B         30         127,000         80,000        1.4%
Odessa, TX................   327       Aug 1999        B         30         221,000        135,000        0.3%
Albuquerque, NM...........   008       Oct 1999        D         10         812,000        544,000        1.7%
Santa Fe, NM..............   407       Oct 1999        D         10         213,000        142,000        2.1%
San Angelo, TX............   400       Nov 1999        B         30         164,000        110,000        0.5%
Abilene, TX...............   003       Nov 1999        B         30         258,000        172,000        0.2%
                                                                          ---------      ---------
          SUBTOTAL........                                                3,861,000      2,735,000

Del Rio/Eagle Pass, TX....   121     2nd Qtr 2000      A         30         121,000         79,000        1.9%
                                                                          ---------      ---------
          SUBTOTAL........                                                3,982,000      2,814,000

Flagstaff, AZ.............   144     3rd Qtr 2000      B         30         118,000         77,000        2.1%
Prescott, AZ..............   362     3rd Qtr 2000      B         30         157,000        103,000        4.0%
Grand Junction, CO........   168     3rd Qtr 2000      A         30         242,000        145,000        2.7%
Pueblo, CO................   366     3rd Qtr 2000      A         30         304,000        184,000        1.4%
                                                                          ---------      ---------
          SUBTOTAL........                                                4,803,000      3,323,000

Appleton/Oshkosh, WI......   018     4th Qtr 2000      A         30         443,000        303,000        1.1%
Fond du Lac, WI...........   148     4th Qtr 2000      A         30          96,000         65,000        0.6%
Green Bay, WI.............   173     4th Qtr 2000      A         30         345,000        235,000        1.1%
Manitowoc, WI.............   276     4th Qtr 2000      A         30          83,000         56,000        0.3%
Sheboygan, WI.............   417     4th Qtr 2000      A         30         111,000         76,000        0.7%
Milwaukee, WI(6)..........   297     4th Qtr 2000      A         30          85,000         59,000        1.5%
Colorado Springs, CO(6)...   089     4th Qtr 2000      A         30          17,000         17,000        0.1%
                                                                          ---------      ---------
          SUBTOTAL........                                                5,983,000      4,134,000

Eau Claire, WI............   123     2nd Qtr 2001      A         30         192,000        120,000        0.6%
El Centro/Calexico, CA....   124     2nd Qtr 2001      A         30         151,000        101,000        3.4%
La Crosse, WI/Winona,
  MN......................   234     2nd Qtr 2001      A         30         312,000        153,000        0.6%
Las Vegas, NV(6)..........   245     2nd Qtr 2001      A         30         139,000         83,000        4.1%
Madison, WI(6)............   272     2nd Qtr 2001      A         30         147,000        106,000        1.5%
Minneapolis/St. Paul,
  MN(6)...................   298     2nd Qtr 2001      A         30          84,000         52,000        1.1%
Phoenix, AZ(6)............   347     2nd Qtr 2001      B         30           7,000          7,000        0.1%
Sierra Vista/Douglas,
  AZ......................   420     2nd Qtr 2001      B         30         115,000         92,000        1.7%

                                                                          ESTIMATED      ESTIMATED     POPULATION
                             BTA        LAUNCH                 MHZ OF       TOTAL         COVERED        GROWTH
DESCRIPTION                 NO.(1)     DATE(2)     FREQUENCY  SPECTRUM   RESIDENTS(3)   RESIDENTS(4)    RATE(5)
-----------                 ------   ------------  ---------  --------   ------------   ------------   ----------
Wausau/Rhinelander, WI....   466     2nd Qtr 2001      A         30         244,000        102,000        1.1%
Yuma, AZ..................   486     2nd Qtr 2001      B         30         137,000        117,000        2.6%
Stevens Point/Marshfield/
  Wisconsin Rapids, WI....   432     2nd Qtr 2001      A         30         214,000        120,000        0.6%
Big Spring, TX............   040     2nd Qtr 2001      B         30          34,000         28,000       -0.1%
Clovis, NM................   087     2nd Qtr 2001      B         30          77,000         55,000        0.9%
Hobbs, NM.................   191     2nd Qtr 2001      B         30          56,000         42,000        0.1%
Farmington, NM/ Durango,
  CO......................   139     2nd Qtr 2001      D         10         200,000         82,000        2.2%
Tucson, AZ(6).............   447     2nd Qtr 2001      B         30           5,000          5,000        0.0%
San Diego, CA(6)..........   402     2nd Qtr 2001      A         30           5,000          5,000        0.0%
                                                                          ---------      ---------
          SUBTOTAL........                                                8,102,000      5,404,000
Roswell, NM...............   386     3rd Qtr 2001      D         10          81,000         26,000        1.5%
Carlsbad, NM..............   068     3rd Qtr 2001      D         10          55,000         18,000        1.2%
Gallup, NM................   162     3rd Qtr 2001      D         10         139,000         46,000        1.3%
                                                                          ---------      ---------       -----
          TOTAL...........                                                8,377,000      5,494,000        1.5%


---------------

(1) BTA No. refers to the basic trading area number assigned to that market by the Federal Communications Commission for the purposes of issuing licenses for wireless services.


(2) These projected launch dates may change based on a number of factors, including shifts in populations or network focus, changes or advances in technology, acquisition of other markets and delays in market build-out due to reasons identified in "Risk Factors -- Risks Particular to Alamosa's Operations."


(3) Estimated total residents is based on projections of year-end 1999 population counts calculated by applying the annual growth rate from 1990 to 1998 to estimates of 1998 population counts compiled by the U.S. Census Bureau.

(4) Estimated covered residents are based on our actual or projected network coverage in markets at the launch date using current projections of year-end 1999 population counts calculated by applying the annual growth rate from 1990 to 1998 to estimates of 1998 population counts compiled by the U.S. Census Bureau.

(5) Population growth rate represents the average annual growth rate during the period from 1990 to 1998, based on U.S. Census Bureau data.

(6) Total residents for these markets reflect only those residents contained in our territory, not the total residents in the entire basic trading area.

     Pursuant to our affiliation agreements with Sprint PCS, we have agreed to cover a minimum percentage of the resident population in our territory within specified time periods. We plan to build-out our territory more rapidly than those network build-out requirements. For more information on the network build-out requirements, see "Our Affiliation Agreements with Sprint PCS -- The Management Agreement -- Network Build-Out." We believe that our build-out plan is achievable based on our progress to date, the proven digital wireless personal communications services technology we will use to build our portion of the Sprint PCS network and the established standards of Sprint PCS. However, our build-out plan may change for a number of reasons, including those described in footnote (1) to the table above.

NETWORK OPERATIONS

     GENERAL


     The effective operation of our portion of the Sprint PCS network requires:



        - public switched and long distance interconnection;



        - the implementation of roaming arrangements; and



        - the development of network monitoring systems.


     Our network connects to the public switched telephone network to facilitate the origination and termination of traffic between our network and both local exchange and long distance carriers. Sprint provides preferred rates for long distance services. Through our arrangements with Sprint PCS and Sprint PCS's arrangements with other wireless service providers, Sprint PCS subscribers based in our territory have roaming capabilities on other networks. We have a network monitoring system in our Lubbock switching center where we monitor our portion of the Sprint PCS network during normal business hours. For after hours monitoring, Sprint PCS's Network Operation Center provides 24 hour, seven day a week monitoring of our portion of the Sprint PCS network and notification to our designated personnel. This network monitoring process assists our staff in improving our network reliability without having to staff 24 hours a day.


     As of December 31, 1999, our portion of the Sprint PCS network included 221 base stations and four switching centers. As of December 31, 2000, we anticipate our portion of the Sprint PCS network will include 547 base stations and seven switching centers.


     NORTEL EQUIPMENT AGREEMENT


     On December 21, 1998, we entered into a three year agreement with Nortel, which will be amended effective as of the closing of the Nortel financing, for our network equipment and infrastructure, including switches, base stations and controllers. Pursuant to the agreement, Nortel will also provide installation and optimization services, such as network engineering and radio frequency engineering, for the equipment and grant us a nonexclusive license to use all the software associated with the Nortel equipment. During the term of the agreement we have committed to purchase a specified amount of equipment and services from Nortel. Nortel finances these purchases pursuant to the Nortel credit facility described in "Description of Other Indebtedness -- The Nortel Credit Facility." As of December 31, 1999, we have remaining commitments of $117.6 million to purchase equipment and infrastructure under the amended agreement. We submit purchase orders to Nortel for the equipment and services as needed. Under the agreement, we receive a discount on the network equipment and services because of our affiliation with Sprint PCS, but we must pay a premium on any equipment and services financed by Nortel. We are not obligated to pay this premium once we purchase an additional $32.6 million in equipment and infrastructure under this agreement. If our affiliation with Sprint PCS ends, Nortel has the right to either terminate the agreement or, with our consent, modify the agreement to establish new prices, terms and conditions.


     TOWER AGREEMENT WITH SPECIALTY


     In August 1998, we entered into a nonexclusive master site development and lease agreement for tower sites with Specialty, now a subsidiary of American Tower Corporation. Pursuant to the agreement, Specialty arranges for collocation of our equipment, or constructs new facilities, in areas we identify for build-out. Subject to our approval, Speciality provides site acquisition, leasing and construction services and secures zoning, permitting and surveying approvals and licenses for each base station location. The initial term of the master agreement expires in August 2003, with automatic renewal for three additional terms of five years each. We lease all individual tower sites that Specialty provides for an initial term of five years, with automatic renewals at our option for three additional terms of five years each. We pay rental payments to Specialty monthly, in the amounts indicated on each individual leased site schedule, subject to an annual adjustment based on the Consumer Price Index. In any situation where Specialty's rights in a site are derived from a lease with a third party, the terms of our agreement with Specialty, including the lease term, are subordinate to the terms of that lease.

     AGREEMENTS WITH CHR SOLUTIONS

     We have entered into a number of agreements with CHR Solutions to perform aspects of our network build-out. CHR Solutions resulted from a merger between Hicks & Ragland Engineering Co., Inc., and Cathey, Hutton & Associates, Inc. effective as of November 1, 1999. Those agreements include the following:

     Engineering Service Contract. Pursuant to an engineering service contract dated July 27, 1998, as amended, CHR Solutions performs design and construction inspection services in connection with the deployment of switching centers and base stations. The term of the contract covers three periods through August 2001, though either party may terminate the agreement for cause before August 2001. We pay CHR Solutions hourly rates for the employees who work on the project as well as the employees' associated expenses. We also pay CHR Solutions for the costs of test equipment and computer usage. The hourly rates and the test equipment and computer usage costs are reviewed and modified by mutual agreement annually until completion of the services or termination of the agreement. A guaranteed maximum fee amount has been set for each period of the contract, and those fees aggregate to approximately $7.0 million, excluding taxes. If the total billing for the project is less than the guaranteed maximum fee amount for the agreement, then we will pay an incentive bonus to CHR Solutions equal to 50% of the difference.


     Data Communications Services Contract. We entered into a data communications services contract with CHR Solutions as of April 9, 1999, for the design and implementation of network interconnection systems for our local area networks and wide area network. Similar to the engineering service contract, we pay CHR Solutions hourly rates and test equipment and computer usage costs, subject to a guaranteed maximum fee amount for the project of $262,040, excluding taxes. The hourly rates and the test equipment and computer usage costs are reviewed and modified by mutual agreement annually until completion of the services or termination of the agreement. If the total billing for the project is less than the guaranteed maximum fee amount, then we will pay an incentive bonus to CHR Solutions equal to 50% of the difference. We may also require additional services during the course of the contract and have been guaranteed a fee not to exceed $50,000 for any of those services. The agreement lasts until the project is completed, unless either CHR Solutions or we terminate it earlier for cause.


     Marketing and Operations Consulting Services Contract. Pursuant to a special service contract, from September 20, 1998 through January 15, 1999, CHR Solutions provided marketing and operations consulting services relating to the setup and operation of our wireless personal communications services system.

     Wisconsin Marketing and Operations Consulting Services Contract. As of October 8, 1999, we entered into a similar marketing and operations consulting services contract with CHR Solutions relating to the setup and operation of the wireless personal communications services system in selected areas in Wisconsin. We pay CHR Solutions hourly rates for the employees who work on the project as well as the employees' associated expenses. We also pay CHR Solutions for the costs of computer usage. The hourly rates and computer usage costs are reviewed and modified by mutual agreement annually until completion of the services or termination of the agreement. The maximum fee for the services is not to exceed $100,000, excluding taxes. The agreement lasts until the project is completed, unless either party terminates it earlier.

     Business Planning and Consulting Services Contracts. Pursuant to a special service contract dated as of October 8, 1999, CHR Solutions provides us with business planning and consulting services and a feasibility study for selected areas of Wisconsin for a fixed fee of $81,000. The agreement lasts until the project is completed, unless either party terminates it earlier.

     We have entered into an additional special service contract with CHR Solutions dated as of October 8, 1999. Pursuant to this contract, CHR Solutions provides us with business planning and consulting services and a feasibility study for additional selected areas in our territory. We pay CHR Solutions hourly rates for the employees who work on the project as well as the employees' associated expenses. We also pay CHR Solutions for the costs of computer usage. The hourly rates and computer usage costs are reviewed and modified by mutual agreement annually until completion of the services or termination of the agreement. The estimated probable cost of the services is $200,000, excluding taxes. The agreement lasts until the project is completed, unless either party terminates it earlier.

     Radio Frequency "Drive Testing" Contract. Pursuant to a special service contract dated as of October 8, 1999, CHR Solutions provides us with "drive testing" to predict the radio frequency propagation characteristics of given areas. We pay CHR Solutions hourly rates for the employees who work on the project as well as the employees' associated expenses. We also pay CHR Solutions for the costs of computer usage. The hourly rates and computer usage costs are reviewed and modified by mutual agreement annually until completion of the services or termination of the agreement. The estimated probable cost of the services is $62,085, excluding taxes. The agreement lasts until the project is completed, unless either party terminates it earlier.

PRODUCTS AND SERVICES

     We offer established products and services throughout our territory under the Sprint and Sprint PCS brand names. Our products and services are designed to mirror the service offerings of Sprint PCS and to integrate with the Sprint PCS network. The Sprint PCS service packages we currently offer include the following:


     100% DIGITAL WIRELESS NETWORK WITH SERVICE ACROSS THE COUNTRY



     We are part of the largest 100% digital wireless personal communications services network in the country. Sprint PCS customers based in our territory may access Sprint PCS services throughout the Sprint PCS network, which includes more than 4,000 cities and communities across the United States. Dual-band/dual-mode handsets allow roaming on wireless networks where Sprint PCS has roaming agreements.


     ACCESS TO THE SPRINT PCS WIRELESS WEB

     We support the recently announced Sprint PCS Wireless Web offer in our portion of the Sprint PCS network. The Sprint PCS Wireless Web allows customers with data capable handsets to connect their portable computers or personal digital assistants to the Internet. Sprint PCS customers with data capable handsets also have the ability to receive periodic information updates such as stock prices, sports scores and weather reports. Sprint PCS customers with web-browser enabled handsets have the ability to connect to and browse specially designed text-based Internet sites on an interactive basis. Sprint PCS has agreements with Internet providers including Yahoo!, Bloomberg.com, CNN Interactive, Amazon.com, AmeriTrade.com, MapQuest.com and Weather.com to provide services for the Sprint PCS Wireless Web. Sprint PCS offers various pricing options including a fixed number of updates or a bundle of data minutes as add-ons to existing Sprint PCS "Free and Clear" plans or a bundle of minutes for a set price that can be used for either data or voice.

     PRICING AND FEATURES

     Sprint PCS's consumer pricing plans are typically structured with:

     - monthly recurring charges;

     - large local calling areas;

     - bundles of minutes; and

     - service features such as voicemail, caller ID, call waiting, call forwarding and three-way calling.

     The increased capacity of code division multiple access technology allows us to market high usage customer plans at per minute rates lower than analog cellular and certain digital providers. All of Sprint PCS's current national plans:

     - include minutes on any portion of the Sprint PCS network with no roaming charges for the customer;

     - offer advanced features and generally require no long-term contracts;

     - offer a selection of handsets to meet the needs of individual consumers and businesses;

     - provide a limited-time money back guarantee on Sprint PCS handsets; and

     - provide the first incoming minute free.

     In addition, Sprint PCS's "Free and Clear" calling plans include free long distance calling from anywhere on its national network to anywhere in the United States.

     ADVANCED HANDSETS

     We offer a selection of single and dual-band handsets with various advanced features and technology, such as Internet readiness described in "-- Access to the Sprint PCS Wireless Web" above. All handsets are sold under the Sprint and Sprint PCS brand names and are equipped with preprogrammed features such as:

     - caller ID;

     - call waiting;

     - phone books;

     - speed dial; and

     - last number redial.


     Code division multiple access single-band/single-mode handsets, weighing approximately five to seven ounces, offer up to five days of standby time and approximately four hours of talk time. We also offer dual-band/dual-mode handsets that allow customers to make and receive calls on both wireless personal communications services and cellular frequency bands with the applicable digital or analog technology. These handsets allow roaming on cellular networks where Sprint PCS digital service is not available.


     PRIVACY AND SECURITY

     Sprint PCS provides voice transmissions encoded into a digital format with a significantly lower risk of cloning and eavesdropping than on analog-based systems. Sprint PCS customers using dual-band/dual-mode handsets in analog mode do not have the benefit of digital security.

     SIMPLE ACTIVATION

     Customers can purchase a Sprint PCS handset at a retail location and activate their service and program the handset by calling Sprint PCS customer care.

     CUSTOMER CARE

     Sprint PCS provides customer care services to customers based in our territory under our services agreement. Sprint PCS offers customer care 24 hours a day, seven days a week. Customers can call the Sprint PCS toll-free customer care number from anywhere in the country. All Sprint PCS handsets are preprogrammed with a speed dial feature that allows customers to easily reach customer care at any time.

     OTHER SERVICES


     In addition to these services, we may also offer wireless local loop services in our territory, but only where Sprint is not a local exchange carrier. Wireless local loop is a wireless substitute for the landline-based telephones in homes and businesses. We also believe that new features and services will be developed on the Sprint PCS network to take advantage of code division multiple access technology. Sprint PCS conducts ongoing research and development to produce innovative services that are intended to give Sprint PCS a competitive advantage. We may incur additional expenses in modifying our technology to provide these additional features and services.


ROAMING

     SPRINT PCS ROAMING


     Sprint PCS roaming includes both inbound Sprint PCS roaming, when a Sprint PCS subscriber based outside of our territory uses our portion of the Sprint PCS network, and outbound Sprint PCS roaming, when a Sprint PCS subscriber based in our territory uses the Sprint PCS network outside of our territory. Sprint PCS pays us a per minute fee for inbound Sprint PCS roaming. Similarly, we pay a per minute fee to Sprint PCS for outbound Sprint PCS roaming. Pursuant to our affiliation agreements with Sprint PCS, Sprint PCS has the discretion to change the per minute rate for Sprint PCS roaming fees. Because we serve smaller markets adjacent to larger metropolitan areas, we believe inbound Sprint PCS roaming will exceed outbound Sprint PCS roaming. See "Risk Factors -- Risks Particular to Alamosa's Operations -- If we receive less revenues or incur more fees than we anticipate for Sprint PCS roaming, we may not be able to operate our business profitably."


     NON-SPRINT PCS ROAMING

     Non-Sprint PCS roaming includes both inbound non-Sprint PCS roaming, when a non-Sprint PCS subscriber uses our portion of the Sprint PCS network, and outbound non-Sprint PCS roaming, when a Sprint PCS subscriber based in our territory uses a non-Sprint PCS network. Pursuant to roaming agreements between Sprint PCS and other wireless service providers, when another wireless service provider's subscriber uses our portion of the Sprint PCS network, we earn inbound non-Sprint PCS roaming revenue. These wireless service providers must pay fees for their subscribers' use of our portion of the Sprint PCS network, and as part of our collected revenues, we are entitled to 92% of these fees. Currently, pursuant to our services agreement with Sprint PCS, Sprint PCS bills these wireless service providers for these fees. When another wireless service provider provides service to one of the Sprint PCS subscribers based in our territory, we pay outbound non-Sprint PCS roaming fees directly to that provider. Sprint PCS, pursuant to our current services agreement with Sprint PCS, then bills the Sprint PCS subscriber for use of that provider's network at rates specified in his or her contract and pays us 100% of this outbound non-Sprint PCS roaming revenue collected from that subscriber on a monthly basis. As a result, we retain the collection risk for outbound non-Sprint PCS roaming fees incurred by the subscribers based in our territory.

MARKETING STRATEGY

     Our marketing strategy is to complement Sprint PCS's national marketing strategies with techniques tailored to each of the specific markets in our territory.

     USE SPRINT PCS'S BRAND EQUITY

     We feature exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in our marketing and sales effort. From the customers' point of view, they use our portion of the Sprint PCS network and the rest of the Sprint PCS network as a unified national network.

     ADVERTISING AND PROMOTIONS


     Sprint PCS promotes its products through the use of national as well as regional television, radio, print, outdoor and other advertising campaigns. We benefit from the national advertising at minimal costs to us. In addition to Sprint PCS's national advertising campaigns, we advertise and promote Sprint PCS products and services on a local level in our markets at our cost. We have the right to use any promotion or advertising materials developed by Sprint PCS and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements, advertisement production and material costs and incremental printing costs. We also benefit from any advertising or promotion of Sprint PCS products and services by third party retailers in our territory, such as RadioShack, Circuit City and Best Buy. We must pay the cost of specialized Sprint PCS print advertising by third party retailers. Sprint PCS also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free minutes of use for limited time periods. We offer these promotional campaigns to potential customers in our territory.


     SPONSORSHIPS

     Sprint PCS is a sponsor of numerous national, regional and local events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events and provide a forum for sales and promotions. Additionally, we have been a sponsor for events and activities in our territory such as:

     - the Albuquerque Balloon Fest;

     - the Western Professional Hockey League;

     - minor league baseball teams;

     - local school programs;

     - March of Dimes; and

     - other charity events.

     BUNDLING OF SERVICES

     We expect to take advantage of the complete array of communications services offered by Sprint PCS and Sprint, which may include bundling wireless personal communications services with other Sprint products, such as long distance and Internet access.

     SALES FORCE WITH LOCAL PRESENCE

     We have established local sales forces to execute our marketing strategy through direct business-to-business contacts, our company-owned retail stores, local distributors and other channels. In addition, we have targeted maquiladoras, which are factories with locations on both sides of the border, and the numerous college campuses in our territory. Our market teams also participate in local clubs and civic organizations such as the Chamber of Commerce, Rotary and Kiwanis.

SALES AND DISTRIBUTION

     Our sales and distribution plan is designed to exploit Sprint PCS's multiple channel sales and distribution plan and to enhance it through the development of local distribution channels. Key elements of our sales and distribution plan consist of the following:

     SPRINT PCS RETAIL STORES


     As of December 31, 1999, we owned and operated 13 Sprint PCS stores and two kiosks at military base locations. These stores provide us with a local presence and visibility in the markets within our territory. Following the Sprint PCS model, these stores are designed to facilitate retail sales, activation, bill collection and customer service, although we currently do not have direct electronic access to Sprint PCS customer care at these stores. We plan to add 17 new stores by year-end 2000 and another five new stores by year-end 2001.

     SPRINT STORE WITHIN A RADIOSHACK STORE


     Sprint has an exclusive arrangement with RadioShack to install a "store within a store," making Sprint PCS the exclusive brand of wireless personal communications services and products sold through RadioShack stores. As of December 31, 1999, RadioShack had approximately 225 stores in our territory.


     OTHER NATIONAL THIRD PARTY RETAIL STORES

     In addition to RadioShack, we benefit from the distribution agreements established by Sprint PCS with other national and regional retailers which currently include:

          - Best Buy;

          - Circuit City;

          - Office Depot;

          - Office Max;


          - Staples;



          - Heilig Meyer;



          - Target;



          - K-Mart



          - Dillards;


          - Montgomery Ward;


          - Foley's;



          - Ritz Camera; and



          - selected May Company department stores.



As of December 31, 1999, these retailers had approximately 240 stores in our territory.


     NATIONAL ACCOUNTS AND DIRECT SELLING


     We participate in Sprint PCS's national accounts program. Sprint PCS has a national accounts team, which focuses on the corporate headquarters of large companies. Once a representative reaches an agreement with the corporate headquarters, we service the offices of that corporation located in our territory. Our direct sales force targets the employees of these corporations in our territory and contacts other local business clients.


     TELEMARKETING

     Sprint PCS provides telemarketing sales when customers call from our territory. As the exclusive provider of Sprint PCS products and services in our market, we will benefit from the national Sprint PCS 1-800-480-4PCS number campaigns that generate call-in leads. These leads are then handled by Sprint PCS's inbound telemarketing group.

     ELECTRONIC COMMERCE

     Sprint PCS maintains an Internet site, www.sprintpcs.com, which contains information on Sprint PCS products and services. A visitor to Sprint PCS's Internet site can order and pay for a handset and select a rate plan. Sprint PCS customers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. We will recognize the revenues generated by Sprint PCS customers in our territory who purchase products and services over the Sprint PCS Internet site.

TECHNOLOGY

     GENERAL

     In the commercial wireless communication industry there are two principal services licensed by the Federal Communications Commission for transmitting two-way, real time voice and data signals: "cellular" and wireless "personal communications services." In addition, enhanced specialized mobile radio service, a new but not yet widely used technology, also allows for interconnected two-way real time voice and data services. The Federal Communications Commission licenses these applications, each of which operates in a distinct radio frequency block. Cellular, which uses the 800 MHz frequency block, was the original form of widely-used commercial wireless voice communications. Cellular systems are predominantly analog-based, but over the last several years cellular operators have started to use digital service in the 800 MHz frequency block. Digital services have been deployed, as a complement to the analog based services, in most of the major metropolitan markets.


     In 1993, the Federal Communications Commission allocated the 1900 MHz frequency block of the radio spectrum for wireless personal communications services. Wireless personal communications services differ from traditional analog cellular telephone service principally in that wireless personal communications services systems operate at a higher frequency and employ advanced digital technology. Analog-based systems send signals in which the transmitted signal resembles the input signal, the caller's voice. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also achieve greater frequency reuse than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using wireless personal communications services or cellular frequencies, to offer new and enhanced services, including greater call privacy and more robust data transmission, such as facsimile, electronic mail and connecting notebook computers with computer/data networks.


     Wireless communications systems, whether wireless personal communications services or cellular, are divided into multiple geographic coverage areas, known as "cells." In both wireless personal communications services and cellular systems, each cell contains a transmitter, a receiver and signaling equipment, known as the "base station." The base station is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the cellular or wireless personal communications services system. The system:

     - controls the transfer of calls from cell to cell as a subscriber's handset travels;

     - coordinates calls to and from handsets;

     - allocates calls among the cells within the system; and

     - connects calls to the local landline telephone system or to a long distance carrier.

     Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers, thereby integrating their system with the existing landline communications system. Because the signal strength of a transmission between a handset and a base station declines as the handset moves away from the base station, the switching office and the base station monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another base station where the signal strength is stronger.

     Wireless digital signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The Federal Communications Commission has not mandated a universal air interface protocol for wireless personal communications services systems. Wireless personal communications systems operate under one of three principal air interface protocols, code division multiple access, time division multiple access, commonly referred to as TDMA, or global system for mobile communications, commonly referred to as GSM. Time division multiple access and global system for mobile communications are both time division multiple access systems but are incompatible with each other. The code division multiple access system is incompatible with both global system for mobile communications and time division multiple access systems. Accordingly, a subscriber of a system that utilizes code division multiple access technology is unable to use a code division multiple access handset when traveling in an area not served by code division multiple access-based wireless personal communications services operators, unless the customer carries a dual-band/dual-mode handset that permits the customer to use the analog cellular system in that area. The same issue would apply to users of time division multiple access or global system for mobile communications systems. All of the wireless personal communications services operators now have dual-mode or tri-mode handsets available to their customers. Because digital networks do not cover all areas in the country, these handsets will remain necessary for segments of the subscriber base.

     CODE DIVISION MULTIPLE ACCESS TECHNOLOGY


     Sprint PCS's network and its affiliates' networks all use digital code division multiple access technology. We believe that code division multiple access provides important system performance benefits such as:


     Greater capacity. We believe, based on studies by code division multiple access manufacturers, that code division multiple access systems can provide system capacity that is approximately seven to ten times greater than that of current analog technology and approximately three times greater than time division multiple access and global system for mobile communications systems.

     Privacy and security. One of the benefits of code division multiple access technology is that it combines a constantly changing coding scheme with a low power signal to enhance call security and privacy.

     Soft hand-off. Code division multiple access systems transfer calls throughout the code division multiple access network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new base station while maintaining a connection with the base station currently in use. Code division multiple access networks monitor the quality of the transmission received by multiple base stations simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell unless replaced by a stronger signal from another base station. Analog, time division multiple access and global system for mobile communications networks use a "hard hand-off" and disconnect the call from the current base station as it connects with a new one without any simultaneous connection to both base stations.


     Simplified frequency planning. Frequency planning is the process used to analyze and test alternative patterns of frequency used within a wireless network to minimize interference and maximize capacity. Unlike time division multiple access and global system for mobile communications based systems, code division multiple access based systems can reuse the same subset of allocated frequencies in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.


     Longer battery life. Due to their greater efficiency in power consumption, code division multiple access handsets can provide longer standby time and more talk time availability when used in the digital mode than handsets using alternative digital or analog technologies.

     While code division multiple access has the inherent benefits discussed above, time division multiple access networks are generally less expensive when overlaying existing analog systems since the time division multiple access spectrum usage is more compatible with analog spectrum planning. In addition, global system for mobile communications technology, unlike code division multiple access, allows multi-vendor equipment to be used in the same network. This, along with the fact that the global system for mobile communications technology is currently more widely used throughout the world than code division multiple access, provides economies of scale for handset and equipment purchases. A standards process is also underway which will allow wireless handsets to support analog, time division multiple access and global system for mobile communications technologies in a single unit. Currently, there are no plans to have code division multiple access handsets that support either the time division multiple access or global system for mobile communications technologies.

COMPETITION

     Competition in the wireless communications services industry is intense. We compete with a number of wireless service providers in our markets. We believe that our primary competition is with national wireless providers such as:

     - Nextel Communications, Inc.;

     - AT&T Wireless Services, Inc.;

     - the company that will result from the pending merger between Bell Atlantic Corp. and GTE Corp.; and

     - Bell Atlantic Corp.-GTE Corp.'s recently announced partnership with Vodafone AirTouch Plc.

     We also compete with regional wireless providers. The principal regional wireless competitors are:

     - the company that will result from the pending merger between SBC Communications Inc. and Ameritech Corporation;


     - VoiceStream Wireless Corporation; and


     - United States Cellular Corporation.

     Furthermore, a number of wireless service providers compete with us on a local basis, such as:

     - Airadigm Communications;

     - Poka Lambro PCS, Inc.; and

     - Amarillo CellTelCo.

     We also face competition from resellers, which provide wireless services to customers but do not hold Federal Communications Commission licenses or own facilities. Instead, the resellers buy blocks of wireless telephone numbers and capacity from a licensed carrier and resell services through their own distribution network to the public. The Federal Communications Commission currently requires all cellular and wireless personal communications services licensees to permit resale of carrier services to a reseller.

     In addition, we compete with existing communications technologies such as paging, enhanced specialized mobile radio service dispatch and conventional landline telephone companies in our markets. Potential users of wireless personal communications services systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need to speak to the caller.

     In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

     Many of our competitors have access to more licensed spectrum than the 10 MHz licensed to Sprint PCS in New Mexico and Durango and the 20MHz licensed to Sprint PCS in El Paso. Among other things, increased spectrum allows for higher call volume and fewer dropped calls. Cellular service providers have licenses covering 25 MHz of spectrum, and three competing wireless personal communications services providers have licenses to use 30 MHz in New Mexico. Except for New Mexico (10 MHz), Durango (10 MHz) and El Paso (20 MHz), Sprint PCS has licenses to use 30 MHz of spectrum throughout our territory.


     Many of our competitors have significantly greater financial and technical resources and subscriber bases than we do. AT&T Wireless has over 11 million subscribers and the recent partnership of Bell Atlantic-GTE and Vodafone AirTouch has over 19 million combined subscribers. Some of our competitors also have established infrastructures, marketing programs and brand names. In addition, some of our competitors may be able to offer regional coverage in areas not served by the Sprint PCS network, or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those we offer. Wireless personal communications services operators will likely compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS. Recently, there has been a trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. We expect this consolidation to lead to larger competitors over time. These larger competitors may have substantial resources or may be able to offer a variety of services to a large customer base.

     Over the past several years the Federal Communications Commission has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with Sprint PCS services. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain customers principally on the basis of:

     - the strength of the Sprint and Sprint PCS brand names, services and features;

     - the size of our territory;

     - the location of our markets;

     - our network coverage and reliability;

     - customer care; and

     - pricing.

Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including:

     - new services and technologies that may be introduced;

     - changes in consumer preferences;

     - demographic trends;

     - economic conditions; and

     - discount pricing strategies by competitors.

INTELLECTUAL PROPERTY

     The Sprint diamond design logo is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by Sprint. We use the Sprint and Sprint PCS brand names, the Sprint diamond design logo and other service marks of Sprint in connection with marketing and providing wireless services within our territory. Under the terms of the trademark and service mark license agreements with Sprint and Sprint PCS, we do not pay a royalty fee for the use of the Sprint and Sprint PCS brand names and Sprint service marks.

     Except in certain instances and other than in connection with the national distribution agreements, Sprint PCS has agreed not to grant to any other person a right or license to use the licensed marks in our territory. In all other instances, Sprint PCS reserves the right to use the licensed marks in providing its services within or without our territory.

     The trademark license agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "Our Affiliation Agreements with Sprint PCS -- The Trademark and Service Mark License Agreements" for more information on this topic.

EMPLOYEES


     As of December 31, 1999, we employed 181 full-time employees. None of our employees are represented by a labor union. We believe that our relations with our employees are good.

PROPERTIES


     Our headquarters are located in Lubbock, Texas and we lease space in a number of locations, primarily for our Sprint PCS stores, base stations and switching centers. As of December 31, 1999, we leased space on 249 towers and owned one tower. We collocate with other wireless service providers on approximately 37% of our towers. As of December 31, 1999, our material leased properties were as listed below:


PURPOSE                               LOCATION           SQUARE FEET            LEASE TERM
-------                               --------           -----------            ----------
Switching Center               Albuquerque, New Mexico    3,120        Five years beginning on
                                                                       January 1, 1999 and ending on
                                                                       December 31, 2004 with two
                                                                       five-year renewal options
Retail Store and Switching
Center                         Laredo, Texas              5,000        Five years beginning on
                                                                       February 1, 1999 and ending
                                                                       on January 31, 2004 with two
                                                                       five-year renewal options
Retail Store and Regional
Office Space                   Lubbock, Texas             8,000        15 years beginning on July 1,
                                                                       1999
Retail Store, Switching
Center and Office Space        El Paso, Texas            11,970        Ten years and two months
                                                                       beginning on February 1, 1999
                                                                       and ending on March 31, 2009

Retail Store and Office Space  Albuquerque, New Mexico    9,000        Seven years beginning on July
                                                                       1, 1999 and ending on June
                                                                       30, 2006
Retail Store, Switching
Center and Corporate
Office Space                   Lubbock, Texas            11,011        Ten years beginning on June
                                                                       1, 1999

Retail Store and Office Space  Abilene, Texas             3,200        Five years and five months
                                                                       beginning on October 15, 1999
                                                                       and ending on March 14, 2005
                                                                       with one five year renewal
                                                                       option

Retail Store and Office Space  Amarillo, Texas            6,840        Five years beginning on June
                                                                       1, 1999 and ending on May 31,
                                                                       2004 with one five year
                                                                       renewal option

Retail Store and Office Space  Las Cruces, New Mexico     1,020        Five years beginning on June
                                                                       1, 1999 and ending on May 31,
                                                                       2004 with one five year
                                                                       renewal option

Retail Store and Office Space  Midland, Texas             3,628        Five years beginning on May
                                                                       1, 1999 and ending on April
                                                                       30, 2004 with one five year
                                                                       renewal option

Retail Store and Office Space  Odessa, Texas              3,000        Five years beginning on June
                                                                       1, 1999 and ending on May 31,
                                                                       2004 with one five year
                                                                       renewal option

PURPOSE                               LOCATION           SQUARE FEET            LEASE TERM
-------                               --------           -----------            ----------
Retail Store and Office Space  San Angelo, Texas          3,782        Five years beginning on
                                                                       October 1, 1999 and ending on
                                                                       September 30, 2004

Retail Store and Office Space  Santa Fe, New Mexico       2,415        Five years beginning on
                                                                       August 1, 1999 and ending on
                                                                       July 31, 2004 with one five
                                                                       year renewal option

Retail Store and Office Space  El Paso, Texas             2,584        Five years beginning on
                                                                       October 1, 1999 and ending on
                                                                       September 30, 2004 with one
                                                                       five year renewal option

Retail Store and Office Space  El Paso, Texas             2,438        Five years beginning on
                                                                       completion of Lessor's Work
                                                                       in January 2000 and ending in
                                                                       January 2005

Retail Store and Office Space  El Paso, Texas             1,250        Five years beginning on
                                                                       January 1, 2000 and ending on
                                                                       December 31, 2004 with one
                                                                       five year renewal option


LEGAL PROCEEDINGS

     We are not a party to any pending legal proceedings that we believe would, if adversely determined, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

ENVIRONMENTAL COMPLIANCE

     Our environmental compliance expenditures primarily result from the operation of standby power generators for our telecommunications equipment and compliance with various environmental rules during network build-out and operations. The expenditures arise in connection with standards compliance or permits which are usually related to generators, batteries or fuel storage. Our environmental compliance expenditures have not been material to our financial statements or to our operations and are not expected to be material in the future.

                   OUR AFFILIATION AGREEMENTS WITH SPRINT PCS

     Our four major agreements with Sprint and Sprint PCS, are:

     - the management agreement;

     - the services agreement; and

     - two trademark and service mark license agreements with different Sprint entities.


     We entered into one set of these four major agreements with Sprint and Sprint PCS for our territory in the southwestern part of the United States and we entered into another set of these four major agreements for our territory in Wisconsin. The following is a description of the material terms and provisions of our affiliation agreements with Sprint PCS and the consent and agreement with Nortel modifying the Sprint PCS management agreement. Unless otherwise indicated below, the description of our affiliation agreements applies to the affiliation agreements for both of our territories. We have filed the text of our affiliation agreements with Sprint PCS and the consent and agreement as exhibits to the registration statement of which this prospectus is a part.


     Under our affiliation agreements with Sprint PCS, we have the exclusive right to provide wireless services under the Sprint and Sprint PCS brand names in our territory. We have recently amended our affiliation agreements with Sprint PCS to include additional markets in our territory. Sprint PCS holds the spectrum licenses and controls the network through its agreements with us. Our affiliation agreements with Sprint PCS require us to interface with the Sprint PCS wireless network by building our portion of the Sprint PCS network to operate on the 10, 20 or 30 MHz of wireless personal communications services frequencies licensed to Sprint PCS in the 1900 MHz range. The management agreement has an initial term of 20 years with three 10-year renewal options, which would lengthen the contract to a total term of 50 years. The three 10-year renewal terms automatically occur unless we or Sprint PCS provide the other with two years prior written notice to terminate the agreements or unless we are in material default of our obligations under the agreements.


     In addition, we have entered into a consent and agreement with Sprint PCS and Nortel that modifies the management agreement for the benefit of Nortel and the holders of any refinancing of the Nortel indebtedness. Also, Sprint PCS has agreed to propose modifications to the management agreement, and perhaps the other affiliation agreements to enhance our ability to obtain financing for our territory.


THE MANAGEMENT AGREEMENT

     Under our management agreement with Sprint PCS, we have agreed to:

     - own, construct and manage a wireless personal communications services network in our territory in compliance with Federal Communications Commission license requirements and other technical requirements contained in the management agreement;

     - distribute Sprint PCS products and services;

     - use Sprint PCS's and our own distribution channels in our territory;

     - conduct advertising and promotion activities in our territory; and

     - manage that portion of Sprint PCS's customer base assigned to our territory.

     Sprint PCS will supervise our wireless personal communications services network operations and has the right to unconditional access to our portion of the Sprint PCS network, including the right to test and monitor any of our facilities and equipment.

     EXCLUSIVITY

     We are designated as the only person or entity that can manage or operate a wireless personal communications services network for Sprint PCS in our territory. Sprint PCS is prohibited from owning, operating, building or managing another wireless communications network in our territory while our management agreement is in place and no event has occurred that would permit the agreement to terminate. Sprint PCS is permitted to make national sales to companies in our territory and, as required by the Federal Communications Commission, to permit resale of the Sprint PCS products and services in our territory. The management agreement prohibits us from interfering with others who resell Sprint PCS products and services in our territory. If Sprint PCS decides to expand the geographic size of our build-out, Sprint PCS must provide us with written notice of the proposed expansion. We have 90 days to determine whether we will build-out the proposed area. If we do not exercise this right, Sprint PCS can build-out the territory or permit a third party to do so.

     NETWORK BUILD-OUT

     The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. We have agreed to cover a specified percentage of the population within each of the markets which make up our territory by specified dates. Our current build-out plan will satisfy the network build-out requirements set forth in the management agreement. If technically feasible and commercially reasonable, we have agreed to provide for a seamless handoff of a call initiated in our territory to a neighboring Sprint PCS network. The management agreement requires us to reimburse Sprint PCS one-half of the microwave clearing costs for our territory.

     PRODUCTS AND SERVICES


     The management agreement identifies the products and services that we can offer in our territory. These services include, but are not limited to, Sprint PCS consumer and business products and services available as of the date of the agreement, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS products and services if those additional products and services do not cause distribution channel conflicts or, in Sprint PCS's sole determination, consumer confusion with Sprint PCS's products and services. We also cannot sell non-Sprint PCS products and services if it would hamper our build-out of the network. Under the Wisconsin management agreement, if Sprint PCS begins to offer nationally a product or service that we already offer, then that product or service will be considered to be a Sprint PCS product or service.


     We may also sell services such as specified types of long distance service, Internet access, handsets, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier unless we name the Sprint-owned local exchange carrier as the exclusive distributor or Sprint PCS approves the terms and conditions. Sprint does not own the local exchange carrier in a majority of the markets in our territory.

     NATIONAL SALES PROGRAMS

     We must participate in the Sprint PCS sales programs for national sales to customers, and will pay the expenses and receive the compensation from Sprint PCS sales to national accounts located in our territory. We must use Sprint's long distance service, which we can buy at the best prices offered to comparably situated Sprint customers.

     SERVICE PRICING, ROAMING AND FEES


     We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS's "Free and Clear" plans. We are permitted to establish our own local price plans for Sprint PCS's products and services offered only in our territory, subject to Sprint PCS's approval. We are entitled to receive a weekly fee from Sprint PCS equal to 92% of "collected revenues" for all obligations under the management agreement, adjusted by the cost of customer services provided by Sprint PCS. "Collected revenues" include revenue from Sprint PCS subscribers based in our territory and inbound non-Sprint PCS roaming. Sprint PCS will retain 8% of the collected revenues. Outbound non-Sprint PCS roaming revenue, inbound and outbound Sprint PCS roaming fees, proceeds from the sales of handsets and accessories, proceeds from sales not in the ordinary course of business, amounts collected with respect to taxes and, for our Wisconsin territory only, proceeds from sales of our products and services, are not considered collected revenues. Except in the case of taxes, we will retain 100% of these revenues. Many Sprint PCS subscribers purchase bundled pricing plans that allow Sprint PCS roaming anywhere on the Sprint PCS network without incremental Sprint PCS roaming charges. However, we will earn Sprint PCS roaming revenue for every minute that a Sprint PCS subscriber from outside our territory enters our territory and uses our services. We will earn revenue from Sprint PCS based on a per minute rate established by Sprint PCS when Sprint PCS's or its affiliates' subscribers roam on our portion of the Sprint PCS network. Similarly, we will pay the same rate for every minute Sprint PCS subscribers who are based in our territory use the Sprint PCS network outside our territory. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS's third party roaming agreements.


     VENDOR PURCHASE AGREEMENTS

     We may participate in discounted volume-based pricing on wireless-related products and warranties Sprint PCS receives from its vendors. Sprint PCS will use commercially reasonable efforts to obtain for us the same prices as Sprint PCS receives from its vendors.

     ADVERTISING AND PROMOTIONS

     Sprint PCS uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from the national advertising at no additional cost to us. In addition to Sprint PCS's national advertising campaigns, we advertise and promote Sprint PCS products and services on a local level in our markets at our cost. We have the right to use any promotion or advertising materials developed by Sprint PCS and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements and incremental printing costs. Sprint PCS also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free minutes of use for limited time periods. We offer these promotional campaigns to potential customers in our territory.

     PROGRAM REQUIREMENTS


     We must comply with Sprint PCS's program requirements for technical standards, customer service standards, roaming coverage and national and regional distribution and national accounts programs. Sprint PCS will use commercial reasonableness to adjust the program requirements for cities located within our territory that have a population of less than 100,000. Sprint PCS can adjust the program requirements at any time. We have the right to appeal to management of Sprint PCS if adjustments to program requirements will:



     - cause us to incur a cost exceeding 5% of the sum of our stockholders' equity plus our outstanding long term debt; or



     - cause our operating expenses on a per-unit basis using a ten year time frame to increase by more than 10% on a net present value basis.


     If Sprint PCS denies our appeal and we fail to comply with the program adjustment, Sprint PCS has the termination rights described below.

     NON-COMPETITION

     We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint PCS. Within our territory we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand, brands of related parties of ours or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide wireless personal communications services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS.

     INABILITY TO USE NON-SPRINT PCS BRAND

     We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

     TRANSFER OF SPRINT PCS NETWORK

     Sprint PCS can sell, transfer or assign its wireless personal communications services network to a third party if the third party agrees to be bound by the terms of the management agreement and the services agreement.

     CHANGE IN CONTROL

     Sprint PCS must approve a change in control of Alamosa, but this consent cannot be unreasonably withheld.

     RIGHTS OF FIRST REFUSAL

     Sprint PCS has rights of first refusal, without further stockholder approval, to buy our assets upon a proposed sale of all or substantially all of our assets used in the operation of our portion of the Sprint PCS network.

     TERMINATION OF MANAGEMENT AGREEMENT

     The management agreement can be terminated as a result of the following events:

     - termination of Sprint PCS's spectrum licenses;

     - an uncured breach under the management agreement;

     - bankruptcy of a party to the management agreement;

     - the management agreement not complying with any applicable law in any material respect; or

     - the termination of either of the trademark and service mark license agreements.

     The termination or non-renewal of the management agreement triggers some of our rights and those of Sprint PCS. The right of either party to require the other to purchase or sell the operating assets is discussed below.

     If we have the right to terminate the management agreement because of an event of termination caused by Sprint PCS, generally we may:

     - require Sprint PCS to purchase all of our operating assets used in connection with our portion of the Sprint PCS network for an amount equal to at least 80% of our Entire Business Value as defined below;


     - in all areas in our territory where Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of either the original cost to Sprint PCS of the license plus any microwave clearing costs paid by Sprint PCS or 9% of our Entire Business Value; or


     - choose not to terminate the management agreement and sue Sprint PCS for damages or submit the matter to arbitration.

See "Business -- Markets and Network Build-Out Plan" for a listing of our markets in which Sprint PCS is currently the licensee for 20 MHz or more of the spectrum.

     If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by us, generally Sprint PCS may:

     - require us, without further stockholder approval, to sell our operating assets to Sprint PCS for an amount equal to 72% of our Entire Business Value;


     - require us to purchase, subject to governmental approval, the licensed spectrum in our territory for an amount equal to the greater of either the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or 10% of our Entire Business Value;


     - take any action as Sprint PCS deems necessary to cure our breach of the management agreement, including assuming responsibility for, and operating, our portion of the Sprint PCS network; or

     - not terminate the management agreement and sue us for damages or submit the matter to arbitration.

     NON-RENEWAL

     If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

     - require Sprint PCS to purchase all of our operating assets used in connection with our portion of the Sprint PCS network for an amount equal to 80% of our Entire Business Value; or


     - in all areas in our territory where Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of either the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or 10% of our Entire Business Value.


     If we give Sprint PCS timely notice of non-renewal, or we both give notice of non-renewal, or the management agreement expires with neither party giving a written notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

     - purchase all of our operating assets, without further stockholder approval, for an amount equal to 80% of our Entire Business Value; or


     - require us to purchase, subject to governmental approval, the licensed spectrum in our territory for an amount equal to the greater of either the original cost to Sprint PCS of the license plus any microwave clearing costs paid by Sprint PCS or 10% of our Entire Business Value.


See "Risk Factors -- Risks Related to our Relationship with Sprint
PCS -- Provisions of our affiliation agreements with Sprint PCS may diminish our value and restrict the sale of our business" for a discussion of possible effects of this part of the management agreement.

     DETERMINATION OF ENTIRE BUSINESS VALUE

     If the Entire Business Value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the Entire Business Value on a going concern basis using the following guidelines:

     - the Entire Business Value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

     - then-current customary means of valuing a wireless telecommunications business will be used;

     - the business is conducted under the Sprint and Sprint PCS brands and our affiliation agreements with Sprint PCS;

     - that we own the spectrum and frequencies presently owned by Sprint PCS and subject to our affiliation agreements with Sprint PCS; and

     - the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and those businesses will not be included in the sale.

     The rights and remedies of Sprint PCS outlined in the management agreement resulting from an event of termination of the management agreement have been materially amended by the consent and agreement as discussed below.

     INSURANCE

     We are required to obtain and maintain with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under the management agreement and who are reasonably acceptable to Sprint PCS, workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance.

     INDEMNIFICATION

     We have agreed to indemnify Sprint PCS and its directors, employees and agents and related parties of Sprint PCS and their directors, employees and agents against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in the management agreement or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone employed or hired by us in the performance of any work under this agreement, except we will not indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify us and our directors, employees and agents against all claims against any of the foregoing arising from Sprint PCS's violation of any law and from Sprint PCS's breach of any representation, warranty or covenant contained in this agreement or any other agreement between Sprint PCS and us, except Sprint PCS will not indemnify us for any claims arising solely from our negligence or willful misconduct.

     DISPUTE RESOLUTION

     If the parties cannot resolve any dispute between themselves and the management agreement itself does not provide a remedy, then either party may require that any dispute be resolved by a binding arbitration.

THE SERVICES AGREEMENT


     The services agreement outlines various back office services provided by Sprint PCS and available to us for an adjustment to our 92% fee. Sprint PCS can change the amount of adjustment for any or all of the services one time in any twelve month period. We have the option to cancel a service upon notification of a fee increase, and if we decide to cancel the service, then Sprint PCS, at our option, must continue to provide that service for nine months at the original price. Some of the available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-territory fees. Sprint PCS offers three packages of available services. Each package identifies which services must be purchased from Sprint PCS and which may be purchased from a vendor or provided in-house. Essentially, services such as billing, activation and customer care must all be purchased from Sprint PCS or none may be purchased from Sprint PCS. We have chosen to initially delegate the performance of these services to Sprint PCS but may develop an independent capability with respect to these services over time. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services performed by Sprint PCS in connection with any other business or outside our territory. We may discontinue use of any service upon three months' prior written notice, while Sprint PCS must give nine months notice if it will no longer offer any service.


     We have agreed with Sprint PCS to indemnify each other as well as officers, directors, employees and other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the negligence or willful misconduct of the person seeking to be indemnified or its representatives. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions. The services agreement automatically terminates upon termination of the management agreement, and neither party may terminate the services agreement for any reason other than the termination of the management agreement.

THE TRADEMARK AND SERVICE MARK LICENSE AGREEMENTS

     We have non-transferable licenses to use, at no additional cost to us, the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a high degree of awareness, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS's enforcement of their respective rights. We have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

     Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We can terminate the trademark and service mark license agreements upon Sprint's or Sprint PCS's abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy or the management agreement is terminated. However, Sprint and Sprint PCS can assign their interests in the licensed marks to a third party if that third party agrees to be bound by the terms of the trademark and service mark license agreements.

CONSENT AND AGREEMENT FOR THE BENEFIT OF THE HOLDER OF NORTEL FINANCING


     Sprint PCS has entered into a consent and agreement with Nortel, which has been acknowledged by Alamosa, that modifies Sprint PCS's rights and remedies under our affiliation agreements with Sprint PCS, for the benefit of Nortel and future holders of the Nortel senior financing and any refinancing thereof, which was a condition to the funding of any amounts under the Nortel financing.


     The consent and agreement with Nortel generally provides, among other things, the following:

     - Sprint PCS's consent to the pledge of substantially all of our assets, including our rights in our affiliation agreements with Sprint PCS;

     - that our affiliation agreements with Sprint PCS may not be terminated by Sprint PCS until the Nortel financing is satisfied in full pursuant to the terms of the consent and agreement with Nortel, unless our subsidiaries or assets are sold to a purchaser who does not continue to operate the business as a Sprint PCS network, which sale requires the approval of the administrative agent, who will initially be Nortel as discussed in more detail in "Description of Other Indebtedness -- The Nortel Credit Facility -- Syndication;"

     - for Sprint PCS to maintain 10 MHz of wireless personal communications services spectrum in all of our markets until the Nortel financing is satisfied or our operating assets are sold after our default under the Nortel financing;

     - for redirection of payments due to Alamosa under the management agreement from Sprint PCS to the administrative agent during the continuation of our default under the Nortel financing;

     - for Sprint PCS and the administrative agent to provide to each other notices of default by us under the Sprint PCS management agreement and Nortel financing, respectively;

     - the ability to appoint interim replacements, including Sprint PCS or a designee of the administrative agent, to operate our portion of the Sprint PCS network under our affiliation agreements with Sprint PCS after an acceleration of our financing from Nortel or an event of termination under our affiliation agreements with Sprint PCS;

     - subject to certain requirements and limitations, the ability of the administrative agent or Sprint PCS to assign our affiliation agreements with Sprint PCS and sell our assets or the partnership interests of our operating subsidiaries to a qualified purchaser that is not a major competitor of Sprint PCS or Sprint, free of the restrictions on assignment and change of control in the management agreement, if the Nortel financing has been accelerated after our default; and


     - subject to certain requirements and limitations, that if Sprint PCS enters consent and agreement documents with similarly-situated lenders that have provisions that are more favorable to the lender, Sprint PCS will give the administrative agent written notice of the amendments and will amend the consent and agreement with Nortel in the same manner at the administrative agent's request; consequently, from time to time, Nortel and Sprint PCS may modify the consent and agreement so that it will contain terms and conditions more favorable to Nortel.


     SPRINT PCS'S RIGHT TO PURCHASE ON ACCELERATION OF AMOUNTS OUTSTANDING UNDER THE NORTEL FINANCING

     Subject to the requirements of applicable law, so long as the Nortel financing remains outstanding, Sprint PCS has the right to purchase our operating assets or the partnership interests of our operating subsidiaries, upon its receipt of notice of an acceleration of the Nortel financing, under the following terms:

     - Sprint PCS elects to make such a purchase within a specified period;

     - the purchase price is the greater of an amount equal to 72% of our Entire Business Value or the amount we owe under the Nortel financing;

     - if Sprint PCS has given notice of its intention to exercise the purchase right, then the administrative agent is prohibited for a specified period after the acceleration or until Sprint PCS rescinds its intention to purchase, from enforcing its security interest; and

     - if we receive a written offer that is acceptable to us to purchase our operating assets or the partnership interests of our operating subsidiaries after the acceleration, then Sprint PCS has the right to purchase our operating assets or the partnership interests of our operating subsidiaries on terms at least as favorable to us as the offer we receive. Sprint PCS must agree to purchase the operating assets or the partnership interests of our operating subsidiaries within 14 business days of its receipt of the offer, on acceptable conditions, and in an amount of time acceptable to us.

     SALE OF OPERATING ASSETS OR THE PARTNERSHIP INTERESTS OF OUR OPERATING SUBSIDIARIES TO THIRD PARTIES

     If Sprint PCS does not purchase our operating assets or the partnership interests of our operating subsidiaries after an acceleration of the obligations under the Nortel financing, then the administrative agent may sell the operating assets or partnership interests. Subject to the requirements of applicable law, including the law relating to foreclosures of security interests, the administrative agent has two options:

     - to sell the assets or partnership interests to an entity that meets the requirements to be our successor under our affiliation agreements with Sprint PCS; or

     - to sell the assets or partnership interests to any third party, subject to specified conditions.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table presents information with respect to our directors and executive officers.


NAME                                        AGE                    POSITION
----                                        ---                    --------
David E. Sharbutt.........................  50    Chairman of the Board of Directors and
                                                  Chief Executive Officer
Jerry W. Brantley.........................  54    Chief Operating Officer
Kendall W. Cowan..........................  45    Chief Financial Officer
W. Don Stull..............................  37    Chief Technology Officer
Michael R. Budagher.......................  41    Director
Ray M. Clapp, Jr..........................  39    Director
Scotty Hart...............................  49    Director
Thomas Hyde...............................  54    Director
Schuyler B. Marshall......................  54    Director
Tom M. Phelps.............................  50    Director
Reagan W. Silber..........................  38    Director
Jimmy R. White............................  60    Director



     David E. Sharbutt. Mr. Sharbutt has been our Chairman and a director since Alamosa was founded in July 1998. Mr. Sharbutt was named our Chief Executive Officer on October 1, 1999. Mr. Sharbutt was formerly the President and Chief Executive Officer of Hicks & Ragland, now known as CHR Solutions, Inc. Mr. Sharbutt is currently employed by CHR Solutions as a Senior Consultant. He has been at CHR Solutions since 1977, where he has worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services. Before he joined CHR Solutions, Mr. Sharbutt was employed by Southwestern Bell. Mr. Sharbutt holds a Bachelor of Science degree in Electrical Engineering from Texas Tech University. Mr. Sharbutt was Vice President of Alamo IV LLC until its dissolution in November 1999. He also serves as a director for, and is a shareholder of, CHR Solutions and is a director for, and shareholder and President of US Consultants, Inc. In addition, he is a director for TechTel Communications Corporation, Accipiter Communications, and previously was a director of Alamo Cellular, Inc., all non-public companies.



     Jerry W. Brantley. Mr. Brantley has been our Chief Operating Officer since October 1998. He is responsible for overseeing all aspects of operations including market operations, network build-out, marketing and distribution. From June 1996 to October 1998, he was General Manager of the H&R Strategic Group of Hicks & Ragland. From December 1994 to June 1996, Mr. Brantley was Executive Vice President and General Manager for Mainstreet Wireless, a national wireless personal communications services consortium of independent telecommunications companies and other companies. From May 1993 to November 1994, Mr. Brantley was President and General Manager of the Business Crime Council of South Texas, Inc., a crime prevention organization. From 1984 to 1993, Mr. Brantley held various executive management positions in sales, marketing, public relations and regulatory matters for Southwestern Bell Mobile Systems. Mr. Brantley holds a Bachelor of Business Administration degree from the University of Oklahoma.



     Kendall W. Cowan. Mr. Cowan became our Chief Financial Officer in December 1999. From October 1993 to December 1999, he was a partner in the public accounting firm of Robinson Burdette Martin & Cowan, L.L.P. and from January 1986 to September 1993, he was a partner in the Lubbock and Dallas offices of Coopers & Lybrand. He provided consulting and accounting services to a wide range of clients at both firms including public companies. He is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Cowan is Chairman of the Board and a stockholder of ShaCo Xpress, Inc., a director of Robert Heath Trucking, Inc., and a member of C.C. & Co., L.L.C., all of which are non-public companies.

     W. Don Stull. Mr. Stull has been our Chief Technology Officer since October 1998. He was formerly Vice President of Hicks & Ragland. He has held various management and engineering positions at Hicks & Ragland since 1988. From 1985 to 1988 he was an engineer at Turner Collie & Braden, Inc. From 1980 to 1984, he was an engineering technician for different companies. Mr. Stull received his M.B.A. from Texas Tech University and holds a Bachelor of Science degree in Civil Engineering from Texas Tech University.


     Michael R. Budagher. Mr. Budagher has served as a director of Alamosa since December 21, 1998. Mr. Budagher was the founder of Specialty Constructors, a wholly owned subsidiary of Specialty Teleconstructors, Inc., a wireless infrastructure installation company. He served as the President, Chairman of the Board, Chief Executive Officer and Chief Operating Officer of Specialty from 1990 to 1998. Mr. Budagher is also a founder, stockholder and the President of Specialty Antenna Site Resources, Inc. and was a founder and served as the President of Specialty Constructors Coatings, Inc. until March 1997. He also serves as the managing member and President of the Budagher Family LLC as well as a Manager of West Texas PCS, LLC, both non-public limited liability companies.


     Ray M. Clapp, Jr. Mr. Clapp has served as a director since Alamosa was founded in July 1998. Since 1995, Mr. Clapp has been Managing Director, Acquisitions and Investments for The Rosewood Corporation, the primary holding company for the Caroline Hunt Trust Estate. From 1989 to 1995, he has held various officer level positions with The Rosewood Corporation and its subsidiaries. Prior to his employment with The Rosewood Corporation, Mr. Clapp was a consultant with Booz, Allen & Hamilton, a management consulting firm.



     Scotty Hart. Mr. Hart has served as a director since Alamosa was founded in July 1998. He has also served as General Manager of South Plains Telephone Cooperative, a wireline and wireless telecommunications company, since April 10, 1995, and previously as Assistant Manager of South Plains Telephone Cooperative. Mr. Hart is currently Vice President of SPPL, Inc., Chairman of the General Partners Committee for Caprock Cellular Limited Partnership and past Chairman for Texas RSA3 Limited Partnership, all affiliates of South Plains Telephone Cooperative. He is also General Manager of South Plains Advanced Communications & Electronics, Inc., a wholly owned subsidiary of South Plains Telephone Cooperative, and Secretary of Alamo Cellular, Inc., a non-public holding company with interests in a wireless telecommunications service provider and an affiliate of South Plains Advanced Communications & Electronics, Inc. In addition, Mr. Hart is the general partner and a limited partner of Lubbock HLH, Ltd. He was President of Alamo IV LLC until its dissolution in November 1999. Mr. Hart also serves as a director of Texas Statewide Telephone Cooperative, Inc., a non-public company.



     Thomas Hyde. Mr. Hyde has served as a director since Alamosa was founded in July 1998. From 1996 to 1997, Mr. Hyde served as an Assistant Manager of Taylor Telephone Cooperative, Inc., a landline telephone service provider, and has served as Manager of that company since 1998. He has also served as Manager of Taylor Telecommunications, Inc., a cellular services provider. Prior to 1996, Mr. Hyde was self-employed in the farming and ranching business. Mr. Hyde was also Secretary of Alamo IV LLC until its dissolution in November 1999. Mr. Hyde currently serves as a director of Alamo Cellular, Inc. and was a director of Taylor Telephone Cooperative, Inc. and Taylor Telecommunications, Inc. from 1979 to 1996.



     Schuyler B. Marshall. Mr. Marshall has served as a director of Alamosa since November 1999. He has served as President of The Rosewood Corporation, the primary holding company for the Caroline Hunt Trust Estate, since January 1, 1999. From 1996 through 1998, he served as Senior Vice President and General Counsel, and Executive Director of The Rosewood Corporation, and as director and president of various of its subsidiaries. He currently serves as a member of the advisory board of Rosewood Capital IV, L.P., a San Francisco based venture capital fund that will focus on e-commerce, telecommunications and other consumer oriented investments. Mr. Marshall also serves as the sole manager of Rosewood Telecommunications, L.L.C., a stockholder of Alamosa. Prior to his employment with The Rosewood Corporation, Mr. Marshall was a senior shareholder with Thompson & Knight, P.C., in Dallas, where he practiced law since 1970.

     Tom M. Phelps. Mr. Phelps has served as a director of Alamosa since December 21, 1998. He has served as Executive Vice President and General Manager of ENMR Telephone Cooperative, a telecommunications services provider, and of Telecommunications Holdings East, since September 1997. Mr. Phelps is also currently Executive Vice President of Plateau Telecommunications Incorporated, a wireless and wireline telecommunications provider and wholly owned subsidiary of Telecommunications Holdings East. Additionally, Mr. Phelps served as Assistant Manager of ENMR Telephone Cooperative and its wholly owned subsidiaries from 1995 to 1997, and as Area Manager of GTE Corporation, a telephone service provider, from 1994 to 1995. He is currently a director of Rocky Mountain Telecommunications Association, a non-public company.

     Reagan W. Silber. Mr. Silber has served as a director since Alamosa was founded in July 1998. He has been the founder and managing shareholder of Silber Pearlman, P.C., a law firm, since 1989. He is also a director and the President of Tregan International Corp., a director and the President of BPS Realty, Inc., and a director of Independent Bank of Plano, all non-public companies.


     Jimmy R. White. Mr. White has served as a director since Alamosa was founded in July 1998. He has served as the General Manager of XIT Rural Telephone Cooperative, Inc. and its subsidiaries, XIT Telecommunication & Technology, Inc., XIT Cellular, and XIT Fiber, Inc., all wireline and wireless telecommunications services providers, since 1975. He was the Treasurer of Alamo IV LLC until its dissolution in November 1999. Mr. White currently serves as the President of Alamo Cellular, Inc. He also currently serves as a director of Texas Telephone Association, a non-public company, and Forte of Colorado, a general partnership.


BOARD OF DIRECTORS


     Under the terms of Alamosa PCS, LLC's Regulations, the number of managers to serve on the Alamosa's board of managers was fixed at nine managers. Alamo IV had the right to appoint five of the managers and the financial members, comprised of Rosewood Telecommunications, LLC, Tregan International Corp., West Texas PCS LLC, Longmont PCS LLC and Yellow Rock PCS, L.P., had the right to appoint a total of four of the managers. If Alamo IV's percentage interest in Alamosa PCS, LLC fell below 45% then the number of managers it was able to appoint also fell in a corresponding manner. Likewise, if the financial members combined percentage interest in Alamosa PCS, LLC fell below 33% then the number of managers they were able to appoint as a group also fell in a corresponding manner. Neither Alamo IV's number of appointments nor the financial members' number of appointments increased as a result of a decrease in the other group's percentage interest. Any remaining manager position was to be filled by a manager elected by a majority of the members of Alamosa PCS, LLC. As a result of Alamo IV's dissolution in November 1999, Alamo IV no longer holds any right to appoint managers, but the former members of Alamo IV are currently still able to act together to appoint five of the managers. Prior to the closing of this offering, Alamosa PCS, LLC will be reorganized and the current managers of Alamosa PCS, LLC will become directors of Alamosa PCS Holdings, Inc. Upon this reorganization, the former members of Alamo IV and the financial members will lose their right to appoint any future directors. For further information on the reorganization, see "The Reorganization."


     After the reorganization, our board of directors will be fixed at nine members. We will divide our board of directors into three classes. Ray M. Clapp, Jr., Jimmy White and Thomas Hyde constitute Class I and will stand for election at the annual meeting of stockholders to be held in 2001. Michael R. Budagher, Schuyler B. Marshall and Reagan W. Silber constitute Class II and will stand for election at the annual meeting of stockholders to be held in 2002. Tom M. Phelps, David E. Sharbutt, and Scotty Hart constitute Class III and will stand for election at the annual meeting of stockholders to be held in 2003. After the initial term following the offering, directors in each class will serve for a term of three years, or until his or her successor has been elected and qualified and will be compensated at the discretion of the board of directors. Executive officers are ordinarily elected annually and serve at the discretion of the board of directors.

     COMPENSATION OF DIRECTORS

     Currently, we do not compensate our directors. No director who is an employee of Alamosa receives separate compensation for services rendered as a director. Starting in June 1999, we had an arrangement with Hicks & Ragland, now known as CHR Solutions, to pay $175 per hour for David Sharbutt's services as Chairman of our board of directors. This arrangement with Hicks & Ragland ended on October 1, 1999, when Mr. Sharbutt became our Chief Executive Officer.


     Following the closing of our initial public offering of common stock, pursuant to the 1999 Long Term Incentive Plan, each of our directors who is an independent director because he or she is not an officer or employee of Alamosa will automatically receive an initial option to purchase 28,000 shares of our common stock upon the closing of our initial public offering of common stock or on the date he or she becomes one of our directors. We granted an option to purchase an additional 15,000 shares of our common stock to Mr. Clapp for his performance of additional duties as director with respect to the initial public offering of our common stock and this notes offering. The initial option becomes exercisable with respect to 100% of the shares covered thereby six months after the date of grant and will expire on the tenth anniversary of the date of grant. In addition to the initial option, each independent director will receive a grant pursuant to our 1999 Long Term Incentive Plan of an annual option to purchase that number of shares of our common stock equal to $60,000 divided by the fair market value of our common stock on the date of grant. The annual option will be automatically granted on the date of the first full meeting of our board of directors following the end of each fiscal year. The annual option will immediately vest on the date of grant and will expire on the tenth anniversary of the date of grant. The exercise price of all options granted to independent directors must be equal to the fair market value of our common stock on the date of grant. Directors who are also our officers or employees receive no additional compensation for serving as directors. All of our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the board of directors or committees thereof.


     BOARD COMMITTEES


     Our board of directors has established five committees. They are the:


     - audit committee;


     - compensation committee;



     - finance committee;



     - stock option plan committee; and



     - nominating committee.


     The audit committee is responsible for recommending to the board of directors the engagement of our independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors. The current members of the audit committee are Messrs. White, Phelps, Budagher and Clapp.


     The compensation committee is responsible for reviewing and approving all compensation arrangements for our officers. The current members of the compensation committee are Messrs. Silber, Marshall and Hyde.


     The finance committee is responsible for providing budget oversight and dealing with capital structure issues. The current members of the finance committee are Messrs. Clapp, White, Sharbutt and Hart.


     The stock option plan committee is responsible for reviewing and approving the terms of any stock option grants or other awards under the 1999 Long Term Incentive Plan and reviewing and approving the terms of any future stock option plans. The current members of the stock option plan committee are Messrs. Silber, Marshall and Hyde.

     The nominating committee is responsible for:



     - seeking out possible candidates for the board of directors;



     - reviewing the slate of directors to be elected by the stockholders;



     - reviewing the qualifications for candidates for corporate offices recommending the officers for approval by the board of directors;



     - and evaluating the performance of current directors.



     The current members of the nominating committee are Messrs. Phelps, Budagher, White, Clapp, Silber, Marshall, Hyde and Sharbutt.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The compensation committee of our board of directors currently consists of Messrs. Silber, Marshall and Hyde. None of these committee members are or have been executive officers of us or our subsidiaries. From our inception on July 16, 1998 through December 9, 1999, our board of directors determined the compensation of our executive officers. David Sharbutt, our Chief Executive Officer, is Chairman of our board of directors. He is also employed as a Senior Consultant and is a director and shareholder of CHR Solutions, an engineering consulting firm that provides services to us. See "Certain Relationships and Related Transactions" for more details on these transactions. Mr. Sharbutt has also served on the board of directors of Alamo Cellular, Inc. Currently Scotty Hart is Secretary of Alamo Cellular, Inc. and Jimmy White is President of Alamo Cellular, Inc. Both Mr. Hart and Mr. White are also on our board of directors. In addition, Alamo IV LLC, prior to its dissolution in November 1999, had been controlled by its members. Mr. Sharbutt represents a company called Harlamo LLC that is a member of Alamo IV LLC and he also serves as Vice President of Alamo IV LLC. Thomas Hyde, who is one of our directors, along with Scotty Hart and Jimmy White, serve as executive officers of Alamo IV LLC.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


     Our full board of directors addressed all matters concerning executive compensation until December 9, 1999, when we formed an executive compensation committee consisting of Messrs. Silber, Marshall and Hyde. Since its formation, the compensation committee has addressed executive compensation matters.


     Our executive compensation philosophy reflects our belief that the compensation of executives should:

     - be linked to achievement of our business and strategic goals;

     - be aligned with the interests of stockholders through awards of stock options and other stock-based compensation;

     - recognize individual contributions, as well as overall business results; and

     - result in attracting, motivating and retaining highly-talented executives to serve us.

To achieve these objectives, our current compensation program consists of the following elements:

     - Base salary;


     - Annual incentive compensation, the receipt of which is based on:



          - our financial performance from year to year; and/or



          - significant individual contributions; and


     - Long-term incentive compensation, primarily in the form of stock options.

     Jerry Brantley, as Chief Operating Officer, acted in a capacity similar to that of chief executive officer during the period from the inception of Alamosa, July 16, 1998, to October 1, 1999, when David Sharbutt was elected Chief Executive Officer. Mr. Sharbutt has served as our chief executive officer since that time. The structure of Mr. Brantley's fiscal 1999 compensation was based in part on comparisons to the compensation of executives in similar positions with other companies in the industry, as well as Mr. Brantley's level of responsibility, experience and contribution to our business objectives and the board's ongoing assessment of our operations. In accordance with such factors, we entered into an amended and restated employment agreement with Mr. Brantley, effective October 1, 1999. This agreement provides for a base salary of $175,000, subject to increases at our board's discretion. In addition, the agreement provides that Mr. Brantley is eligible for quarterly bonuses upon the achievement of certain performance targets established by our board, and grants Mr. Brantley stock options that vest over three years. See "-- Employment Agreements -- Jerry W. Brantley." Pursuant to this employment agreement, Mr. Brantley received compensation totaling $302,200 for fiscal 1999, representing a salary of $175,000, a bonus of $120,000 and a car allowance of $7,200. Our board believes that the structure of Mr. Brantley's compensation, with its emphasis on our performance, is in the best interest of our stockholders because it more closely aligns the interests of Mr. Brantley and our stockholders.



     The structure of Mr. Sharbutt's fiscal 1999 compensation was also based in part on comparisons to the compensation of executives in similar positions with other companies in the industry, as well as Mr. Sharbutt's level of responsibility, experience and contribution to our business objectives and the board's ongoing assessment of our operations. In accordance with such factors, we entered into an employment agreement with Mr. Sharbutt, effective October 1, 1999. This agreement provides for a base salary of $175,000, subject to increases at our board's discretion. In addition, the agreement provides that Mr. Sharbutt is eligible for quarterly bonuses upon the achievement of certain performance targets established by our board. See "-- Employment
Agreements -- David E. Sharbutt." Pursuant to this employment agreement, Mr. Sharbutt received compensation totaling $91,250 for fiscal 1999, representing a salary of $43,750, a bonus of $43,750 and a car/club dues allowance of $3,750. Our board believes that the structure of Mr. Sharbutt's compensation, with its emphasis on our performance, is in the best interest of our stockholders because it more closely aligns the interests of Mr. Sharbutt and our stockholders.



     Other than Mr. Brantley as Chief Operating Officer and Mr. Sharbutt as Chief Executive Officer, W. Don Stull, as Chief Technology Officer, also received substantial compensation during fiscal 1999. Our philosophy for the compensation of our executive officers focuses on each individual's level of responsibility, experience and contribution to our business objectives and the board's ongoing assessment of our operations. The board places emphasis on compensation that closely aligns the executive's interests with the stockholders' interests. Therefore, a significant percentage of each executive officer's total compensation is tied to our performance through:



     - bonus eligibility, based on a combination of our performance and individual achievement; and



     - stock option awards.


     In August 1993, as part of the Omnibus Budget Reconciliation Act of 1993,
Section 162(m) of the Internal Revenue Code was enacted, which section provides for an annual one million dollar limitation on the deduction that an employer may claim for compensation of certain executives. Section 162(m) of the Internal Revenue Code provides an exception to the deduction limitation for certain performance-based compensation, and it is the intent of the board to qualify executive compensation for such exception to the extent necessary, feasible and in our best interests.


David E. Sharbutt (Chairman)
Michael R. Budagher                                          Schuyler B. Marshall
Ray M. Clapp, Jr.                                            Tom M. Phelps
Scotty Hart                                                  Reagan W. Silber
Thomas Hyde                                                  Jimmy R. White

EXECUTIVE COMPENSATION

     The following table presents summary information with respect to the compensation paid to David E. Sharbutt, Jerry W. Brantley, Kendall W. Cowan and
W. Don Stull during the period from the inception of Alamosa, July 16, 1998, to December 31, 1998 and for the year ended December 31, 1999. We had no chief executive officer during the period from inception, July 16, 1998, to December 31, 1998. Mr. Brantley, as Chief Operating Officer, acted in a capacity similar to that of chief executive officer during that period. David E. Sharbutt became our chief executive officer effective as of October 1, 1999, and has served as our chief executive officer since that time.

                           SUMMARY COMPENSATION TABLE


                                                            LONG-TERM COMPENSATION
                                                           ------------------------
                                 ANNUAL COMPENSATION       RESTRICTED   SECURITIES
                              --------------------------     STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS       AWARDS       OPTIONS      COMPENSATION
---------------------------   ----   --------   --------   ----------   -----------    ------------
David E. Sharbutt
  Chief Executive
Officer(1)..................  1999   $ 43,750   $ 43,750         --       1,697,500     $   3,750(2)
Jerry W. Brantley
  Chief Operating Officer...  1999   $175,000   $120,000         --       1,697,500(3)  $   7,200(4)
                              1998   $ 40,385   $ 13,846         --              --(3)  $   1,662(4)
Kendall W. Cowan
  Chief Financial
Officer(5)..................  1999   $ 12,500   $ 12,500         --       1,455,000     $     600(4)
W. Don Stull
  Chief Technology
Officer.....................  1999   $ 90,000   $ 60,000         --              --     $   4,800(4)
                              1998     14,723   $      0         --         145,500(6)  $     554(4)


---------------

(1) Mr. Sharbutt became Chief Executive Officer on October 1, 1999.

(2) Consists of a monthly car and club dues allowance.


(3) During 1998, we granted Mr. Brantley three series of options to purchase up to an aggregate 1.5% membership interest in Alamosa PCS, LLC. The exercise price per share is $1.08 for the first of these series, $1.15 for the second series and $1.25 for the third series. We will record compensation expense totaling $9,341,100 in connection with these options. As part of the reorganization, these options were terminated and replaced by two options granted under the 1999 Long-Term Incentive Plan. The first option is exercisable immediately for 242,500 shares of our common stock at an exercise price of $1.15 per share. The second option vests over the next four years and is exercisable for 1,455,000 shares of our common stock with an exercise price equal to the initial public offering price.


(4) Consists of a monthly car allowance.

(5) Mr. Cowan became Chief Financial Officer on December 1, 1999.


(6) During 1998, we granted Mr. Stull three series of options to purchase up to an aggregate 0.3% membership interest in Alamosa PCS, LLC that vest monthly beginning on April 29, 2000 and expire on December 31, 2006. As part of the reorganization, these options will be exchanged for three series of options to purchase an aggregate of 145,500 shares of our common stock. The exercise price per share is $1.1296 for the first series, $1.2477 for the second series and $1.4238 for the third series of these common stock options. One-third of each option series is fully vested and exercisable and another one-third of each series will vest on each of October 29, 2000 and October 29, 2001.

STOCK OPTION GRANTS IN LAST FISCAL YEAR


     The table below provides information regarding stock options granted to the named executive officers in fiscal year 1999. None of the named executive officers received stock appreciation rights, or SARs.


                                                             INDIVIDUAL GRANTS
                       ---------------------------------------------------------------------------------------------
                                                                                     POTENTIAL REALIZABLE VALUE
                                     % OF TOTAL                                        AT ASSUMED ANNUAL RATES
                       NUMBER OF      OPTIONS                                        OF STOCK PRICE APPRECIATION
                       SECURITIES    GRANTED TO       EXERCISE                           FOR OPTION TERM(1)
                       UNDERLYING   EMPLOYEES IN       PRICE        EXPIRATION   -----------------------------------
NAME                    OPTIONS     FISCAL YEAR     (PER SHARE)        DATE        0%($)       5%($)        10%($)
----                   ----------   ------------   --------------   ----------   ---------   ----------   ----------
David E. Sharbutt....    242,500(2)       5%           $1.15        12/9/2009    3,116,125    5,251,222    8,526,881
                       1,455,000         30%       initial public   12/9/2009           --   12,810,584   32,465,534
                                                   offering price
Jerry W. Brantley....    242,500(3)       5%           $1.15        12/9/2009    3,116,125    5,251,222    8,526,881
                       1,455,000(3)      30%       initial public   12/9/2009           --   12,810,584   32,465,534
                                                   offering price
Kendall W. Cowan.....  1,455,000         30%       initial public   12/9/2009           --   12,810,584   32,464,534
                                                   offering price


---------------


(1) Based on an assumed initial public offering price of $14.00.



(2) In connection with these options, we will record compensation expense totaling $3,116,125.



(3) During 1998, we granted Mr. Brantley three series of options to purchase up to an aggregate 1.5% membership interest in Alamosa PCS, LLC. The exercise price per share was $1.08 for the first of these series, $1.15 for the second series and $1.25 for the third series. We will record compensation expense totaling $9,341,100 in connection with these options. As part of the reorganization, these options were terminated and replaced by two options granted under the 1999 Long-Term Incentive Plan. The first option is exercisable immediately for 242,500 shares of our common stock at an exercise price of $1.15 per share. The second option vests over the next four years and is exercisable for 1,455,000 shares of our common stock with an exercise price equal to the initial public offering price.



AGGREGATED FISCAL YEAR-END OPTION VALUES


     The following table provides summary information regarding options held by our named executive officers as of December 31, 1999. There was no public market for the common stock as of December 31, 1999. Accordingly, the value of unexercised in-the-money options is based on an assumed initial public offering price of $14.00, less the exercise price payable for such shares.


                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              SHARES                    OPTIONS/SARS AT FISCAL         IN-THE-MONEY OPTIONS/
                             ACQUIRED       VALUE             YEAR-END(#)             SARS AT FISCAL YEAR-END
NAME                      ON EXERCISE(#)   REALIZED   (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
----                      --------------   --------   ---------------------------   ---------------------------
David E. Sharbutt.......        --            --           242,500/1,455,000                  $3,116,125/$0
Jerry W. Brantley.......        --            --           242,500/1,455,000                  $3,116,125/$0
Kendall W. Cowan........        --            --                --/1,455,000                          --/$0
W. Don Stull............        --            --               48,500/97,000            $617,549/$1,235,098

BENEFIT PLANS

     1999 LONG TERM INCENTIVE PLAN

     The 1999 Long Term Incentive Plan has been adopted by our board of directors and stockholders. The purpose of the plan is to attract and retain the services of our key management employees, outside directors and consultants by providing those persons with a proprietary interest in us. The plan allows us to provide that proprietary interest through the grant of:

     - incentive stock options;

     - nonqualified stock options;

     - tandem and independent stock appreciation rights;

     - stock bonuses; and


     - restricted stock.



The aggregate number of shares of common stock that may be issued under the plan is 7,000,000. We have granted options effective as of the closing of our initial public offering of common stock to purchase 6,028,000 shares of our common stock with an exercise price equal to the initial public offering price per share to directors, officers, employees and consultants and to purchase 485,000 shares of our common stock with an exercise price of $1.15 per share to two of our executive officers.



     The option plan will be administered by our board of directors or by a stock option plan committee appointed by our board of directors, which will be authorized, subject to the provisions of the option plan, to grant awards and establish rules and regulations as it deems necessary for the proper administration of the option plan and to make whatever determinations and interpretations it deems necessary or advisable.


     An incentive option may not have an exercise price less than the fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant and is subject to other limitations which allow the option holder to qualify for favorable tax treatment. Nonqualified options may have an exercise price of less than, equal to or greater than the fair market value of the underlying common stock on the date of grant but, like incentive options, are limited to an exercise period of no longer than ten years.

     The committee determines and designates those persons to whom awards are granted and determines:

     - the award period;

     - the date of grant;

     - the vesting period; and

     - other terms, provisions, limitations and performance requirements approved by the committee, but not inconsistent with the plan.

     The committee also has the discretion to reprice stock option awards.


     An option will not be transferable except by will or by the laws of descent or distribution or unless determined otherwise by our board of directors or the committee.

     Awards under the plan may contain provisions that, if a change in control of Alamosa occurs, give the stock option plan committee discretion to offer to purchase awards from plan participants and make adjustments or modifications to outstanding awards to protect and maintain the rights and interests of the plan participants or take any other action the award agreements may authorize. A change in control of Alamosa is deemed to occur for purposes of the plan upon any of the following events:



     - the approval by our stockholders of a plan to dissolve or liquidate Alamosa;



     - continuing directors, who are persons who were serving on our board of directors when the plan was adopted or who afterwards were elected to the board of directors by majority of the directors in office, cease to constitute at least 50% of the board of directors;



     - a consolidation or merger in which we do not survive, or in which our stockholders do not retain the same proportionate common stock ownership in the surviving company after the merger; or



     - a sale of substantially all of our assets, unless the sale is due to the default by us or our affiliates under any:



      - credit or related agreement among us or our affiliates or successors and Nortel Networks, Inc. or any other lender; or



      - management or related agreement among us or our affiliates or successors and Sprint Spectrum, LP, SprintCom, Inc., WirelessCo, LP, Sprint Communications Company, LP or their affiliates or successors.



     The events described in the third and fourth bullet points above will not be deemed a change in control of Alamosa if after the event:



     - continuing directors constitute at least 50% of the board of directors of the continuing, surviving or acquiring entity, or that entity's ultimate parent entity if the parent entity has at least a majority of the voting power of the entity; and



     - the continuing, surviving or acquiring entity, or that entity's ultimate parent entity, assumes all of the outstanding stock options under the plan.



     401(K) RETIREMENT PLAN


     We have established a tax-qualified employee savings and retirement plan. Employees may elect to contribute up to 20% of their annual compensation on a pre-tax basis and up to an additional 10% of their annual compensation on an after-tax basis to the retirement plan. "Highly Compensated Employees," as defined in the retirement plan, are subject to certain other provisions regarding the amount of eligible contributions. Employee contributions may begin from the date of hire and are immediately vested. Currently, we do not make matching or profit-sharing contributions to the retirement plan.

EMPLOYMENT AGREEMENTS


     David E. Sharbutt. We are a party to an employment agreement with David E. Sharbutt, effective October 1, 1999. This employment agreement has a three-year term and provides that Mr. Sharbutt receive a minimum base salary of $175,000, payable no less often than semi-monthly, subject to increases at our discretion. Additionally, Mr. Sharbutt is entitled to receive a bonus of up to $43,750 for each calendar quarter in which we meet certain corporate milestones. Mr. Sharbutt is also entitled to $5,000,000 in term life insurance coverage, reimbursement for reasonable expenses, $1,250 per month as a vehicle and club dues allowance, reimbursement for vehicle business mileage at the standard rate set by the Internal Revenue Service, and incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to our other executives with comparable responsibilities, subject to the terms of those programs. If we terminate Mr. Sharbutt's employment other than for cause, a change in control or for non-performance, all as defined in the employment agreement, or due to his death or disability, we would be required to pay him severance pay equal to one year's base salary. If Mr. Sharbutt should terminate his employment agreement for cause, as defined in the employment agreement he will be entitled to severance pay equal to the lessor of one year's base salary and the unpaid balance of his salary that would be payable to him through September 30, 2002. If Mr. Sharbutt is terminated by us within one year after a change in control or any reason other than cause, he will be entitled to severance pay equal to the unpaid balance of the base salary which would have been payable to him through September 30, 2002. Pursuant to the employment agreement, Mr. Sharbutt has agreed not to compete with us during his employment and not to compete with us within a defined area for a period of two years following termination of his employment. The employment by CHR Solutions, Mr. Sharbutt's investment in the securities of any public company where such investment does not represent greater than five percent of the outstanding stock of that company and Mr. Sharbutt's investment in any company or entity in which Mr. Sharbutt was an owner or stockholder at the time of entering into the employment agreement are exceptions to the non-competition covenant. Further Mr. Sharbutt has agreed not to disclose any of our confidential information at any time during or subsequent to his employment with us without our written consent.



     Jerry W. Brantley. We are a party to an employment agreement with Jerry W. Brantley effective October 1, 1999. This employment agreement has a four-year term and provides that Mr. Brantley receive a minimum base salary of $175,000, payable no less often than semi-monthly, subject to increases at our discretion. Additionally, Mr. Brantley is entitled to receive a bonus of up to $30,000 for each calendar quarter in which we meet certain corporate milestones. Mr. Brantley is also entitled to reimbursement for reasonable expenses, $600 per month as a vehicle allowance, reimbursement for vehicle business mileage at the standard rate set by the Internal Revenue Service, and incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to our other executives with comparable responsibilities, subject to the terms of those programs. If we terminate Mr. Brantley's employment for other than cause or nonperformance, or within one year after a change in control, all as defined in the employment agreement, or due to his death or disability, we would be required to pay him severance pay equal to one year's base salary. If Mr. Brantley should terminate his employment for cause, as defined in the employment agreement, he would be entitled to severance pay equal to the lesser of one year's base salary or the unpaid balance of the base salary which would be payable to him through September 30, 2003. If Mr. Brantley is terminated by us for any reason other than cause within one year after a change in control, he will be entitled to severance pay equal to the unpaid balance of the base salary which would have been payable to him through September 30, 2003. Pursuant to the employment agreement, Mr. Brantley has agreed not to compete with us during his employment and not to compete with us within a defined area for a period of two years following termination of employment. Mr. Brantley's investment in the securities of any public company where such investment does not represent greater than five percent of the outstanding stock of that company and Mr. Brantley's investment in any company or entity in which Mr. Brantley was an owner or stockholder at the time of entering into the employment agreement are exceptions to the non-competition covenant. Further, Mr. Brantley has agreed not to disclose any of our confidential information at any time during or subsequent to his employment with us without our written consent.



     Kendall W. Cowan. We are a party to an employment agreement with Kendall Cowan, effective December 1, 1999. This employment agreement has a five-year term and provides that Mr. Cowan receive a minimum base salary of $150,000, subject to increases at our discretion. Additionally, Mr. Cowan is entitled to receive a bonus of up to $37,500 for each calendar quarter in which we meet certain corporate milestones. Mr. Cowan is also entitled to reimbursement for reasonable expenses, a $600 per month vehicle allowance, reimbursement for vehicle business mileage at the standard mileage rate set by the Internal Revenue Service, and incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to our other executives with comparable responsibilities, subject to the terms of those programs. Pursuant to the employment agreement, we will pay the costs of all continuing professional education courses required for Mr. Cowan to maintain his certified public accountant license, as well as all professional dues and licenses attributable to his certified public accountant license. If we terminate Mr. Cowan's employment for other than cause or non-performance, both as defined in the employment agreement, or due to his death or disability, we would be required to pay him severance pay equal to one year's base salary. If Mr. Cowan should terminate his employment for cause, as defined in the employment agreement, he will be entitled to severance pay equal to the lesser of one year's base salary and the unpaid balance of his salary which would be payable to him through November 30, 2004. Mr. Cowan has agreed, pursuant to the employment agreement, not to compete with us during employment and for a period of two years following termination of his employment. Mr. Cowan's investment in the securities of any publicly traded company where such investment does not represent greater than five percent of the outstanding stock of that company, and Mr. Cowan's investment in any company or entity in which Mr. Cowan is an owner or stockholder at the time of entering into the employment agreement are, however, exceptions to the non-competition covenant. Further, Mr. Cowan has agreed not to disclose any of our confidential information at any time during or subsequent to his employment with us without our written consent.



     W. Don Stull. We are a party to an employment agreement with W. Don Stull, dated October 29, 1998. This agreement has a three-year term. We are currently negotiating an amended and restated employment agreement with Mr. Stull, effective October 29, 1999 and continuing until October 31, 2001. This amended employment agreement provides that Mr. Stull receive a minimum base salary of $90,000, payable no less often than semi-monthly, subject to increases at our discretion. Additionally, Mr. Stull is entitled to receive a bonus of up to $15,000 for each calendar quarter in which we meet certain corporate milestones. Mr. Stull also is entitled to reimbursement for reasonable expenses, $400 per month as a vehicle allowance, reimbursement for vehicle business mileage at eighteen cents per mile, and incentive, retirement, profit-sharing, life, medical, disability and other benefit plans as may be available to our other executives with comparable responsibilities, subject to the terms of those programs. If we terminate Mr. Stull's employment for other than cause or nonperformance, both as defined in the employment agreement, or due to his death or disability, we would be required to pay him severance pay equal to one year's base salary. If Mr. Stull should terminate his employment for cause, as defined in the employment agreement, he will be entitled to severance pay equal to the lesser of one year's base salary or the unpaid balance of the base salary that would be payable to him through September 30, 2001. Pursuant to the employment agreement, Mr. Stull has agreed not to compete with us during his employment and not to compete with us within a defined area for a period of two years following termination of his employment. Mr. Stull's investment in the securities of any public company where such investment does not represent greater than five percent of the outstanding stock of that company and Mr. Stull's investment in any company or entity in which Mr. Stull was an owner or stockholder at the time of entering into the employment agreement are exceptions to the non-competition covenant. Further, Mr. Stull has agreed not to disclose any of our confidential information at any time during or subsequent to his employment with us without our written consent. The employment agreement also modifies the options granted to Mr. Stull to convert those options into three series of options, each series consisting of an option to purchase 48,500 shares, for an aggregate of 145,500 shares. The three series of options provide for exercise prices of $1.1296, $1.2477 and $1.4238 per share, respectively. One-third of each option series is fully vested and exercisable and another one-third of each series will vest on each of October 29, 2000 and October 29, 2001. In addition, upon Mr. Stull's death or disability he shall be vested in a fractional portion of the series options that would have vested on the October 29 immediately following such death or disability based on the number of months since the previous October 29. If Mr. Stull should terminate his employment for cause, as defined in the employment agreement, he shall be vested in the portion of the series options that would have vested on the October 29 immediately following such termination. If we terminate Mr. Stull's employment for other than cause or nonperformance, both as defined in the employment agreement, all of the options in each series not previously vested shall be immediately vested, and if we terminate his employment for cause all of his previously unexercised options in each series, regardless of whether or not previously vested, shall be forfeited. All vested options not exercised by December 31, 2006, shall be canceled.

                             PRINCIPAL STOCKHOLDERS


     The following table presents information regarding the beneficial ownership of common stock, as of November 30, 1999 and assumes (1) that each member of Alamosa PCS, LLC has contributed its membership interest to Alamosa in exchange for its proportional number of shares of Alamosa common stock immediately prior to completion of our initial public offering of common stock and (2) the proposed dissolution of Alamo IV, LLC has occurred, with respect to:


     - each person who, to our knowledge, is the beneficial owner of 5% or more of the outstanding common stock;

     - each of the directors;

     - each of the executive officers; and

     - all executive officers and directors as a group.


                                                                                      NUMBER OF
                                                                   PERCENTAGE OF       SHARES        PERCENTAGE OF
                                            NUMBER OF SHARES      OWNERSHIP PRIOR     PURCHASED     OWNERSHIP AFTER
NAME AND ADDRESS(1)                       BENEFICIALLY OWNED(2)     TO OFFERING     IN OUR IPO(3)    OFFERINGS(4)
-------------------                       ---------------------   ---------------   -------------   ---------------
5% STOCKHOLDERS:
Rosewood Telecommunications, L.L.C. .....       9,725,000              20.1%                             16.4%
  100 Crescent Court, Suite 1700
  Dallas, TX 75201
Caroline Hunt Trust Estate(5)............       9,725,000              20.1                              16.4
South Plains Advanced Communications &
  Electronics, Inc.(5)...................       8,652,085              17.8                              14.6
  Post Office Box 1379
  Lubbock, TX 79408
West Texas PCS, LLC......................       7,072,915              14.6                              11.9
  3702 Holland Avenue #2
  Dallas, TX 75219
Taylor Telecommunications, Inc.(6).......       5,100,000              10.5                               8.6
  9796 N. Interstate 20
  Merkel, TX 79536
Tregan International Corp. ..............       3,000,000               6.2                               5.1
  2711 North Haskell Avenue
  5th Floor LB 32
  Dallas, TX 75204
Trevor Pearlman(7).......................       3,000,000               6.2                               5.1
Plateau Telecommunications,
  Incorporated(5)........................       3,000,000               6.2                               5.1
  7111 North Prince
  Clovis, NM 88102-1947
XIT Telecommunication & Technology,
  Inc.(5)................................       2,750,000               5.7                               4.6
  Highway 87 North
  Dalhart, TX 79022
LEC Development, Inc.(6)(8)..............       2,500,000               5.2                               4.2
  1807 Main Street
  Tahoka, TX 79373

                                                                                      NUMBER OF
                                                                   PERCENTAGE OF       SHARES        PERCENTAGE OF
                                            NUMBER OF SHARES      OWNERSHIP PRIOR     PURCHASED     OWNERSHIP AFTER
NAME AND ADDRESS(1)                       BENEFICIALLY OWNED(2)     TO OFFERING     IN OUR IPO(3)    OFFERINGS(4)
-------------------                       ---------------------   ---------------   -------------   ---------------
Wes-Tex Telecommunications, Inc.(6)(9)...       2,500,000               5.2                               4.2
  1500 West Business 20
  Stanton, TX 79782
DIRECTORS AND EXECUTIVE OFFICERS:
David E. Sharbutt(10)....................       1,177,461               2.4                               2.0
Jerry W. Brantley(11)....................         242,500                 *                                 *
Kendall W. Cowan.........................              --                --                                --
W. Don Stull(12).........................         146,147                 *                                 *
Michael R. Budagher(13)..................       7,072,915              14.6                              11.9
Ray M. Clapp.............................              --                --                                --
Schuyler B. Marshall(14).................       9,725,000              20.1                              16.4
Scotty Hart(15)..........................       8,652,085              17.8                              14.6
Thomas Hyde(16)..........................       5,100,000              10.5                               8.6
Tom M. Phelps(17)........................       3,000,000               6.2                               5.1
Reagan W. Silber(18).....................       3,000,000               6.2                               5.1
Jimmy R. White(19).......................       2,750,000               5.7                               4.6
All Directors and Executive Officers as a
  Group (12 persons).....................      30,607,608              63.1                              51.3


---------------

  *  Less than one percent.

 (1) Except as otherwise indicated below, the address for each executive officer and director is 4403 Brownfield Hwy., Lubbock, Texas 79407.

 (2) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to that common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

 (3) As part of the initial public offering of our common stock, the underwriters have agreed to reserve a maximum of 10% of the shares of common stock to be sold in the initial public offering for sale to our current stockholders at a price per share equal to the public offering price less the underwriting discount.


 (4) Assumes no exercise of the underwriters' over-allotment option pursuant to our initial public offering of common stock and no purchase in the offering of any additional shares by existing stockholders.



 (5) Consists of shares beneficially owned by Rosewood Telecommunications, L.L.C. The Caroline Hunt Trust estate is a beneficial owner of these shares based on its 100% ownership of the Rosewood Corporation, which owns a 100% interest in Rosewood Financial, Inc. Rosewood Financial, Inc. owns 84.4% of Rosewood Telecommunications, L.L.C. The address for the Caroline Hunt Trust Estate is the same as the address for Rosewood Telecommunications, L.L.C.



 (6) Previous member of Alamo IV, LLC. Prior to its dissolution, Alamo IV LLC held 56.3% of Alamosa PCS, LLC, and was comprised of these previous members and Harlamo, LLC.



 (7) Consists of shares beneficially owned by Tregan International Corp. Mr. Pearlman is a director, officer and 50% stockholder of Tregan International Corp. and is a beneficial owner of these shares. The address for Mr. Pearlman is the same as the address for Tregan International Corp.

 (8) Wilton J. Payne is the general manager of LEC Development, Inc. and may be considered the beneficial owner of these shares. Mr. Payne disclaims beneficial ownership of these shares. The address for Mr. Payne is the same as the address for LEC Development, Inc.



 (9) J.R. Wilson is the general manager of Wes-Tex Telecommunications, Inc. and may be considered the beneficial owner of these shares. Mr. Wilson disclaims beneficial ownership of these shares. The address of Mr. Wilson is the same as the address for Wes-Tex Telecommunications, Inc.



(10) Consists of 48,823 shares held in Mr. Sharbutt's 401(k) plan, options to purchase 242,500 shares exercisable within 60 days, 593,200 shares beneficially owned by Five S, Ltd. and 292,938 shares beneficially owned by Harness, Ltd. Mr. Sharbutt is a limited partner of Five S, Ltd. and President of Sharbutt Inc., the general partner of Five S Ltd., and is a beneficial owner of the shares owned by Five S, Ltd. Five S, Ltd. is a limited partner of Harness, Ltd. and Mr. Sharbutt is a director, shareholder and the President of US Consultants, Inc., the general partner of Harness, Ltd., and is a beneficial owner of the shares owned by Harness, Ltd. The address for Five S Ltd. is 4606 91st Street, Lubbock, Texas 79424 and the address for Harness, Ltd. is P.O. Box 65700, 4747 S. Loop 289, Lubbock, Texas 79464.



(11) Consists of options to purchase 242,500 shares exercisable within 60 days.



(12) Consists of 73,235 shares held individually by Mr. Stull, 24,412 shares held in Mr. Stull's 401(k) plan and options to purchase 48,500 shares exercisable within 60 days.



(13) Consists of shares beneficially owned by West Texas PCS, LLC. Mr. Budagher is a Manager of West Texas PCS, LLC and is a beneficial owner of these shares. Mr. Budagher's address is the same as the address for West Texas PCS, LLC.



(14) Consists of shares beneficially owned by Rosewood Telecommunications, L.L.C. Mr. Marshall is sole manager of Rosewood Telecommunications, L.L.C. and is a beneficial owner of these shares. The address for Mr. Marshall is the same as the address for Rosewood Telecommunications, L.L.C.



(15) Consists of shares beneficially owned by South Plains Advanced Communications & Electronics, Inc. (SPACE). Mr. Hart is General Manager of SPACE and may be considered the beneficial owner of these shares. Mr. Hart disclaims beneficial ownership of these shares. Mr. Hart's address is the same as the address for SPACE.



(16) Consists of shares beneficially owned by Taylor Telecommunications, Inc. Mr. Hyde is a Manager of Taylor Telecommunications, Inc. and may be considered the beneficial owner of these shares. Mr. Hyde disclaims beneficial ownership of these shares. Mr. Hyde's address is the same as the address for Taylor Telecommunications, Inc.



(17) Consists of shares beneficially owned by Plateau Telecommunications, Incorporated. Mr. Phelps is the Executive Vice President of Plateau Telecommunications, Incorporated and may be considered the beneficial owner of these shares. Mr. Phelps disclaims beneficial ownership of these shares. The address for Mr. Phelps is the same as the address for Plateau Telecommunications, Incorporated.



(18) Consists of shares beneficially owned by Tregan International Corp. Mr. Silber is a director, the President and 50% stockholder of Tregan International Corp. and is a beneficial owner of these shares. Mr. Silber's address is the same as the address for Tregan International Corp.



(19) Consists of shares beneficially owned by XIT Telecommunication & Technology, Inc. Mr. White is the General Manager of XIT Telecommunication & Technology, Inc. and may be considered the beneficial owner of these shares. Mr. White disclaims beneficial ownership of these shares. Mr. White's address is the same as the address for XIT Telecommunication & Technology, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FORMATION OF ALAMOSA PCS, LLC


     On July 24, 1998, Alamo IV LLC, Rosewood Telecommunications, L.L.C., Tregan International Corp., West Texas PCS, LLC and Longmont PCS, LLC formed Alamosa PCS, LLC. Those investors received membership interests in exchange for their capital commitments. The investors amended the formation documents on December 11, 1998 to allow for a new member, Yellow Rock PCS, L.P., and to modify their membership interests and capital commitments. Yellow Rock agreed to contribute a total of $400,000 of capital in exchange for a 0.82% membership interest in us. Pursuant to the agreement, Yellow Rock committed to a funding schedule beginning with a payment of $123,711 on December 15, 1998 and ending on January 1, 2001. The original investors retained the remaining 99.18% membership interest in us in exchange for their capital commitments of $48,100,000. The members of Alamo IV LLC plan to dissolve Alamo IV LLC and distribute Alamo IV's membership interest in Alamosa PCS, LLC to Alamo IV's members.


     The obligations to commit capital and the other regulations under the formation documents will be eliminated when we reorganize from a limited liability company to a holding company structure prior to closing our initial public offering of common stock.

NORTEL CREDIT AGREEMENT GUARANTIES

     In connection with our credit agreement with Nortel, each of our stockholders pledged its ownership interest in Alamosa to Nortel to guaranty our obligations under the credit agreement. Our stockholders were required to secure their unfunded contributions with either a letter of credit or a marketable securities pledge agreement. Each guaranty, pledge, letter of credit and marketable securities pledge agreement will be terminated prior to the closing of our initial public offering of common stock.

AGREEMENTS WITH CHR SOLUTIONS


     We have entered into a number of arrangements with CHR Solutions as described in more detail below. David Sharbutt, our Chairman and Chief Executive Officer, was at the time the agreements were executed the President, Chief Executive Officer, a director and a shareholder of CHR Solutions. Mr. Sharbutt is currently employed as a Senior Consultant by CHR Solutions.


     - On July 27, 1998, we entered into an engineering service contract with CHR Solutions that is to last through August 2001 for a maximum fee of approximately $7.0 million, excluding taxes. We paid $902,243 for these services during 1998.

     - On November 20, 1998, we entered into a special service contract effective as of September 20, 1998 with CHR Solutions, who provided us with marketing and operations consulting services for a maximum amount of $100,000, excluding taxes.

     - As of April 6, 1999, we entered into a telecommunications service agreement with Tech Telephone Company Limited Partnership, an affiliate of CHR Solutions, to install and provide DS1 telecommunications lines between Sprint PCS and our Lubbock operations and between our Lubbock operations and our other markets. The original term of the agreement is three years, with automatic renewal for successive 30-day terms until terminated by either party. The total amount of fees paid through the end of 1999 was approximately $395,000.


     - As of April 9, 1999, we entered into a data communications services contract with CHR Solutions to perform design and implementation services for us in connection with our wide area network and local area networks for a maximum fee of $262,040, excluding taxes. The agreement lasts until the project is completed, unless either party terminates it earlier for cause.

     - As of August 13, 1999, we entered into a distribution agreement with TechTel Communications Corporation, an affiliate of CHR Solutions, authorizing it to become a third party distributor of Sprint PCS products and services for Alamosa in Lubbock. This is a standard agency agreement identical with numerous other agreements between Alamosa and other third party distributors, under which TechTel Communications Corporation is obligated to purchase ten handsets from us every quarter for the term of one year.

     - As of October 8, 1999, we entered into a special service contract with CHR Solutions to perform marketing and operations consulting services in selected areas in Wisconsin for a maximum fee of $100,000, excluding taxes. This agreement lasts until the project is completed, unless either party terminates it earlier.

     - As of October 8, 1999, we entered into a special service contract with CHR Solutions to perform business planning and consulting services and a feasibility study in selected areas of Wisconsin for a fixed fee of $81,000. This agreement lasts until the project is completed, unless either party terminates it earlier.

     - As of October 8, 1999, we entered into a special service contract with CHR Solutions to perform business planning and consulting services and a feasibility study in selected areas of our territory for an estimated probable cost of $200,000, excluding taxes. This agreement lasts until the project is completed, unless either party terminates it earlier.


     - As of October 8, 1999, we entered into a special service contract with CHR Solutions to provide us with radio frequency "drive testing" to predict the propagation characteristics of given areas in our territory for an estimated probable cost of $62,085, excluding taxes. This agreement lasts until the project is completed, unless either party terminates it earlier.


AGREEMENT WITH AMERICAN TOWER CORPORATION


     In August 1998, we entered into a master site development and lease agreement with Specialty, a subsidiary of Specialty Teleconstructors, Inc. that has since merged with American Tower Corporation. Pursuant to the agreement, Specialty arranges for collocation of our equipment, or constructs new facilities, in areas we identify for build-out. The initial term of this lease is for five years, with automatic renewal for three additional terms of five years each. The agreement provides for monthly payments aggregating to approximately $5 million a year, subject to an annual adjustment based on the Consumer Price Index. Michael Budagher, who is one of our directors and a manager of West Texas PCS, LLC, one of our stockholders, was, at the time the agreement was entered into the Vice Chairman, Chief Operating Officer and a director of Specialty Teleconstructors, Inc., and the Chief Executive Officer, President and sole director of Specialty. Michael Budagher is also a member and the General Manager of the Budagher Family LLC, which was, at the time the agreement was entered into, a stockholder of Specialty Teleconstructors, Inc. Mr. Budagher no longer holds any of these positions at Specialty or Specialty Teleconstructors, Inc. and the Budagher Family LLC is no longer a stockholder of Specialty Teleconstructors, Inc. Additionally, Jeff Howard, who was one of our directors at the time the agreement was entered into, is a manager of Longmont PCS, LLC, one of our stockholders. Mr. Howard is also a stockholder of Specialty Teleconstructors, Inc. and acts as a Vice President of American Tower Corporation though he has not been designated as an officer by American Tower Corporation's board of directors and has no management authority.

SALE OF COMMON STOCK IN OUR INITIAL PUBLIC OFFERING TO CURRENT STOCKHOLDERS

     As part of the sale of our common stock in our initial public offering, the underwriters agreed to reserve a maximum of 10% of the shares of our common stock to be sold in that offering for sale to our current stockholders at a price per share equal to the public offering price less the underwriting discount. The underwriters will not be entitled to any discount or commission on these shares and the proceeds to us will be the same as if the shares were sold to the general public. However, the number of shares of common stock available for sale to the general public will be reduced to the extent of sales of shares to our current stockholders.

OTHER RELATED PARTY TRANSACTIONS


     In November 1998, we entered into a lease agreement to lease space for telephone switching equipment in Albuquerque with SASR Limited Partnership, 50% owned by Michael Budagher, one of our directors and a manager of West Texas PCS, LLC, one of our stockholders. The lease has a term of five years commencing January 1, 1999, with two optional five year terms. The lease provides for monthly payments aggregating to $18,720 a year, as well as a pro rata portion of real estate taxes on the property, subject to adjustment.


     In connection with our distribution and sales of Sprint PCS wireless communications equipment, on December 28, 1998, we entered into a build-to-suit lease agreement for a retail store in Lubbock with Lubbock HLH, Ltd., principally owned by Scotty Hart, one of our directors and the General Manager of South Plains Advanced Communications & Electronics, Inc. South Plains is one of our stockholders. This lease, as amended, has a term of 15 years commencing on July 1, 1999 and provides for monthly payments aggregating to approximately $110,000 a year, subject to adjustment based on the Consumer Price Index on the first day of the sixth lease year and on the first day of the eleventh lease year.


     On April 23, 1999, we entered into a note with our Chief Operating Officer, Jerry W. Brantley, evidencing a loan to Mr. Brantley in the amount of $100,000. This loan was made pursuant to Mr. Brantley's employment agreement, which provides that Mr. Brantley is entitled to receive this loan upon his relocation from the San Antonio, Texas vicinity. The loan matures in April 2014 and accrues interest at an annual rate of 7.75%. Principal and interest is payable in monthly installments of $1,052.91 each beginning April 23, 2000. As of December 31, 1999, the entire $100,000 was still outstanding on the loan.


     We believe that the terms of each of the transactions described above, taken as a whole, were no less favorable than we could have obtained from unaffiliated third parties.

                               THE REORGANIZATION


     We are currently comprised of Alamosa PCS, LLC, a Texas limited liability company, and its 99% owned subsidiary, Alamosa Wisconsin Limited Partnership, a Wisconsin limited partnership. We expect that Chibardun Telephone Cooperative, Inc., a rural telephone company in Wisconsin, or one of its affiliates, will own the remaining 1% of Alamosa Wisconsin Limited Partnership. Immediately prior to the closing of this offering, we will reorganize the business into the holding company structure outlined below. In connection with the reorganization, the members of Alamosa PCS, LLC will receive shares of common stock of Alamosa PCS Holdings, Inc. in the same proportion to their membership interests in Alamosa PCS, LLC. Unless otherwise indicated, information throughout this prospectus assumes that the reorganization of our business from a limited liability company into a holding company structure has already occurred.


            STRUCTURE OF ALAMOSA AS OF THE CLOSING OF THIS OFFERING


     [GRAPHIC SHOWING OUR PROPOSED HOLDING COMPANY AND FINANCING STRUCTURE]


     Alamosa PCS Holdings, Inc. is the legal entity that is selling the senior discount notes in this offering and that is selling its common stock in its initial public offering. Alamosa PCS, Inc. is the legal entity that is the borrower under the Nortel financing.


     Alamosa PCS, Inc. will be a wholly-owned subsidiary of Alamosa PCS Holdings, Inc. Alamosa PCS, Inc. will hold a 99% limited partnership interest in Texas Telecommunications, LP. Alamosa Delaware GP, LLC, a wholly-owned subsidiary of Alamosa PCS, Inc., will hold a 1% general partnership interest in Texas Telecommunications, LP. We expect that Alamosa PCS, Inc. will hold a 98% limited partnership interest in Alamosa Wisconsin Limited Partnership, Chibardun will hold a 1% limited partnership interest and Alamosa Wisconsin GP, LLC will hold a 1% general partnership interest.

             REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY

     The Federal Communications Commission can have a substantial impact upon entities that manage wireless personal communications services systems and/or provide wireless personal communications services because the Federal Communications Commission regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States.

     The Federal Communications Commission has promulgated, and is in the process of promulgating, a series of rules, regulations and policies to, among other things:

     - grant or deny licenses for wireless personal communications services frequencies;

     - grant or deny wireless personal communications services license renewals;

     - rule on assignments and/or transfers of control of wireless personal communications services licenses;

     - govern the interconnection of wireless personal communications services networks with other wireless and wireline service providers;

     - establish access and universal service funding provisions;

     - impose fines and forfeitures for violations of any of the Federal Communications Commission's rules; and

     - regulate the technical standards of wireless personal communications services networks.

     The Federal Communications Commission currently prohibits a single entity from having a combined attributable interest, of 20% or greater interest in any license, in broadband wireless personal communications services, cellular and specialized mobile radio, commonly referred to as SMR, licenses totaling more than 45 MHz in any geographic area.

TRANSFERS AND ASSIGNMENTS OF WIRELESS PERSONAL COMMUNICATIONS SERVICES LICENSES

     The Federal Communications Commission must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a wireless personal communications services license. This means that our stockholders and we will receive advance notice of any and all transactions involved in transferring control of Sprint PCS or the assignment of some or all of the wireless personal communications services licenses held by Sprint PCS. The Federal Communications Commission proceedings afford our stockholders and us an opportunity to evaluate proposed transactions well in advance of closing, and to take actions necessary to protect our interests. Non-controlling interests in an entity that holds a wireless personal communications services license or operates wireless personal communications services networks generally may be bought or sold without prior Federal Communications Commission approval. In addition, a recent Federal Communications Commission order requires only post-consummation notification of pro forma assignments or transfers of control.

CONDITIONS OF WIRELESS PERSONAL COMMUNICATIONS SERVICES LICENSES


     All wireless personal communications services licenses are granted for ten year terms conditioned upon timely compliance with the Federal Communications Commission's build-out requirements. Pursuant to the Federal Communications Commission's build-out requirements, all 30 MHz broadband wireless personal communications services licensees must construct facilities that offer coverage to one-third of the population within five years and to two-thirds of the population within ten years, and all 10 MHz broadband wireless personal communications services licensees must construct facilities that offer coverage to at least one-quarter of the population within five years or make a showing of "substantial service" within that five year period. If the build-out requirements are not met, wireless personal communications services licenses could be forfeited. The Federal Communications Commission also requires licensees to maintain control over their licenses. Our affiliation agreements with Sprint PCS reflect a management agreement that the parties believe meets the Federal Communications Commission requirements for licensee control of licensed spectrum. If the Federal Communications Commission were to determine that our affiliation agreements with Sprint PCS need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreements necessary to cause the agreements to comply with applicable law and to preserve to the extent possible the economic arrangements set forth in the agreements. If the agreements cannot be modified, the agreements may be terminated pursuant to their terms. In addition to revoking the licenses, the Federal Communications Commission could impose monetary penalties on us.

WIRELESS PERSONAL COMMUNICATIONS SERVICES LICENSE RENEWAL

     Wireless personal communications services licensees can renew their licenses for additional ten year terms. Wireless personal communications services renewal applications are not subject to auctions. However, under the Federal Communications Commission's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The Federal Communications Commission's rules afford wireless personal communications services renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the wireless personal communications services renewal applicant has:


     - provided "substantial service" during its license term; and



     - substantially complied with all applicable laws and Federal Communications Commission rules and policies.


     The Federal Communications Commission's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal. The Federal Communications Commission's renewal expectancy and procedures make it very likely that Sprint PCS will retain the wireless personal communications services licenses managed by us for the foreseeable future.

INTERCONNECTION

     The Federal Communications Commission has the authority to order interconnection between commercial mobile radio services, commonly referred to as CMRS, providers and any other common carrier. The Federal Communications Commission has ordered local exchange carriers to provide reciprocal compensation to commercial mobile radio services, providers for the termination of traffic. Using these new rules, we will negotiate interconnection agreements for the Sprint PCS network in our market area with all of the major regional Bell operating companies, GTE and several smaller independent local exchange carriers. Interconnection agreements are negotiated on a state-wide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. The Federal Communications Commission rules and rulings, as well as the state arbitration proceedings, will directly impact the nature and cost of the facilities necessary for interconnection of the Sprint PCS systems with local, national and international telecommunications networks. They will also determine the nature and amount of revenues we and Sprint PCS can receive for terminating calls originating on the networks of local exchange and other telecommunications carriers.

OTHER FEDERAL COMMUNICATIONS COMMISSION REQUIREMENTS

     In June 1996, the Federal Communications Commission adopted rules that prohibit broadband wireless personal communications services providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire on November 24, 2002. The Federal Communications Commission is also considering whether wireless providers should be required to offer unbundled communications capacity to resellers who intend to operate their own switching facilities. These existing resale requirements and their expiration may somewhat affect the number of resellers competing with us and Sprint PCS in various markets. However, to date, wireless resellers have not significantly impacted wireless service providers. Any losses in retail customers have been offset, in major part, by increases in wireless customers, traffic and wholesale revenues.

     The Federal Communications Commission also adopted rules in June 1996 that require local exchange and most commercial mobile radio services providers, to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. The Federal Communications Commission requires most commercial mobile radio services providers to implement wireless service provider number portability where requested in the 100 largest metropolitan areas in the United States by November 24, 2002. Most commercial mobile radio services providers are required to implement nationwide roaming by November 24, 2002 as well. The Federal Communications Commission currently requires most commercial mobile radio services providers to be able to deliver calls from their networks to ported numbers anywhere in the country, and to contribute to the Local Number Portability Fund. Implementation of wireless service provider number portability will require wireless personal communications services providers like us and Sprint PCS to purchase more expensive switches and switch upgrades. However, it will also enable existing cellular customers to change to wireless personal communications services without losing their existing wireless telephone numbers, which should make it easier for wireless personal communications services providers to market their services to existing cellular users.

     The Federal Communications Commission has adopted rules permitting broadband wireless personal communications services and other commercial mobile radio services providers to provide wireless local loop and other fixed services that would directly compete with the wireline services of local exchange carriers. This creates new markets and revenue opportunities for us, Sprint PCS and other wireless providers, and may do so increasingly in future years. In June 1996, the Federal Communications Commission adopted rules requiring broadband wireless personal communications services and other commercial mobile radio services providers to implement enhanced emergency 911 capabilities within 18 months after the effective date of the Federal Communications Commission's rules. In December 1997, the Federal Communications Commission revised these rules to extend the compliance deadline for phase 1 until October 1, 1998 and for phase II until October 1, 2001 for digital commercial mobile radio services providers to ensure access for customers using devices for the hearing-impaired. The Federal Communications Commission recently extended the phase 1 compliance deadline to January 1, 1999. Further waivers of the enhanced emergency 911 capability requirements may be obtained by individual service providers by filing a waiver request. The Federal Communications Commission's waivers and extensions are enabling us, Sprint PCS and other commercial mobile radio services industry members to delay emergency 911 implementation until the required equipment becomes more functional and less expensive. However, at a more reasonable future cost, emergency 911 services may afford wireless carriers substantial and attractive new service and marketing opportunities.

     On June 10, 1999, the Federal Communications Commission initiated a regulatory proceeding seeking comment from the public on a number of issues related to competitive access to multiple-tenant buildings, including the following:

     - the Federal Communications Commission's tentative conclusion that the Communications Act of 1934, as amended, requires utilities to permit telecommunications service providers access to rooftop and other rights-of-way in multiple tenant buildings under just, reasonable and nondiscriminatory rates, terms and conditions; and

     - whether building owners that make access available to a telecommunications service providers should be required to make access available to all other telecommunications service providers on a nondiscriminatory basis, and whether the Federal Communications Commission has the authority to impose such a requirement.

     This proceeding could affect the availability and pricing of sites for our antennae and those of our competitors.

COMMUNICATIONS ASSISTANCE FOR LAW ENFORCEMENT ACT

     The Communications Assistance for Law Enforcement Act, or CALEA, enacted in 1994 requires wireless personal communications services and other telecommunications service providers to meet capability and capacity requirements needed by federal, state and local law enforcement to preserve their electronic surveillance capabilities. Wireless personal communications services providers must comply with the current industry CALEA capability standard, known as J-STD-025, by June 30, 2000, and with recently adopted additions by September 30, 2001. Wireless personal communications services providers must comply with the CALEA capacity requirements by March 12, 2001. At present, most wireless personal communications services providers are ineligible for federal reimbursement for the software and hardware upgrades necessary to comply with the CALEA capability and capacity requirements, but several bills pending in Congress may expand reimbursement rights if they are enacted. In addition, the Federal Bureau of Investigation has been discussing with the industry options for reducing or waiving CALEA compliance requirements in geographic areas with minimal or nonexistent electronic surveillance needs.

     In addition, the Federal Communications Commission is considering petitions from numerous parties to establish and implement technical compliance standards pursuant to CALEA requirements. In sum, CALEA capability and capacity requirements are likely to impose some additional switching and network costs upon us, Sprint PCS and other wireless entities. However, it is possible that some of these costs will be reduced or delayed if current law enforcement or legislative initiatives are adopted and implemented during 2000 or thereafter.

OTHER FEDERAL REGULATIONS

     We must bear the expense of compliance with Federal Communications Commission and Federal Aviation Administration regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, Federal Communications Commission environmental regulations may cause some of our base station locations to become subject to the additional expense of regulation under the National Environmental Policy Act. The Federal Communications Commission is required to implement the Act by requiring service providers to meet land use and radio frequency standards.

REVIEW OF UNIVERSAL SERVICE REQUIREMENTS

     The Federal Communications Commission and the states are required to establish a "universal service" program to ensure that affordable, quality telecommunications services are available to all Americans. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The Federal Communications Commission has determined that the Sprint PCS's "contribution" to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the Federal Communications Commission's rules. At the present time it is not possible to predict the extent of the Sprint PCS total federal and state universal service assessments or its ability to recover from the universal service fund. However, some wireless entities are seeking state commission designation as "eligible telecommunications carriers," enabling them to receive federal and state universal service support, and are preparing to compete aggressively with wireline telephone companies for universal service revenue. Because we serve substantial rural areas, we are likely to obtain revenues in the future from federal and state universal service support funds that are much greater than the contributions we will pay.

PARTITIONING; DISAGGREGATION

     The Federal Communications Commission has modified its rules to allow broadband wireless personal communications services licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties. These rules may enable us to purchase wireless personal communications services spectrum from Sprint PCS and other wireless personal communications services licensees as a supplement or alternative to the existing management arrangements.

WIRELESS FACILITIES SITING

     States and localities are not permitted to regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of those services. In addition, so long as a wireless system complies with the Federal Communications Commission's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. These rules are designed to make it possible for us, Sprint PCS and other wireless entities to acquire necessary tower sites in the face of local zoning opposition and delays. The Federal Communications Commission is considering numerous requests for preemption of local actions affecting wireless facilities siting.

EQUAL ACCESS

     Wireless providers are not required to provide equal access to common service providers for toll services. This enables us and Sprint PCS to generate additional revenues by reselling the toll services of Sprint PCS and other interexchange carriers from whom we can obtain favorable volume discounts. However, the FCC is authorized to require unblocked access to toll service providers subject to certain conditions.

STATE REGULATION OF WIRELESS SERVICE


     Section 332 of the Communications Act preempts states from regulating the rates and entry of commercial mobile radio service providers. Section 332 does not prohibit a state from regulating the other terms and conditions of commercial mobile services, including consumer billing information and practices, billing disputes and other consumer protection matters. However, states may petition the Federal Communications Commission to regulate those providers and the Federal Communications Commission may grant that petition if the state demonstrates that:



     - market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or



     - when commercial mobile radio service is a replacement for landline telephone service within the state.


To date, the Federal Communications Commission has granted no such petition. To the extent we provide fixed wireless service, we may be subject to additional state regulation. These standards and rulings have prevented states from delaying the entry of wireless personal communications services and other wireless carriers into their jurisdictions via certification and similar requirements, and from delaying or inhibiting aggressive or flexible wireless price competition after entry.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE NORTEL CREDIT FACILITY

     GENERAL


     We entered into a credit facility effective June 10, 1999 with Nortel for $123.0 million. We have since entered into a commitment letter with Nortel to increase the credit facility to $250.0 million to be effective as of the closing of the initial public offering of our common stock. As of December 31, 1999, we had borrowed $71.9 million under the facility. This facility constitutes senior debt secured by a first priority security interest in substantially all of our assets, including all the assets of Texas Telecommunications, LP and Alamosa Wisconsin Limited Partnership, our operating subsidiaries. This facility will be between Nortel, as lender and administrative agent, and our subsidiary, Alamosa PCS, Inc., a Delaware corporation, as borrower. We have agreed, and our current and future subsidiaries have agreed, to guarantee this facility. This description of the facility assumes that the terms of the commitment letter increasing the facility are currently in place. Nortel will not fund this increase in the facility unless various conditions are met, such as the negotiation, execution and delivery of definitive loan documents and the absence of adverse changes affecting us or our operations. We cannot assure you that we will fulfill all of these conditions.


     AMOUNT AND PURPOSE OF LOANS


     The credit agreement provides for three different tranches of borrowings evidenced by a single promissory note of $250.0 million. The Tranche A Commitment provides for borrowings up to $167.0 million, the Tranche B Commitment provides for borrowings up to $58.0 million and the Tranche C Commitment provides for borrowings up to $25.0 million. This facility is used to purchase equipment and services from Nortel, to fund other costs of the build-out of our portion of the Sprint PCS network and to fund costs associated with the financing. Nortel is the primary vendor of the equipment and services necessary to install our portion of the Sprint PCS network. See
"Business -- Network Operations -- Nortel Equipment Agreement."



     The amount that can be borrowed under Tranche B, and the amount that can be borrowed under Tranche C to pay third party expenses, is further limited to a borrowing base that is computed by the administrative agent at specified times, as provided in the credit agreement. The borrowing base is defined as 50% of the amount paid to Nortel to purchase equipment and services used in our portion of the Sprint PCS network. We have the option to reduce the amount of any of the commitments, and avoid the periodic fee charged on those unborrowed amounts. Any reduction must be at least $3.0 million. This is not a revolving credit arrangement so reductions cannot be reinstated, except for reductions that result from prepayments made with proceeds of our senior notes offering.


     COMMITMENT TERMINATION

     The Tranche A Commitment and the Tranche B Commitment are both scheduled to terminate 30 months from the closing date of the credit facility. The Tranche C Commitment is scheduled to terminate six months earlier. These commitments may also terminate:

     - when any commitment is fully funded;


     - on the first anniversary of the closing date if we have borrowed less than an aggregate of $100.0 million under all three commitments by that date, including borrowings under the June 10, 1999 facility;



     - upon a change of control of Alamosa PCS Holdings, Inc. or Alamosa PCS, Inc.;


     - if we voluntarily terminate any commitment; and

     - if the administrative agent terminates one or all of the commitments due to the occurrence of an event of default under the credit agreement.

     A change in control will occur if:



     - Alamosa PCS Holdings, Inc. ceases to own all of the capital stock of Alamosa PCS, Inc.;



     - Alamosa PCS, Inc. ceases to own all of the capital stock of each subsidiary of Alamosa PCS, Inc., except that:



          - Alamosa Texas GP may own up to one percent of the ownership interests of Alamosa Texas;



          - Alamosa Wisconsin GP may own up to one percent of Alamosa Wisconsin; and



          - Wisconsin telephone companies may own up to three percent of Alamosa Wisconsin;



     - any person or group acquires more than 35% of the voting stock of Alamosa PCS Holdings, Inc.;



     - the directors of Alamosa PCS Holdings, Inc. who are elected or approved by the board of directors as of the closing of this offering, cease for any reason to constitute at least a majority of the board of directors of Alamosa PCS Holdings, Inc.; or



     - any person or group acquires more voting stock of Alamosa PCS Holdings, Inc. than is owned collectively by specific persons delineated in the credit agreement.


     SYNDICATION

     Nortel may reduce part or all of its total commitment through syndicating the loan to other lenders. If the loan is syndicated, then the administrative agent may change from Nortel to any successor administrative agent, acting on behalf of the lenders in the syndicated group.

     LOANS AND INTEREST OPTIONS

     We have multiple interest rate options available under the credit agreement:

     - we may borrow money as either a base rate loan with an interest rate equal to the prime or base rate of Citibank, N.A. (New York), plus 2.75%, or a Eurodollar loan with an interest rate equal to the London interbank offered rate, as adjusted for reserve requirements, plus 3.75%;

     - we may convert a base rate loan to a Eurodollar loan, or a Eurodollar loan to a base rate loan, at any time;

     - accrued interest is payable either on the last day of each month for base rate loans, the last day of the interest period for Eurodollar loans or, in the case of an interest period greater than three months, at three month intervals after the first day of such interest period;


     - we have the option to pay interest due on the loans with borrowings obtained under the Tranche C Commitment until the earlier of:



          - the second anniversary of the closing date;



          - the date the Tranche C Commitment is fully funded; and



          - the first anniversary of the closing date only if we have not borrowed at least $100.0 million under the Nortel financing by that date, including borrowings under the June 10, 1999 facility;


     - interest is due upon any prepayment or conversion from one interest type to another; and

     - all outstanding interest is due on the maturity date, which is 90 months after the closing date of the credit facility unless all of the commitments are terminated on the first anniversary of the closing date because we have borrowed less than $100.0 million, in which case the maturity date is the sixth anniversary of the closing date.

     PAYMENT OF PRINCIPAL

     Scheduled. At the termination of the Tranche A and Tranche B Commitments, we must begin to repay, in quarterly installments, the principal on all borrowings made under that commitment. A fixed percentage is due each quarter:

     - for the first eight quarters, 3.75% of the principal balance of the loan is due per quarter;

     - for quarters nine through twelve, 5.00% per quarter; and

     - for quarters thirteen through the maturity date, 6.25% per quarter.

Any principal that has not been paid by the maturity date is due at that time.

     Optional Prepayments. We may voluntarily prepay any of the loans at any time, but any amount repaid may not be reborrowed since there are no revolving credit features.

     Mandatory Prepayments. We also must make mandatory prepayments under certain circumstances, including among others:


     - 50% of Alamosa PCS, Inc.'s excess cash flow, after March 31, 2003, or after March 31, 2001 if the commitments terminate on the first anniversary of the closing date;



     - any amount in excess of $250,000 received for asset sales outside the ordinary course of business or insurance proceeds, to the extent not reinvested in property or assets within a stated period of time; and



     - if we complete this offering of notes the credit agreement obligates us to prepay on the Nortel facility the lesser of $75.0 million or the amount then outstanding under that facility.


     All prepayments are applied to the outstanding loan balances pro rata in the inverse order of maturity, except where there is a borrowing base shortage, in which case prepayments are first applied there, and then pro rata among all three commitment tranches.

     All payments of principal, including voluntary and mandatory prepayments, reduce the amount of the commitments by the amount of the principal paid.

     FEES


     We are required to pay:



     - an origination fee of $3.8 million, 3% of the additional $127.0 million loan commitment made in the amended and restated credit agreement, at the execution of the credit agreement; and



     - a fee on the unfunded portion of each commitment, computed by multiplying the average daily unused amount of each commitment by 0.75% per year.



This second fee begins to accrue on the date that is six months after the closing date, and is payable in arrears on the last day of each calendar quarter until the termination of the relevant commitment. We must also pay a separate, annual agent's fee of $35,000 to the administrative agent.

     WARRANTS


     We agreed to issue warrants to Nortel, unless, among other options, we contribute $75.0 million of equity to Alamosa PCS, Inc. and prepay indebtedness outstanding under the Nortel facility. We will use a portion of the proceeds from this offering of senior discount notes to prepay enough of the Nortel financing to prevent the exercise of the warrants.


     BOARD OBSERVATION RIGHT

     So long as Nortel holds any loans or commitments under the credit agreement, it is entitled to receive notices of all of our board and committee meetings and to have a non-voting observer in attendance at any of those meetings. However, Nortel will not have these rights if Alamosa PCS, Inc.'s ratio of annualized earnings before interest, taxes, depreciation and amortization to annualized cash interest expense plus principal payments is 1.0 to 1 or more for four consecutive quarters. Nortel may share information learned at those meetings with employees, officers, directors and attorneys who have a professional need to know the information, but the information must be kept confidential by those persons. The observer may be excused from a meeting at the request of a majority of the directors present during discussions involving sensitive information regarding Nortel or competitors of Nortel.

     MANAGEMENT TEAM; EMPLOYMENT AGREEMENTS

     The credit agreement requires us to have an experienced telecommunications management team reasonably satisfactory to the administrative agent, including a chief executive officer, chief financial officer, chief operating officer and chief technology officer. As a condition to closing the financing, key management is required to enter into employment agreements with a minimum term of two years, non-competition agreements and non-disclosure agreements.

     COLLATERAL

     The Nortel financing is secured by:

     - a perfected first priority lien on substantially all of Alamosa PCS Holdings, Inc.'s, Alamosa PCS, Inc.'s and the operating subsidiaries' current and future assets, and the assets of future subsidiaries;

     - a collateral assignment of our affiliation agreements with Sprint PCS;


     - a pledge by Alamosa PCS Holdings, Inc. to Nortel of shares of Borrower's capital stock owned by Alamosa and by Borrower of its ownership interests in the operating subsidiaries; and



     - guarantees from Alamosa PCS Holdings, Inc., the operating subsidiaries and all future direct or indirect subsidiaries of Alamosa PCS, Inc.


     We are obligated to grant to the administrative agent a first lien mortgage on any real property we acquire, together with a mortgagee policy of title insurance, a survey, an appraisal and an environmental survey.

     MINIMUM EQUITY REQUIREMENTS


     As a closing condition of the credit facility, we must raise a combined $148.0 million in equity capital. This amount will be comprised of the net proceeds from the initial public offering of our common stock and the amount of capital contributed by our current stockholders. The current stockholders have contributed an aggregate of $37.0 million.

     CONDITIONS

     Alamosa PCS, Inc. must meet certain conditions before it may obtain any future borrowings under the credit agreement, including:

     - that there has been no event of default;

     - a reaffirmation of representations;

     - Alamosa PCS, Inc. has a debt to contributed capital ratio of less than or equal to 1.5 to 1;

     - submission of a borrowing base report;

     - that the loan would not exceed the borrowing base, if applicable; and

     - that there has not been a Material Adverse Effect, as defined in the credit agreement.

     NEGATIVE COVENANTS


     Other Debt. With limited exceptions such as intercompany debt incurred in the ordinary course of business and the guarantees of the senior discount notes, Alamosa PCS, Inc. and the operating subsidiaries have agreed not to incur additional debt.


     Organizational Issues and Capital Stock. Alamosa PCS, Inc. and the operating subsidiaries have agreed, with an exception for mergers with subsidiaries, not to:


     - become a party to a merger or a consolidation;



     - wind-up, dissolve or liquidate;



     - acquire all or a material or substantial part of the business or properties of another person; or



     - issue any capital stock other than to Alamosa PCS Holdings, Inc. or to Alamosa PCS, Inc.



     Alamosa PCS, Inc. further agreed not to issue, sell, assign or otherwise dispose of, to any person:



     - any of its capital stock;



     - any securities exchangeable for or convertible into or carrying any rights to acquire any of its capital stock; or



     - any option to acquire its capital stock.


     Payments and Investments. Alamosa PCS, Inc. and the operating subsidiaries have agreed not to make any "restricted payments." Restricted payments include:


     - dividends or distributions on account of shares of capital stock, except:



        - one payable solely in shares of stock;



        - intercompany dividends;



        - dividends from Alamosa PCS, Inc. to Alamosa PCS Holdings, Inc. to pay interest on the senior discount notes;


     - any redemption, conversion, exchange, retirement, sinking fund, or other similar purchase of shares of capital stock;


     - any payment or prepayment of principal, premium, if any, or interest on, any subordinated debt;



     - any redemption, conversion, exchange, purchase, retirement or defeasance of any subordinated debt;


     - any loan, advance or payment to any officer, director or shareholder, except for reasonable compensation paid to officers or directors in the ordinary course; and

     - any payment made to retire any outstanding warrants, options or other rights to acquire capital stock.


     Modification of Agreements. Alamosa PCS, Inc. has agreed that, other than specified exceptions, it will not consent to or implement any termination, amendment, modification, supplement or waiver of:



     - our affiliation agreements with Sprint PCS;


     - its business plan; or

     - any material contract.

     Other Negative Covenants. Alamosa PCS, Inc. and the operating subsidiaries have agreed not to:

     - dispose of property except in certain circumstances;


     - enter into any operating leases or sale/leaseback transactions, with limited exceptions;


     - engage in any line of business other than operation of our portion of the Sprint PCS network, and related ownership and financing activities;

     - conduct any activity on real property that would violate environmental laws;

     - restrict any subsidiary's ability to pay dividends;

     - pay management fees other than to Sprint PCS;

     - terminate the Supply Agreement, the agreement pursuant to which Nortel provides goods and services to us relating to the Sprint PCS network, before the third anniversary of the closing date, or before the first anniversary of the closing date if less than $100.0 million has been borrowed at that time;

     - take certain actions that would violate ERISA; or

     - prepay fees owed to Sprint PCS.

     Alamosa PCS Holdings, Inc. has agreed not to engage in any business other than the ownership of capital stock and other capital raising activities. Alamosa PCS Holdings, Inc. has also agreed to maintain a ratio of total debt to total capitalization of 0.75 to 1 or less when its senior debt is 40% or more of its total debt and 0.80 to 1 or less when its senior debt is less than 40% of its total debt.

     FINANCIAL AND OPERATING COVENANTS

     Alamosa PCS, Inc. is subject to financing and operating covenants including:

     - a maximum ratio of total debt to total capitalization;

     - a maximum ratio of total debt to annualized earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for each quarter;

     - minimum annualized EBITDA for each quarter;

     - minimum number of subscribers;

     - minimum quarterly revenue;

     - maximum cumulative capital expenditures not to exceed a specified amount;

     - maximum yearly payments under operating leases; and

     - minimum quarterly fixed charge coverage ratio, which is the ratio of EBITDA plus cash and the unused portion of the loan to consolidated fixed charges.

     EVENTS OF DEFAULT

     In addition to failing to perform, observe or comply with the covenants, agreements and terms of the credit agreement, it is an event of default under the credit agreement if any party with financial responsibility for the loans or the outstanding, unsecured equity commitments or Sprint PCS signatory to the management agreement with Sprint PCS becomes insolvent, commences or suffers bankruptcy proceedings or suffers other indicia of extreme financial duress.

     Other events of default include:

     - an attachment against Alamosa PCS, Inc.'s or its subsidiaries' property that is not released within 30 days and the amount of the proceedings is greater than $500,000;

     - a judgment against Alamosa PCS, Inc. or its subsidiaries of greater than $500,000;

     - failure to pay other loans as they become due;

     - a breach by Alamosa PCS, Inc. under the supply agreement with Nortel, the consent and agreement with Nortel or our affiliation agreements with Sprint PCS;

     - any change in control of Alamosa PCS Holdings, Inc.; or

     - any Material Adverse Effect occurs, which effect is broadly defined in the credit agreement to include things that could have a material adverse effect on Alamosa PCS, Inc.'s business, on Alamosa PCS, Inc.'s ability to repay the loan or on Nortel's collateral.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "Company" and "we" refer only to Alamosa PCS Holdings, Inc. and not to any of its subsidiaries.


     The Company will issue the Notes under an indenture to be dated as of
       , 2000, (the "Indenture") among the Company, the Subsidiary Guarantors and Norwest Bank Minnesota, N.A., as trustee (the "Trustee"). The Indenture is governed by the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.


     We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these Notes. A copy of the proposed form of Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

     The Company will issue Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will mature on           , 2010. We can issue a maximum of $
million aggregate principal amount at maturity of Notes. The Notes will be issued at a discount to their aggregate principal amount to generate gross proceeds to the Company of approximately $156 million. The Notes will accrete in
value at a rate of approximately   % per annum, compounded semi-annually, to an
aggregate principal amount of $  million by           , 2005. Cash interest will
not accrue on the Notes prior to           , 2005. Starting on that date,
interest on the Notes will accrue at the rate of   % per annum and will be
payable in cash semi-annually on           and           of each year, beginning
on           , 2005. The Company will pay interest to those persons who were
holders of record on the           or           immediately preceding each
interest payment date. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from
       , 2005. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

RANKING

     The Notes will be:

     - senior unsecured obligations of the Company;

     - equal in ranking ("pari passu") with all existing and future senior debt of the Company;

     - senior in right of payment to all existing and future subordinated debt of the Company; and

     - guaranteed on a senior subordinated unsecured basis by the Subsidiary Guarantors.


     As of December 31, 1999, after giving effect to the Offering and the application of the net proceeds therefrom, the total outstanding debt of the Company and the Subsidiary Guarantors, excluding unused commitments made by lenders, would have been as follows:


     $157.0 approximate total outstanding debt of the Company and the Subsidiary Guarantors, combined

As of that date, none of the Company's debt, after taking the same factors into account, would have been subordinated to the Notes or the Subsidiary Guarantees.

     The Company only has a stockholder's claim in the assets of its subsidiaries. This stockholders' claim is junior to the claims that creditors of the Company's subsidiaries have against those subsidiaries. Holders of the Notes will only be creditors of the Company and of those subsidiaries that are Subsidiary Guarantors.

     All the operations of the Company are conducted through its subsidiaries. Therefore, the Company's ability to service its debt, including the Notes, is dependent upon the earnings of its subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws restrict the ability of the Company's subsidiaries to pay dividends and make loans and advances to it. In addition, the Credit Facilities may place restrictions on the ability of the Restricted Subsidiaries to make distributions to the Company. See "Risk Factors -- Risks Related to Our Substantial Debt -- We are a holding company and the senior debt of our subsidiary guarantors may restrict payment on the notes". If the restrictions described above are applied to subsidiaries that are not Subsidiary Guarantors, then the Company would not be able to use the earnings of those subsidiaries to make payments on the Notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, the Company would also be unable to use the earnings of the Subsidiary Guarantors to the extent they face restrictions on distributing funds to the Company. Any of the situations described above could make it more difficult for the Company to service its debt.



     The total balance sheet liabilities of the Subsidiary Guarantors, after giving effect to the Offering and the application of the net proceeds therefrom, as of December 31, 1999, excluding unused commitments made by lenders, would have been as follows:


     $12.6 approximate total balance sheet liabilities of the Subsidiary Guarantors


The Subsidiary Guarantors have other liabilities, including contingent liabilities, that may be significant. As of the date of the Indenture, the Company will not have any subsidiaries that are not Subsidiary Guarantors. The Indenture contains limitations on the amount of additional Debt which the Company and the Restricted Subsidiaries may Incur. However, the amounts of such Debt could be substantial and may be Incurred either by Subsidiary Guarantors or by the Company's other subsidiaries.


     The Notes are unsecured obligations of the Company and the Subsidiary Guarantors. Secured Debt of the Company and the Subsidiary Guarantors will be effectively senior to the Notes to the extent of the value of the assets securing such Debt.


     As of December 31, 1999, after giving effect to the Offering and the application of the net proceeds therefrom, the Company and the Subsidiary Guarantors would have had no outstanding Secured Debt.



     See "Risk Factors -- Risks Related to Our Substantial Debt -- We are a holding company and the senior debt of our subsidiary guarantors may restrict payment on the notes", "-- We may not be able to service our substantial debt or obtain additional future debt financing", "-- Risks Relating to the Notes Offering -- Because federal and state statutes may allow courts to void the guarantees of the notes by our subsidiaries, you may not have the right to receive any money pursuant to the guarantees" and "Description of Other Indebtedness -- The Nortel Credit Facility."


SUBSIDIARY GUARANTEES


     The obligations of the Company under the Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated, unsecured basis, by all the existing and any future Domestic Restricted Subsidiaries of the Company. See "The Reorganization" regarding the ownership structure of our subsidiaries. However, the administrative agent under the Nortel Financing must be provided written notice of an Event of Default at least 10 business days prior to the Trustee or any holder of Notes making any demand for payment under or exercising any right or remedy with respect to a Subsidiary Guaranty and prior to any Subsidiary Guarantor making payment under its Subsidiary Guaranty.


     If the Company sells or otherwise disposes of either:


          (1) its entire ownership interest in a Subsidiary Guarantor, or


          (2) all or substantially all the assets of a Subsidiary Guarantor, such Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. In addition, if the Company redesignates a Subsidiary Guarantor as an Unrestricted Subsidiary, which the Company can do under certain circumstances, the redesignated Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. See "-- Certain
Covenants -- Designation of Restricted and Unrestricted Subsidiaries",
"-- Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries" and "-- Merger, Consolidation and Sale of Property."

     If any Subsidiary Guarantor makes payments under its Subsidiary Guaranty, each of the Company and the other Subsidiary Guarantors must contribute their share of such payments. The Company's and the other Subsidiary Guarantors' shares of such payment will be computed based on the proportion that the net worth of the Company or the relevant Subsidiary Guarantor represents relative to the aggregate net worth of the Company and all the Subsidiary Guarantors combined.

SUBORDINATION OF SUBSIDIARY GUARANTEES


     The obligations of the Subsidiary Guarantors under their respective Subsidiary Guarantees will be subordinated to any obligations for Debt Incurred pursuant to Credit Facilities (and Permitted Refinancing Debt in respect thereof) (collectively, "Designated Senior Debt") as described below. As a result of this subordination, holders of Designated Senior Debt will be entitled to receive full payment in cash on all obligations owed to them before any Subsidiary Guarantor can make any payment to Holders of the Notes in any of the following situations or proceedings relating to such Subsidiary Guarantor:


     - liquidation, dissolution or winding up;

     - bankruptcy, reorganization, insolvency, receivership or similar proceedings;

     - any assignment for the benefit of its creditors; or

     - any marshaling of its assets and liabilities.

     As a result of the subordination referred to above, no Subsidiary Guarantor may make any payment pursuant to its Obligations or repurchase, redeem or otherwise retire or defease any Notes (collectively, "make a Subsidiary Guarantor payment"), if:

          (a) any principal, premium or interest in respect of any Designated Senior Debt is not paid when due (including at maturity), or

          (b) any other default on Designated Senior Debt occurs and the maturity of such Debt is accelerated in accordance with its terms,

unless, in either case,

          (1) the default has been cured or waived and any such acceleration has been rescinded, or

          (2) such Designated Senior Debt has been paid in full in cash;

provided, however, that a Subsidiary Guarantor may make a Subsidiary Guarantor payment without regard to the foregoing if such Subsidiary Guarantor and the Trustee receive written notice approving such payment from the holders of such Designated Senior Debt.


     During the continuance of any default (other than a default described in clause (a) or (b) above) under the Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, no Subsidiary Guarantor may make a Subsidiary Guarantor payment for a period (a "Payment Blockage Period") commencing upon the receipt by such Subsidiary Guarantor and the Trustee of written notice of such default from a representative under the Credit Facilities specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter, unless such Payment Blockage Period is earlier terminated:

          (a) by written notice to the Trustee and such Subsidiary Guarantor from the holders of such Designated Senior Debt,

          (b) because such default is no longer continuing, or

          (c) because all such Designated Senior Debt has been repaid in full in cash.


Unless the holders of Designated Senior Debt have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, a Subsidiary Guarantor may (unless otherwise prohibited as described in the first or second paragraphs of this section) resume making Subsidiary Guarantor payments after the end of such Payment Blockage Period.


     Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults during such period.

     Upon any payment or distribution of the assets of a Subsidiary Guarantor
(1) upon a total or partial liquidation, dissolution or winding up of such Subsidiary Guarantor, (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Subsidiary Guarantor, (3) upon an assignment for the benefit of creditors of such Subsidiary Guarantor or
(4) upon any marshaling of the assets and liabilities of such Subsidiary
Guarantor:

          (a) the holders of Designated Senior Debt will be entitled to receive payment in full in cash before the holders of the Notes are entitled to receive any payment pursuant to the Subsidiary Guaranty of such Subsidiary Guarantor, except that holders of Notes may receive and retain shares of stock and any debt securities of such Subsidiary Guarantor that are subordinated to the Designated Senior Debt to at least the same extent as the Subsidiary Guaranty of such Subsidiary Guarantor is subordinated to the Designated Senior Debt; and

          (b) until the Designated Senior Debt is paid in full in cash, any distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture with respect to the Subsidiary Guarantees will be made to holders of such Designated Senior Debt. If a payment or distribution is made to holders of Notes that, due to the subordination provisions with respect to the Subsidiary Guarantees, should not have been made to them, such holders are required to hold it in trust for the holders of Designated Senior Debt and pay it over to them as their interests may appear.


     If payment of the Notes is accelerated when any Designated Senior Debt is outstanding, no Subsidiary Guarantor may make a Subsidiary Guarantor payment until ten business days after the holders of Designated Senior Debt receive notice of such acceleration and, thereafter, may make a Subsidiary Guarantor payment only if the Indenture otherwise permits payment at that time.


     Because of the Indenture's subordination provisions with respect to the Subsidiary Guarantees, holders of Designated Senior Debt may recover disproportionately more than the holders of the Notes recover in a bankruptcy or similar proceeding relating to any Subsidiary Guarantor. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the Notes.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Notes will not be
redeemable at the option of the Company prior to           , 2005. Starting on
that date, the Company may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Notes
redeemed during the 12-month period commencing on           of the years set
forth below, and are expressed as percentages of Accreted Value:

                                                            REDEMPTION
YEAR                                                          PRICE
----                                                        ----------
2005.....................................................           %
2006.....................................................           %
2007.....................................................           %
2008 and thereafter......................................    100.000%


     At any time and from time to time, prior to           , 2003, the Company
may redeem up to a maximum of 35% of the original aggregate principal amount at maturity of the Notes with the proceeds of one or more Public Equity Offerings,
at a redemption price equal to   % of the Accreted Value thereof, plus accrued
and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount at maturity of the Notes remains outstanding. Any such redemption shall be made within 90 days of such Public Equity Offering upon not less than 30 nor more than 60 days' prior notice.


SINKING FUND

     There will be no mandatory sinking fund payments for the Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     Within 30 days following any Change of Control, the Company shall:

          (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States, and

          (b) send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder's address appearing in the Security Register, a notice stating:

             (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all Notes timely tendered will be accepted for payment;

             (2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;


             (3) the circumstances and relevant facts regarding the Change of Control (including, if and to the extent material, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and


             (4) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

     The Change of Control repurchase feature is a result of negotiations between the Company and the Underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the ability of a holder of Notes to require the Company to repurchase its Notes may be uncertain. In such a case, holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.


     The Nortel Financing provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under such existing debt. Since the Subsidiary Guarantees are subordinate in right of payment to the Nortel Financing, the Subsidiary Guarantors could be prohibited from making payment under the Subsidiary Guarantees. Future debt of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of Notes of their right to require the Company to repurchase such Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase Notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under existing debt of the Company and may constitute a default under future debt as well. Since the Subsidiary Guarantees are subordinate in right of payment to the Nortel Financing, the Subsidiary Guarantors would first be obligated to repurchase any Debt Incurred pursuant to the Nortel Financing before repurchasing any of the Notes. See "Risk Factors -- Risks Relating to the Notes Offering -- We may be unable to purchase the notes upon a change of control". The Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount at maturity of the Notes. See "-- Amendments and Waivers".


CERTAIN COVENANTS


     Limitation on Debt. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and:


          (1) such Debt is Debt of the Company or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Leverage Ratio of the Company and the Restricted Subsidiaries (calculated on a consolidated basis using Annualized Pro

     Forma EBITDA which gives pro forma effect to those Asset Sales, Investments or acquisitions of Property described in the definition of Pro Forma EBITDA) would not exceed (a) 7.0 to 1.0, if the Debt is to be Incurred prior to January 1, 2004, or (b) 6.0 to 1.0, if the Debt is to be Incurred on or after January 1, 2004; or



          (2) such Debt is Debt of the Company or a Subsidiary Guarantor and is Incurred prior to January 1, 2004, provided that after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the total Debt of the Company and its Restricted Subsidiaries on a consolidated basis would be equal to or less than 75% of Total Invested Capital or


          (3) such Debt is Permitted Debt.


     The term "Permitted Debt" is defined to include obligations which meet the requirements of any of the following clauses (a) through (i):


          (a) Debt of the Company evidenced by the Notes and of Subsidiary Guarantors evidenced by Subsidiary Guarantees relating to the Notes;


          (b) Debt of the Company or a Subsidiary Guarantor under any Credit Facilities, provided that the aggregate principal amount of all such Debt under Credit Facilities at any one time outstanding shall not exceed the sum of (i) $250 million plus (ii) 85% of Eligible Receivables, which sum shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities, and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to the covenant described under "-- Limitation on Asset Sales";


          (c) Debt in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

             (1) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and


             (2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed $50 million;


          (d) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;


          (e) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are related to payment obligations on Debt otherwise permitted by the terms of this covenant;


          (f) Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

          (g) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (f) above;

          (h) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) or (2) of the first paragraph of this covenant or clause (a), (c) or (g) above; and


          (i) additional Debt of the Company in an aggregate principal amount outstanding at any one time not to exceed $50 million.

     For purposes of determining compliance with this covenant,



          (a) in the event that any Debt is allowed to be Incurred pursuant to more than one of the categories of Debt described above, including clauses
     (1) or (2) of the first paragraph of this covenant or as Permitted Debt, the Company, in its sole discretion, will classify such Debt, as of the time of Incurrence thereof, as Debt incurred pursuant to a particular clause under the first paragraph of this covenant, and if Incurred as Permitted Debt will specify under which clause of Permitted Debt the Debt is Incurred; and



          (b) Debt may be divided and classified in more than one of the categories of Debt described above.


     Notwithstanding anything to the contrary contained in this covenant,

          (a) the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes or the applicable Subsidiary Guaranty, as the case may be, to at least the same extent as such Subordinated Obligations, and

          (b) the Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company or any Subsidiary Guarantor.

     Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

          (a) a Default or Event of Default shall have occurred and be continuing,

          (b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) or (2) of the first paragraph of the covenant described under "-- Limitation on Debt" or

          (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

             (1) the result of:

                (A) Cumulative EBITDA, minus

                (B) the product of 1.5 and Cumulative Interest Expense, plus

             (2) Capital Stock Sale Proceeds, plus

             (3) the sum of:

                (A) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

                (B) the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

             (x) any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees, and

             (y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange,

          plus

             (4) an amount equal to the sum of:

                (A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, less the cost of the disposition of such Investment, plus

                (B) the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;


provided, however, that the sum in this clause (4) shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.



     Notwithstanding the foregoing limitation, the Company may take any action if it is in compliance with any of the following clauses (a) through (f):


          (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that:

             (1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

             (2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

          (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d) make a Restricted Payment, if at the time the Company or any Restricted Subsidiary first Incurred a commitment for such Restricted Payment, such Restricted Payment could have been made; provided, however, that all commitments Incurred and outstanding shall be treated as if such commitments were Restricted Payments expended by the Company or a Restricted Subsidiary at the time the commitments were Incurred, except that commitments Incurred and outstanding that are treated as a Restricted Payment expended by the Company or a Restricted Subsidiary and that are terminated shall no longer be treated as a Restricted Payment expended by the Company or a Restricted Subsidiary upon the termination of such commitment;

          (e) repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that:


             (1) the aggregate amount of such repurchases shall not exceed $3 million in any calendar year, although any unused amount in any calendar year may be carried forward to one or more future calendar years, and


             (2) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

     provided further, however, that such repurchases shall be included in the calculation of the amount of Restricted Payments; and


          (f) make Investments in any Person, provided that the Fair Market Value thereof, measured on the date each such Investment was made or returned, as applicable, when taken together with all other Investments made pursuant to this clause (f), does not exceed the sum of $50 million, plus the aggregate amount of the net reduction in Investments in any Person made pursuant to this clause (f) on and after the Issue Date resulting from dividends, repayments of loans or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, except to the extent that any such net reduction amount is included in the amount calculated pursuant to clause (c) of the preceding paragraph or any other clause of this paragraph; provided, however, that at the time of such Investment, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such Investment shall be included in the calculation of the amount of Restricted Payments.


     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes or the applicable Subsidiary Guaranty will be secured by such Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by such Lien.

     Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries. The Company shall not:


          (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, except pledges of Capital Stock which constitute Permitted Liens, or


          (b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock,

other than, in the case of either (a) or (b):

          (1) directors' qualifying shares,


          (2) to the Company or a Restricted Subsidiary,



          (3) a disposition of Capital Stock of such Restricted Subsidiary where immediately after giving effect thereto, either such Restricted Subsidiary remains a Restricted Subsidiary or the Company and the Restricted Subsidiaries no longer own any Capital Stock of such entity, provided, however, that, in the case of this clause (3),

             (A) such issuance, sale or disposition is effected in compliance with the covenant described under "-- Limitation on Asset Sales", and


             (B) upon consummation of any such disposition which results in the Company and the Restricted Subsidiaries no longer owning any Capital Stock of an entity and execution and delivery of a supplemental indenture in form satisfactory to the Trustee, such entity shall be released from any Subsidiary Guaranty previously made by such entity,



          (4) the transfer, conveyance, sale or other disposition of shares required by applicable law or regulation,



          (5) Capital Stock issued and outstanding on the Issue Date,



          (6) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary or otherwise being acquired by the Company, or



          (7) an issuance of Preferred Stock of a Restricted Subsidiary (other than Preferred Stock convertible or exchangeable into common stock of any Restricted Subsidiary) otherwise permitted by the Indenture.


     Limitation on Asset Sales. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

          (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

          (b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash or cash equivalents or Telecommunications Assets or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the applicable Subsidiary Guaranty) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and

          (c) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and
     (b).

     The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):


          (a) to Repay Senior Debt of the Company or any Subsidiary Guarantor (including the Notes), or Debt of any Restricted Subsidiary that is not a Subsidiary Guarantor (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); or


          (b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).


     Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Cash shall constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $10 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Prepayment Offer") the Notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

     The term "Allocable Excess Proceeds" will mean the product of:

          (a) the Excess Proceeds, and

          (b) a fraction,

             (1) the numerator of which is the aggregate Accreted Value of the Notes outstanding on the date of the Prepayment Offer, and


             (2) the denominator of which is the sum of the aggregate Accreted Value of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.


     Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

          (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

          (b) make any loans or advances to the Company or any other Restricted Subsidiary or

          (c) transfer any of its Property to the Company or any other Restricted Subsidiary.

     The foregoing limitations will not apply:

          (1) with respect to clauses (a), (b) and (c), to restrictions:


             (A) contained in an agreement or instrument governing or relating to Debt contained in the Nortel Financing or any Credit Facility outstanding pursuant to clause (b) of Permitted Debt in the covenant described under "-- Certain Covenants -- Limitation on Debt"; provided, however, that:



                (x) the provisions of the Nortel Financing and any Credit Facilities with a Stated Maturity prior to the scheduled maturity date of the Notes must permit distributions to the Company for the sole purpose of, and in an amount sufficient to fund, the payment of interest when due as scheduled in respect of the Notes, and



                (y) the provisions of any Credit Facilities with a Stated Maturity on or after the scheduled maturity date of the Notes (including any amendment or Refinancing of the Nortel Financing) must permit distributions to the Company for the sole purpose of, and in an amount sufficient to fund, the payment of principal at scheduled maturity and interest when due as scheduled in respect of the Notes,



        (provided, in the case of both (x) and (y), that such payment is due or to become due within 30 days from the date of such distribution and the cash distributed is in fact utilized to meet such payment obligation) at a time, in the case of both (x) and (y), when there does not exist an event (or such distribution would not cause an event) which, with the passage of time or notice or both, would permit the lenders under the Nortel Financing or any Credit Facility to declare all amounts thereunder due and payable; provided further, however, that such agreement or instrument may nevertheless contain customary financial covenants.



             (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, or



             (C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause
        (2)(A) or (B) below, provided such restriction is not materially less favorable to the holders of Notes than those under the agreement evidencing the Debt so Refinanced, and


          (2) with respect to clause (c) only, to restrictions:

             (A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes or the applicable Subsidiary Guaranty pursuant to the covenants described under "-- Limitation on Debt" and "-- Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt,

             (B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,


             (C) resulting from customary provisions restricting subletting or assignment of leases or licenses or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,



             (D) customarily contained in property sale agreements limiting the transfer of such Property pending the closing of such sale, or



             (E) customarily contained in Debt instruments limiting the sale of all or substantially all the assets of the obligor.


     Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless:

          (a) the terms of such Affiliate Transaction are:

             (1) set forth in writing and

             (2) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company,


          (b) if such Affiliate Transaction involves aggregate payments or value in excess of $2 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a)(2) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee, and



          (c) if such Affiliate Transaction involves aggregate payments or value in excess of $15 million, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, taken as a whole.


     Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:


          (a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided that no more than 10% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);


          (b) any Restricted Payment permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments" or any Permitted Investment;


          (c) the payment of compensation (including amounts paid pursuant to employee benefit plans) and the provision of benefits for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof;



          (d) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $3 million in the aggregate at any one time outstanding; and



          (e) any transaction or series of transactions pursuant to any agreement in existence on the Issue Date, and any renewal, extension or replacement of such agreement on terms no less favorable to the Company and the Restricted Subsidiaries than the agreement in existence on the Issue Date.


     Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

          (a) the Company or such Restricted Subsidiary would be entitled to:

             (1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "-- Limitation on Debt", and

             (2) create a Lien on such Property securing such Attributable Debt without also securing the Notes or the applicable Subsidiary Guaranty pursuant to the covenant described under "-- Limitation on Liens", and

          (b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "-- Limitation on Asset Sales".

     Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:


          (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary,


          (b) either:

             (1) the Subsidiary to be so designated has total assets of $1,000 or less, or


             (2) such designation is effective immediately upon such entity becoming a Subsidiary of the Company, and



          (c) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of the Subsidiary to be so designated (including any right to take enforcement action against the Subsidiary to be so designated).



Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the third immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.



     In addition, neither the Company nor any Restricted Subsidiary shall become directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).



     Except as provided in the first sentence of the next preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guaranty previously made by such Restricted Subsidiary.


     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,


          (x) the Company could Incur at least $1.00 of additional Debt pursuant to either clause (1) or clause (2) of the first paragraph of the covenant described under "-- Limitation on Debt", and


          (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

     Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate that:

          (a) certifies that such designation or redesignation complies with the foregoing provisions, and

          (b) gives the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).


     Limitation on Company's Business. The Company shall not, and shall not permit any Restricted Subsidiary to engage in any business other than the Telecommunications Business.


     Future Subsidiary Guarantors. The Company shall cause each Person that becomes a Domestic Restricted Subsidiary following the Issue Date to execute and deliver to the Trustee a Subsidiary Guaranty at the time such Person becomes a Domestic Restricted Subsidiary.

     Limitation on Layered Debt. The Company shall not permit any Subsidiary Guarantor to Incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such debt is expressly subordinated in right of payment to, or ranks pari passu with, the Obligations under its Subsidiary Guaranty.

MERGER, CONSOLIDATION AND SALE OF PROPERTY

     The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

          (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) or (2) of the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt";

          (f) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied; and

          (g) the Surviving Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction or series of transactions and will be subject to Federal income tax on the same amounts and at the same times as would be the case if the transaction or series of transactions had not occurred.

     The Company shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all such Subsidiary Guarantor's Property in any one transaction or series of transactions unless:

          (a) the Surviving Person (if not such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b) the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by Subsidiary Guaranty in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty;

          (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Subsidiary Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company would be able to Incur at least $1.00 of additional Debt under clause (1) or (2) of the first paragraph of the covenant described under "-- Certain
     Covenants -- Limitation on Debt"; and

          (f) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guaranty, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The foregoing provisions (other than clause (d)) shall not apply to any transactions which constitute an Asset Sale if the Company has complied with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales".

     The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or of the Subsidiary Guarantor under the Subsidiary Guaranty, as the case may be), but the predecessor Company in the case of:

          (a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

          (b) a lease,
shall not be released from the obligations to pay the principal of, and premium, if any, and interest on, the Notes.

SEC REPORTS

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee and holders of Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

CALCULATION OF ORIGINAL ISSUE DISCOUNT

     Within 30 days after the end of each calendar year, the Company shall deliver to the Trustee a certificate setting forth the following:

          (a) the total cumulative amount of "Original Issue Discount", as defined by the Code, that had accrued on the Notes as of December 31 of such calendar year;

          (b) the portion of such Original Issue Discount that had accrued during such calendar year;

          (c) the extent, if any, to which such Original Issue Discount differed from the Accreted Value on December 31 of such calendar year; and

          (d) such other specific information relating to the accrued Original Issue Discount of the Notes as may be relevant under the Code to the holders of the Notes.

EVENTS OF DEFAULT

     Events of Default in respect of the Notes include:

          (1) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

          (2) failure to make the payment of any Accreted Value of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

          (3) failure to comply with the covenant described under "-- Merger, Consolidation and Sale of Property";

          (4) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;


          (5) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $15 million (the "cross acceleration provisions");



          (6) any judgment or judgments for the payment of money in an aggregate amount in excess of $15 million that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");


          (7) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions");

          (8) any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the "guaranty provisions"); and

          (9) any event occurs that causes, after giving effect to the expiration of any applicable grace period, an Event of Termination with Sprint (the "event of termination provisions").

     A Default under clause (4) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

     The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

     If an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding may declare to be immediately due and payable the Accreted Value of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount at maturity of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated Accreted Value, premium or interest, have been cured or waived as provided in the Indenture.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount at maturity of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

     No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

          (a) such holder has previously given to the Trustee written notice of a continuing Event of Default,

          (b) the registered holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and

          (c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount at maturity of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the Accreted Value of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with respect to the Notes with the consent of the registered holders of a majority in aggregate principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of Accreted Value, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Note) with the consent of the registered holders of at least a majority in aggregate principal amount at maturity of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things,

          (1) reduce the amount of Notes whose holders must consent to an amendment or waiver,

          (2) reduce the rate of or extend the time for payment of interest on any Note,

          (3) reduce the principal or Accreted Value of or extend the Stated Maturity of any Note,

          (4) make any Note payable in money other than that stated in the Note,

          (5) impair the right of any holder of the Notes to receive payment of principal or Accreted Value of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or any Subsidiary Guaranty,

          (6) subordinate the Notes or any Subsidiary Guaranty to any other obligation of the Company or the applicable Subsidiary Guarantor,

          (7) release any security interest that may have been granted in favor of the holders of the Notes other than pursuant to the terms of such security interest,

          (8) reduce the premium payable upon the redemption of any Note nor change the time at which any Note may be redeemed, as described under "-- Optional Redemption",

          (9) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer,

          (10) at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto,

          (11) make any change in any Subsidiary Guaranty or the subordination provisions with respect thereto that would adversely affect the holders of the Notes, or

          (12) modify any provision of the Indenture relating to the calculation of Accreted Value.

     Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to:

     - cure any ambiguity, omission, defect or inconsistency,

     - provide for the assumption by a successor corporation of the obligations of the Company under the Indenture,

     - provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

     - add additional Guarantees with respect to the Notes or to release Subsidiary Guarantors from Subsidiary Guaranties as provided by the terms of the Indenture,

     - secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company,

     - make any change to the subordination provisions of the Indenture with respect to the Subsidiary Guaranties that would limit or terminate the benefits available to holders of Designated Senior Debt under such provisions, or


     - make any change that does not materially adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.


     The consent of the holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each registered holder of the Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE


     The Company at any time may terminate all its obligations, together with all the obligations of all Restricted Subsidiaries, under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate:


          (1) its obligations under the covenants described under "-- Repurchase at the Option of Holders Upon a Change of Control" and "-- Certain Covenants",

          (2) the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the guaranty provisions and the event of termination provisions described under "-- Events of Default" above, and

          (3) the limitations contained in clause (e) under the first paragraph of, and in the second paragraph of, "-- Merger, Consolidation and Sale of Property" above ("covenant defeasance").

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "-- Certain Covenants"), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "-- Events of Default" above or because of the failure of the Company to comply with clause
(e) under the first paragraph of, or with the second paragraph of, "-- Merger, Consolidation and Sale of Property" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty.

     The legal defeasance option or the covenant defeasance option may be exercised only if:

          (a) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be;

          (b) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

          (c) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under "-- Events of Default" occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

          (d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (e) such deposit does not constitute a default under any other agreement or instrument binding on the Company;

          (f) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (g) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that:

             (1) the Company has received from the Internal Revenue Service a ruling, or

             (2) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

          (h) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (i) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

GOVERNING LAW

     The Indenture and the Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

THE TRUSTEE

     Norwest Bank Minnesota, N.A. is the Trustee under the Indenture.

     Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

     "Accreted Value" for each $1,000 principal amount at maturity of any outstanding Notes, as of or to any date of determination (any such date, the "Determination Date"), means:

          (1) if the Determination Date occurs on one or more of the following dates (each such date a "Semiannual Accrual Date"), the amount set forth below for such Semiannual Accrual Date:

SEMIANNUAL                                                    ACCRETED
ACCRUAL DATE                                                   VALUE
------------                                                  --------
          ..................................................   $
          ..................................................
          ..................................................
          ..................................................
          ..................................................
          ..................................................
          ..................................................
          ..................................................    1,000

          (2) if the Determination Date occurs before the first Semiannual Accrual Date, the sum of:

             (a) $          ; and

             (b) an amount equal to the product of:

                (x) the Accreted Value for the first Semiannual Accrual Date
           minus $          , multiplied by:

                (y) a fraction, the numerator of which is the number of days elapsed from the Issue Date of the Notes to the Determination Date, and the denominator of which is the number of days from the Issue Date of the Notes to the first Semiannual Accrual Date, in each case using a 360-day year comprised of twelve 30-day months;

          (3) if the Determination Date occurs between two Semiannual Accrual Dates, the sum of:

             (a) the Accreted Value for the Semiannual Accrual Date immediately preceding such Determination Date; and

             (b) an amount equal to the product of:

                (x) the Accreted Value for the immediately following Semiannual Accrual Date minus the Accreted Value for the immediately preceding Semiannual Accrual Date, multiplied by:

                (y) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semiannual Accrual Date to the Determination Date, using a 360-day year comprised of twelve 30-day months, and the denominator of which is 180; or

          (4) if the Determination Date occurs after the last Semiannual Accrual Date, $1,000.

     "Additional Assets" means:


          (a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Telecommunications Business; or



          (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Telecommunications Business.


     "Affiliate" of any specified Person means:

          (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

          (b) any other Person who is a director or officer of:

             (1) such specified Person,

             (2) any Subsidiary of such specified Person, or

             (3) any Person described in clause (a) above.


For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain Covenants -- Limitation on Transactions with Affiliates and -- Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.


     "Annualized Pro Forma EBITDA" means, as of any date of determination, the product of Pro Forma EBITDA for the Company's two most recently completed fiscal quarters for which financial statements are available prior to such determination date multiplied by two.

     "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), or

          (b) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a) or (b) above,

          (1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,


          (2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments",



          (3) any disposition effected in compliance with the first paragraph of the covenant described under "-- Merger, Consolidation and Sale of Property", and

          (4) disposition of assets having an aggregate Fair Market Value, and for which the aggregate consideration received by the Company and its Restricted Subsidiaries, is equal to, $1 million or less in any 12-month period.


     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination,

          (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation", and


          (b) in all other instances, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).



     "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:


          (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (b) the sum of all such payments.

     "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "-- Certain Covenants -- Limitation on Liens", a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

     "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

     "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Change of Control" means the occurrence of any of the following events:

          (a) if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting

     Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

          (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

             (1) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation, and

             (2) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or


          (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or


          (d) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

          (a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

          (b) amortization of debt discount and debt issuance cost, including commitment fees,

          (c) capitalized interest,

          (d) non-cash interest expense,

          (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

          (f) net costs associated with Hedging Obligations (including amortization of fees),

          (g) Preferred Stock Dividends,

          (h) interest Incurred in connection with Investments in discontinued operations,

          (i) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary or is secured by any Liens on the Property of the Company or any Restricted Subsidiary, and

          (j) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

             (1) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below), and


             (2) the Company's equity in a net loss of any such Person, other than an Unrestricted Subsidiary or a Person as to which the Company is not, and under no circumstances would be, obligated to make any additional Investment, for such period shall be included in determining such Consolidated Net Income,


          (b) for purposes of the covenant described under "-- Certain
     Covenants -- Limitation on Restricted Payments" only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition,


          (c) any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:


             (1) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

             (2) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,


          (d) any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,


          (e) any extraordinary gain or loss,

          (f) the cumulative effect of a change in accounting principles, and

          (g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

Notwithstanding the foregoing, for purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.


     "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks, life insurance companies, mutual funds, pension funds or other institutional lenders (including the Nortel Financing) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or letters of credit, in each case together with any Refinancings thereof by any lenders or syndicates of lenders (including any Refinancings of the Nortel Financing) and as any of the same may be amended or modified.


     "Cumulative EBITDA" means, as of any date of determination, the cumulative EBITDA of the Company and its consolidated Restricted Subsidiaries from and after the last day of the fiscal quarter of the Company immediately preceding the Issue Date to the end of the fiscal quarter immediately preceding the date of determination or, if such cumulative EBITDA for such period is negative, the amount (expressed as a negative number) by which such cumulative EBITDA is less than zero.

     "Cumulative Interest Expense" means, at any date of determination, the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued from the last day of the fiscal quarter of the Company immediately preceding the Issue Date to the end of the fiscal quarter immediately preceding the date of determination.

     "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     "Debt" means, with respect to any Person on any date of determination (without duplication):

          (a) the principal of and premium (if any) in respect of:

             (1) debt of such Person for money borrowed, and

             (2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

          (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

          (1) zero if such Hedging Obligation has been Incurred pursuant to clause (e) of the second paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt", or

          (2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clause.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

          (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

          (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,


on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes; provided, however, that Capital Stock will not be deemed to be Disqualified Stock if it is redeemable by exchange for or through the issuance of Capital Stock (other than Disqualified Stock) of that issuer; and provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an Asset Sale or Change of Control occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the Asset Sale or Change of Control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the covenants described under "-- Certain Covenants -- Limitation on Asset Sales" and
"-- Repurchase at the Option of Holders Upon a Change of Control" and such Capital Stock specifically provides that:


          (1) such Person shall not repurchase or redeem any such Capital Stock pursuant to such provisions prior to such Person having repurchased all the Notes that are required to be repurchased pursuant to such covenants and

          (2) no default, event of default or similar occurrence under the terms of such Capital Stock shall result from such Person not so repurchasing or redeeming any such Capital Stock because of the prohibition described in the preceding clause (1).

     "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary.

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary other than
(a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

     "Domestic Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Domestic Wholly Owned Subsidiaries and that is organized under the laws of the United States of America or any State thereof or the District of Columbia. Notwithstanding the preceding, all Restricted Subsidiaries existing on the Issue Date, including Alamosa PCS, Inc., Texas Telecommunications, LP and Alamosa Wisconsin Limited Partnership, will be considered Domestic Wholly Owned Subsidiaries so long as they remain Restricted Subsidiaries.

     "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

          (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

             (1) the provision for taxes based on income or profits or utilized in computing net loss,

             (2) Consolidated Interest Expense,

             (3) depreciation,

             (4) amortization of intangibles, and

             (5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

          (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).


Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary that is not a Subsidiary Guarantor shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.



     "Eligible Receivables" means, at any time, net Receivables of the Company and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of the Company as at a date at least 45 days prior to such time, arising in the ordinary course of business of the Company or any Restricted Subsidiary.


     "Event of Default" has the meaning set forth under "-- Events of Default".

     "Event of Termination" means any of the events described in (i) Section
11.3 of the Company's Management Agreement with Sprint or (ii) Section 13.2 of either of the Company's Trademark and Service Mark License Agreements with Sprint, as such agreements referred to in clauses (i) and (ii) may be amended, supplemented or otherwise modified from time to time. See "Our Affiliation Agreements with Sprint PCS -- The Management Agreement" and "-- The Trademark and Service Mark Agreements".

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,


          (a) if such Property has a Fair Market Value equal to or less than $15 million, by any Officer of the Company, or



          (b) if such Property has a Fair Market Value in excess of $15 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.


     "Foreign Restricted Subsidiary" means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

     "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

          (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

          (b) in the statements and pronouncements of the Financial Accounting Standards Board,

          (c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

          (d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

          (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

          (1) endorsements for collection or deposit in the ordinary course of business, or

          (2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment".

The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "-- Certain Covenants -- Limitation on Debt", neither accrual of interest on Debt nor amortization of debt discount shall be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount to the principal amount at maturity thereof, the amount of such Debt Incurred shall at all times be the accreted value of such Debt.


     "Independent Financial Advisor" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

     "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.


     "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, except that the acquisition of the Capital Stock of another Person in exchange for the Capital Stock of the Company, other than Disqualified Stock, shall not be considered an Investment by the Company. For purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments",
"-- Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment", "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:


          (a) the Company's "Investment" in such Subsidiary at the time of such redesignation, less

          (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

     "Issue Date" means the date on which the Notes are initially issued.

     "Leverage Ratio" means the ratio of:

          (a) the outstanding Debt of the Company and the Restricted Subsidiaries on a consolidated basis, to

          (b) the Annualized Pro Forma EBITDA.

The Leverage Ratio is calculated after giving pro forma effect to any Asset Sale, Investment or acquisition of Property required to be given pro forma effect pursuant to the definition of Pro Forma EBITDA.

     "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:


          (a) all legal, title and recording tax expenses, commissions, brokerage fees and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale,


          (b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale,

          (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

          (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.


     "Nortel Financing" means the Credit Agreement, dated as of June 10, 1999, between Alamosa PCS, LLC and Nortel Networks Inc., as amended as of the closing of the initial public offering of the Company's common stock, such amended Credit Agreement to be between Alamosa PCS, Inc. and Nortel Networks Inc., without giving effect to any other amendment, supplement or other modification thereto.



     "Obligations" means the obligation of each Subsidiary Guarantor pursuant to its Subsidiary Guaranty of:



          (a) the full and punctual payment of principal and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Notes and


          (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Notes.

     "Officer" means the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or the Chief Technology Officer of the Company.

     "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.


     "Permitted Holders" means Rosewood Telecommunications, L.L.C., Caroline Hunt Trust Estate, South Plains Advanced Communications & Electronics, Inc., West Texas PCS, LLC, Taylor Telecommunications, Inc., Tregan International Corp. and Plateau Telecommunications Incorporated, any individual who controls any of the above entities as of the Issue Date and their respective estates, spouses, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act), individually or collectively with any of the foregoing, at least 66 2/3% of the total voting power of the Voting Stock of such Person, or any group (as such term is used in Sections 13d or 14d of the Exchange Act or any successor provisions) consisting entirely of the foregoing Persons.


     "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:


          (a) the Company or any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary;



          (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person's primary business is a Telecommunications Business;


          (c) Temporary Cash Investments;

          (d) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

          (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;


          (f) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $3 million at any one time outstanding;



          (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments; and



          (h) Hedging Obligations Incurred in compliance with the covenant, "Limitation on Debt".


     "Permitted Liens" means:

          (a) Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under "-- Certain
     Covenants -- Limitation on Debt";

          (b) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under "-- Certain
     Covenants -- Limitation on Debt", provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

          (c) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

          (d) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

          (e) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

          (f) Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

          (g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

          (h) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

          (j) Liens existing on the Issue Date not otherwise described in clauses (a) through (i) above;

          (k) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (j) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

             (1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f),
        (g) or (j) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture, and


             (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing;



          (l) Liens on the Property of the Company or any Restricted Subsidiary to secure Debt under any Interest Rate Agreement, provided that such Debt was Incurred pursuant to clause (e) of the second paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt";



          (m) any interest or title of a lessor in the Property subject to any lease incurred in the ordinary course of business, other than a Capital Lease; and



          (n) judgment Liens securing judgment in an aggregate amount outstanding at any one time of not more than $15 million.

     "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

          (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

             (1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

             (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

          (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced,

          (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

          (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

          (x) Debt of a Subsidiary Guarantor that Refinances Debt of the
     Company,


          (y) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Company or a Subsidiary Guarantor (other than Debt Incurred pursuant to Credit Facilities), or


          (z) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

     "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

     "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

     "Pro Forma EBITDA" means, for any period, the EBITDA of the Company and its consolidated Restricted Subsidiaries, after giving effect to the following:

     if:

          (a) since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property,

          (b) the transaction giving rise to the need to calculate Pro Forma EBITDA is such an Asset Sale, Investment or acquisition, or

          (c) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

     "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act, other than the common stock offering concurrent with this Offering.

     "Purchase Money Debt" means Debt:

          (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and

          (b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.


     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money and proceeds and products thereof in each case generated in the ordinary course of business.



     "Refinance" means, in respect of any Debt, to refinance, amend, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.



     "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt, including through open market repurchases. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "-- Certain Covenants -- Limitation on Asset Sales", Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.


     "Restricted Payment" means:


          (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for (i) any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis); or (ii) any dividend or distribution payable solely in shares (or options, warrants or other rights to purchase shares) of Capital Stock (other than Disqualified Stock) of the Company;

          (b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

          (c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

          (d) any Investment (other than Permitted Investments) in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

     "Securities Act" means the Securities Act of 1933.


     "Senior Debt" of the Company means all Debt of the Company, except:



          (a) Debt of the Company that is by its terms subordinate in right of payment to the Notes;



          (b) any Debt Incurred in violation of the provisions of the Indenture;



          (c) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);



          (d) any liability for Federal, state, local or other taxes owed or owing by the Company;



          (e) any obligation of the Company to any Subsidiary; or



          (f) any obligations with respect to any Capital Stock of the Company.


"Senior Debt" of any Subsidiary Guarantor has a correlative meaning.

     "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.


     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is finally due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of a Change of Control or any other contingency beyond the control of the issuer unless such contingency has occurred).


     "Subordinated Obligation" means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the applicable Subsidiary Guaranty pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (a) such Person,

          (b) such Person and one or more Subsidiaries of such Person, or

          (c) one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means each Domestic Restricted Subsidiary and any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under "-- Certain Covenants -- Future Subsidiary Guarantors".

     "Subsidiary Guaranty" means a Guarantee on the terms set forth in the Indenture by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

     "Telecommunications Assets" means all assets and rights, contractual or otherwise, used or intended for use in connection with (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities or (ii) the ownership, design, construction, development, acquisition, installation or management of communications systems, and the Capital Stock of any Person engaged entirely or substantially entirely in the above listed activities.


     "Telecommunications Business" means (a) the ownership, design, construction, development, acquisition, installation or management of communications systems, (b) the delivery or distribution of communications, voice, data or video services or (c) any business or activity reasonably related or ancillary to the activities described in clauses (a) or (b) of this definition, including, without limitation, any business conducted by the Company or any Restricted Subsidiary on the Issue Date and the acquisition, holding or exploitation of any license relating to the activities described in clauses (a) or (b) of this definition.


     "Temporary Cash Investments" means any of the following:


          (a) Investments in U.S. Government Obligations or in securities guaranteed by the full faith and credit of the United States of America, in each case maturing within 365 days of the date of acquisition thereof;


          (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

          (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

             (1) a bank meeting the qualifications described in clause (b) above, or

             (2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

          (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and

          (e) direct obligations (or certificates representing an ownership interest in such obligations) of any State of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such State is pledged and which are not callable or redeemable at the issuer's option, provided that:

             (1) the long-term debt of such State is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), and

             (2) such obligations mature within 180 days of the date of acquisition thereof.

     "Total Invested Capital" means at any time of determination, the sum of, without duplication:


          (a) the total amount of equity capital contributed to the Company as of the Issue Date (being $37 million), plus


          (b) the aggregate net cash proceeds received by the Company from the common stock offering concurrent with this offering, plus

          (c) Capital Stock Sale Proceeds, plus

          (d) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person less the cost of the disposition of such Investment, provided that such amount shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, plus


          (e) the Fair Market Value of Property received by the Company after the Issue Date in exchange for Capital Stock (other than Disqualified Stock) of the Company, other than Capital Stock issued to a Subsidiary of the Company, to employees or to an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees, plus



          (f) consolidated Debt of the Company and the Restricted Subsidiaries outstanding at the date of determination, minus



          (g) the aggregate amount of all Restricted Payments declared or made on or after the Issue Date.


     "Unrestricted Subsidiary" means:

          (a) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

          (b) any Subsidiary of an Unrestricted Subsidiary.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the

Company and its other Wholly Owned Subsidiaries. Notwithstanding the preceding, all Restricted Subsidiaries existing on the Issue Date, including Alamosa PCS, Inc., Texas Telecommunications, LP and Alamosa Wisconsin Limited Partnership, will be considered Wholly Owned Restricted Subsidiaries so long as they remain Restricted Subsidiaries.


BOOK-ENTRY SYSTEM



     The Depository Trust Company ("DTC"), New York, New York, will act as securities depository for the Notes. The Notes will be initially issued in the form of one or more Global Securities registered in the name of DTC or its nominee.


     Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the Underwriters. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     Payment of principal of and interest on Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Notes only if:

          (a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,

          (b) the Company in its discretion at any time determines not to have all the Notes represented by such Global Security, or

          (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Security.

Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes,

          (a) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

          (b) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes, and

          (c) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.


     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to the Company or ChaseMellon Shareholder Services, the Company's agent. Under such circumstances, in the event that a successor depository is not obtained, certificated Notes are required to be printed and delivered.



     The Company may decide to discontinue use of the system of book-entry transfers through DTC, or a successor depository. In that event, certificated Notes will be printed and delivered. None of the Company, the Trustee or the Underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                     UNITED STATES FEDERAL TAX CONSEQUENCES

     The following is a discussion of the material United States federal income tax consequences of the acquisition, ownership and disposition of senior discount notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who purchase senior discount notes on their original issue and who hold such senior discount notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. The discussion does not purport to address tax consequences to holders who may be subject to special tax rules because of their status, such as financial institutions, insurance companies, tax-exempt organizations and broker-dealers, persons whose functional currency is not the U.S. dollar or because of how they hold the senior discount notes, such as if the senior discount notes are held as part of a straddle, hedge, conversion transaction or other integrated investment. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, U.S. Treasury Department regulations promulgated thereunder and administrative and judicial interpretation thereof, all or which are subject to change, possibly on a retroactive basis.

     For purposes of this discussion, a U.S. holder is any United States citizen or resident, corporation or other entity taxable as a corporation created or organized on or under the laws of the United States or any state thereof, estate the income of which is subject to United State federal income taxation regardless of its source, or trust if a United States court exercises primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions. A foreign holder is a holder other than a U.S. holder.

     If an entity treated as a partnership for U.S. federal income tax purposes purchases a note, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships purchasing notes should consult their tax advisors.

     PROSPECTIVE PURCHASERS OF THE SENIOR DISCOUNT NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE SENIOR DISCOUNT NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

ISSUE PRICE

     The issue price of a senior discount note will be the first price at which a substantial amount of the senior discount note is sold to purchasers for money, excluding sales to bond houses, brokers, or similar persons acting in the capacity of an underwriter, placement agent or wholesaler.

CHARACTERIZATION OF THE SENIOR DISCOUNT NOTES

     We will treat the senior discount notes as indebtedness for United States federal income tax purposes, and the following discussion assumes that such treatment will be respected by the IRS.

TAX CONSEQUENCES TO U.S. HOLDERS OF SENIOR DISCOUNT NOTES

     Taxation of interest. The senior discount notes will be treated as issued with original issue discount ("OID"). Thus, all U.S. holders, regardless of their method of accounting for tax purposes, will be required to include original issue discount in income as it accrues. Original issue discount generally will be treated as interest income to the U.S. holder and will accrue on a yield-to-maturity basis over the life of the senior discount notes, as discussed below. The rate at which original issue discount accrues on the life of the senior discount notes will not necessarily equal the stated rate of interest on the senior discount notes payable beginning in 2005. U.S. holders will not be required to include in income the actual cash receipt of interest payments beginning in 2005.

     The amount of original issue discount with respect to a senior discount note will be an amount equal to the excess of the stated redemption price at maturity of such senior discount note over the issue price of such senior discount note. The stated redemption price at maturity of each senior discount note will include all cash payments, including principal and interest, required to be made under the senior discount note through maturity. The issue price of a senior
discount note will be $          per $1,000 principal amount at maturity.

     Accrued original issue discount is the amount of original issue discount accruing to a holder with respect to any senior discount note and will be the sum of the "daily portions" of original issue discount with respect to such senior discount note for each day during the taxable year in which such holder owns such senior discount note. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount allocable to that accrual period. An accrual period may be of any length and may vary in length over the term of a senior discount note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. Accrual periods for the senior discount notes will occur every six months with the final accrual period expected to end on the date of maturity.

     The amount of original issue discount accruing during any six-month accrual period with respect to a senior discount note will be equal to the following amount: (1) the "adjusted issue price" of such senior discount note at the beginning of that accrual period, multiplied by (2) the yield to maturity of such senior discount note (taking into account the length of the accrual period). Original issue discount allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. If all accrual periods are of equal length, except for an initial short accrual period, the amount of original issue discount allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of a senior discount note at the beginning of its first accrual period will be equal to its issue price.

     The adjusted issue price at the beginning of any subsequent accrual period will be equal to:

     - the adjusted issue price at the beginning of the preceding accrual period, increased by,

     - the amount of original issue discount accrued during the preceding accrual period, and included in the gross income of any holder, and decreased by,

     - any payments made on the senior discount note during the preceding accrual period.

     We may redeem the senior discount notes at any time on or after a certain date, and, in certain circumstances, may redeem or repurchase all or a portion of the senior discount notes any time prior to the maturity date. For purposes of calculating original issue discount on the senior discount notes, U.S. Treasury Department regulations will treat us as having exercised our option to redeem the senior discount notes if the exercise of that option would lower the yield on the senior discount notes. Because our exercise of the option to redeem would increase, rather than decrease, the yield on the senior discount notes, we will not be treated as having exercised the option under these rules.

     Applicable high-yield discount obligations. We expect the senior discount notes to have "significant original issue discount" and we expect the yield of the senior discount notes to be at least five percentage points above the applicable federal rate for the month of issuance. Therefore, we expect that the senior discount notes will be classified as applicable high yield discount obligations and we will not be able to deduct for tax purposes any original issue discount required to be accrued on the senior discount notes until such interest is actually paid. In addition, if the senior discount notes are classified as applicable high yield discount obligations and the yield on the senior discount notes is more than six percentage points above the applicable federal rate, then:

     - a portion of such interest corresponding to the yield in excess of six percentage points above the applicable federal rate would not be deductible by us at any time, and

     - a U.S. corporate holder may be entitled to treat the interest that would not be deductible as a dividend to the extent of our earnings and profits which may then qualify for the dividends received deduction. In such event, U.S. corporate holders should consult their tax advisers concerning the availability of the dividends received deduction.

     Sale, exchange or retirement of the senior discount notes. Upon the sale, exchange or retirement of senior discount notes, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income) and the U.S. holder's adjusted tax basis in the senior discount notes. An original U.S. holder's adjusted tax basis in the senior discount notes generally will be the U.S. holder's cost therefor, increased by the amount of original issue discount previously accrued on the senior discount notes through the sale, exchange or retirement date and decreased by the amount of all prior cash payments received with respect to the senior discount notes. Gain or loss recognized by a U.S. holder on the sale, exchange, or retirement of the senior discount notes will be capital gain or loss. An individual who disposes of senior discount notes that he or she holds as a capital asset for more than one year qualifies for the long term capital gains tax rate. Effective 2001, the 20% rate drops to 18% or the 10% rate drops to 8% for capital assets acquired after the year 2000 and held for more than five years. To take advantage of the lower rate, individuals may elect to treat pre-2001 property as sold and repurchased at fair market value on January 1, 2001.

TAX CONSEQUENCES TO FOREIGN HOLDERS OF SENIOR DISCOUNT NOTES

     Assuming that the interest income received by a foreign holder is not effectively connected with the foreign holder's conduct of a trade or business in the United States, a foreign holder generally will not be subject to United States federal income or withholding tax on such interest so long as the foreign holder (1) is not (a) actually or constructively a "10 percent shareholder" of us, (b) a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Internal Revenue Code of 1986, or (c) a bank receiving interest on a loan entered into in the ordinary course of business, and (2) provides an appropriate statement, signed under penalties of perjury, certifying that the beneficial owner of the senior discount note is a foreign person and providing that foreign person's name and address. If the foregoing conditions are not satisfied, then interest paid on the senior discount notes will be subject to United States withholding tax at a rate of 30 percent, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

     Any capital gain a foreign holder realizes on the sale, exchange, retirement or other taxable disposition of a senior discount note will be exempt from United States federal income and withholding tax, provided that:

          (a) the gain is not effectively connected with the foreign holder's conduct of a trade or business in the United States;

          (b) in the case of a foreign holder that is an individual, the foreign holder is not present in the United States for 183 days or more in the taxable year; and

          (c) the foreign holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain expatriates.

     If the interest, gain or other income a foreign holder recognizes on a senior discount notes is effectively connected with the foreign holder's conduct of a trade or business in the United States, the foreign holder, although exempt from the withholding tax previously discussed if an appropriate statement is furnished, generally will be subject to United States federal income tax on the interest, gain or other income on a net income basis at federal income tax rates applicable to U.S. holders. In addition, if the foreign holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

     If interest on the senior discount notes is exempt from withholding of United States federal income tax under the rules described above, the senior discount notes will not be included in the estate of a deceased foreign holder of United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will be required to report annually to the IRS, and to each holder of record, the amount of original issue discount accrued on the senior discount notes and the amount of interest withheld for federal income taxes, if any, for each calendar year, except as to exempt holders, including corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, and nonresident aliens who provide certification as to their status. Each holder, other than holders who are not subject to the reporting requirements will be required to provide to us, under penalties of perjury, a certificate containing the holder's name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a nonexempt holder fail to provide the required certificate, we will be required to withhold 31% of the interest otherwise payable to the holder and to remit the withheld amount to the IRS as a credit against the holder's federal income tax liability.

     In the case of payments of interest to foreign holders, U.S. Treasury Department regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which the requisite certification, as described above for the exemption from the 30% withholding tax, has been received or an exemption has otherwise been established; provided that neither we nor our payment agent have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a foreign holder on the disposition of the senior discount notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the senior discount notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the senior discount notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the senior discount notes by or through a foreign office of a foreign broker.

     The U.S. Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules relating to foreign holders discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. Foreign holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.

                                  UNDERWRITING


     Subject to the terms and conditions stated in the underwriting agreement
dated           , 2000, each underwriter named below has severally agreed to purchase, and Alamosa has agreed to sell to such underwriter, the principal amount at maturity of notes set forth opposite the name of such underwriter.


                                                               PRINCIPAL
                                                                AMOUNT
                                                                  AT
                                                               MATURITY
NAME                                                           OF NOTES
----                                                           ---------
Salomon Smith Barney Inc. ..................................    $
Credit Suisse First Boston Corporation......................
Lehman Brothers Inc. .......................................
          Total.............................................

     The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

     The underwriters, for whom Salomon Smith Barney Inc., Credit Suisse First Boston Corporation and Lehman Brothers Inc. are acting as representatives, propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus and some of the notes to certain dealers at the public offering price less a concession not in excess of
     % of the public offering price of the notes. The underwriters may allow,
and such dealers may reallow, a concession not in excess of      % of the public
offering price of the notes on sales to certain other dealers. After the initial offering of the notes to the public, the public offering price and such concessions may be changed by the representatives.

     The following table shows the underwriting discounts and commissions we will pay to the underwriters in connection with this offering (expressed as a percentage of the public offering price of the notes).

                                                                PER
                                                                NOTE      TOTAL
                                                              --------   --------
Underwriting Discount.......................................          %  $

     We have agreed that for a period of 90 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any of our debt securities.

     In connection with the offering, Salomon Smith Barney Inc., Credit Suisse First Boston Corporation and Lehman Brothers Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., Credit Suisse First Boston Corporation or Lehman Brothers Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     We estimate that our total expenses of this offering, including
underwriting discounts, will be $     .

     The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In particular, the representatives are also acting as underwriters for the initial public offering of our common stock.


     We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

                                 LEGAL MATTERS

     Haynes and Boone, LLP, Dallas, Texas, our counsel, will issue an opinion regarding the validity of the notes offered by this prospectus. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The financial statements of Alamosa PCS, LLC as of December 31, 1998 and September 30, 1999, and for the period from inception, July 16, 1998 to December 31, 1998, the nine-month period ended September 30, 1999 and the period from inception, July 16, 1998 to September 30, 1999, have been included herein and in the registration statement in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, appearing elsewhere herein, given on authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     The prospectus constitutes a part of the registration statement on Form S-1, together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement, which we have filed with the Securities and Exchange Commission with respect to the notes offered in this prospectus. This prospectus does not contain all of the information in the registration statement. For further information about us and our securities, see the registration statement and its exhibits. This prospectus contains a description of the material terms and features of some material contracts, reports or exhibits to the registration statement required to be disclosed. However, as the descriptions are summaries of the contracts, reports or exhibits, we urge you to refer to the copy of each material contract, report and exhibit attached to the registration statement. Copies of the registration statement and the exhibits to the registration statement, as well as the periodic reports, proxy statements and other information we will file with the Securities and Exchange Commission, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, and the Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, 13th Floor, New York, NY 10048 or on the Internet at http://www.sec.gov. You can get information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. In addition, the Securities and Exchange Commission maintains a Web site which provides online access to periodic reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address http://www.sec.gov.

     As a result of our initial public offering of common stock, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will be required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission. We will send an annual report to shareholders and any additional reports or statements required by the Securities and Exchange Commission. The annual report to shareholders will contain financial information that has been examined and reported on, with an opinion expressed by an independent public accountant.

                                ALAMOSA PCS LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants...........................  F-2
Balance Sheets as of December 31, 1998, September 30, 1999,
  and as adjusted September 30, 1999 (unaudited)............  F-3
Statements of Operations for the period July 16, 1998,
  (inception), through December 31, 1998, for the period
  July 16, 1998, (inception), through September 30, 1998
  (unaudited), for the nine-month period ended September 30,
  1999, and for the period July 16, 1998, (inception),
  through September 30, 1999................................  F-4
Statements of Members' Equity for the period July 16, 1998,
  (inception), through December 31, 1998, and the nine-month period ended September 30, 1999...........................  F-5
Statements of Cash Flows for the period July 16, 1998,
  (inception), through December 31, 1998, for the period
  July 16, 1998, (inception), through September 30, 1998
  (unaudited), for the nine-month period ended September 30,
  1999, and for the period July 16, 1998, (inception),
  through September 30, 1999................................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers and
Members of Alamosa PCS LLC:

     In our opinion, the accompanying balance sheets and the related statements of operations, members' equity and cash flows present fairly, in all material respects, the financial position of Alamosa PCS LLC (a development stage enterprise) at December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the period from July 16, 1998 (inception) through December 31, 1998, the nine-month period ended September 30, 1999 and the period from July 16, 1998 (inception) through September 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

December 5, 1999, except as to Note 11 which is as of December 31, 1999

                                ALAMOSA PCS LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                     ASSETS


                                                                                          AS ADJUSTED
                                                                                       SEPTEMBER 30, 1999
                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999      (UNAUDITED)
                                              -----------------   ------------------   ------------------
Current assets:
  Cash and cash equivalents.................     $13,529,077         $  7,454,309         $  7,454,309
  Accounts receivable, net of allowance for
     doubtful accounts of $24,355 at
     September 30, 1999.....................              --              832,827              832,827
  Inventory.................................              --            4,989,500            4,989,500
  Prepaid expenses and other assets.........          52,046              686,102              686,102
  Interest receivable.......................              --               19,255               19,255
                                                 -----------         ------------         ------------
          Total current assets..............      13,581,123         $ 13,981,993         $ 13,981,993
                                                 -----------         ------------         ------------
Notes receivable from related party.........              --              100,000              100,000
Debt issuance costs.........................              --            3,892,678            3,892,678
Restricted cash.............................              --            1,000,000            1,000,000
Construction in progress....................       1,978,770           28,940,359           28,940,359
Property and equipment, net.................         113,992           36,929,808           36,929,808
Microwave relocations, net..................              --            3,333,189            3,333,189
Other non-current assets....................              --              233,700              233,700
                                                 -----------         ------------         ------------
          Total assets......................     $15,673,885         $ 88,411,727         $ 88,411,727
                                                 ===========         ============         ============

                                         LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....     $   395,355         $  9,656,578         $  9,656,578
  Payable to related parties................         450,496            1,043,259            1,043,259
  Current installments of capital leases....          20,145               21,281               21,281
  Notes payable.............................          23,637              143,690              143,690
  Microwave relocation obligation...........              --            3,372,484            3,372,484
  Other current liabilities.................              --              244,369              244,369
                                                 -----------         ------------         ------------
          Total current liabilities.........     $   889,633         $ 14,481,661         $ 14,481,661
Capital lease obligations, noncurrent.......         708,074              832,684              832,684
Long-term debt, excluding current
  maturities................................              --           59,887,586           59,887,586
                                                 -----------         ------------         ------------
          Total liabilities.................       1,597,707           75,201,931           75,201,931

Commitments and contingencies

Equity:
  Contributed capital.......................     $15,000,000         $ 25,000,000         $         --
  Deficit accumulated during the development
     stage..................................        (923,822)         (18,612,241)         (18,612,241)
  Preferred stock, par value $.01 per share;
     10,000,000 shares authorized; no shares
     issued and outstanding.................
  Common stock, $.01 par value; 290,000,000
     shares authorized, 48,500,000 issued
     and outstanding........................              --                   --              485,000
  Additional paid-in capital................              --           11,193,751           35,708,751
  Unearned compensation.....................              --           (4,371,714)          (4,371,714)
                                                 -----------         ------------         ------------
          Total Equity......................      14,076,178           13,209,796           13,209,796
          Total liabilities and members'
            equity..........................     $15,673,885         $ 88,411,727         $ 88,411,727
                                                 ===========         ============         ============


     The accompanying notes are an integral part of the unaudited financial statements.

                                ALAMOSA PCS LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS


                                                                                                         CUMULATIVE
                                      FOR THE PERIOD        FOR THE PERIOD                             FOR THE PERIOD
                                       JULY 16, 1998         JULY 16, 1998      FOR THE NINE-MONTH      JULY 16, 1998
                                    (INCEPTION) THROUGH   (INCEPTION) THROUGH      PERIOD ENDED      (INCEPTION) THROUGH
                                     DECEMBER 31, 1998    SEPTEMBER 30, 1998    SEPTEMBER 30, 1999   SEPTEMBER 30, 1999
                                    -------------------   -------------------   ------------------   -------------------
                                                              (UNAUDITED)
Revenues:
  Service revenues................      $       --             $      --           $  1,187,008            1,187,008
  Product sales...................              --                    --                813,052              813,052
                                        ----------             ---------           ------------         ------------
          Total revenue...........              --                    --              2,000,060            2,000,060
Cost of services..................              --                    --                818,678              818,678
Cost of products sold.............              --                    --                794,963              794,963
                                        ----------             ---------           ------------         ------------
          Gross profit............              --                    --                386,419              386,419
Operating expenses:
  Selling, general and
     administrative expenses
     (excluding equity
     participation compensation
     expense).....................         949,445               400,631              9,194,937           10,144,382
  Equity participation
     compensation expense.........              --                    --              6,822,037            6,822,037
  General and administrative
     expenses -- related
     parties......................           6,886                    --                680,006              686,892
  Depreciation and amortization...           2,063                    --                936,736              938,799
                                        ----------             ---------           ------------         ------------
          Loss from operations....        (958,394)             (400,631)           (17,247,297)         (18,205,691)
Interest and other income.........          34,589                   170                444,746              479,335
Interest expense..................             (17)                   --               (885,868)            (885,885)
                                        ----------             ---------           ------------         ------------
          Net loss................        (923,822)             (400,461)           (17,688,419)         (18,612,241)
Pro forma basic and diluted
  weighted average common shares
  outstanding (unaudited).........      48,500,000            48,500,000             48,500,000           48,500,000
Pro forma information (unaudited):
  Net loss........................        (923,822)             (400,461)           (17,688,419)         (18,612,241)
  Pro forma income tax adjustment:
     Income tax benefit...........         317,592               137,671              6,014,062            6,331,558
     Deferred tax valuation
       allowance..................        (317,592)             (137,671)            (6,014,062)          (6,331,558)
                                        ----------             ---------           ------------         ------------
     Pro forma net loss...........        (923,822)             (400,461)           (17,688,419)         (18,612,241)
  Basic and diluted pro forma net
     loss per common share........      $    (0.02)            $   (0.01)          $      (0.36)        $      (0.38)
                                        ==========             =========           ============         ============


     The accompanying notes are an integral part of the unaudited financial statements.

                                ALAMOSA PCS LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          STATEMENT OF MEMBERS' EQUITY
                FOR THE PERIOD JULY 16, 1998 (INCEPTION) THROUGH
      DECEMBER 31, 1998 AND THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999

                                                                                                       YELLOW
                                  ALAMO IV      ROSEWOOD       WEST TX       TREGAN      LONGMONT       ROCK          TOTAL
                                 -----------   -----------   -----------   -----------   ---------   -----------   ------------
Balance, July 16, 1998
(inception)....................  $        --   $        --   $        --   $        --   $      --    $      --    $         --
  Members' contributions.......    8,443,944     3,007,732     2,187,500       927,835     309,278      123,711      15,000,000
  Net loss.....................     (520,047)     (185,240)     (134,724)      (57,144)    (19,048)      (7,619)       (923,822)
                                 -----------   -----------   -----------   -----------   ---------    ---------    ------------
Balance, December 31, 1998.....  $ 7,923,897   $ 2,822,492   $ 2,052,776   $   870,691   $ 290,230    $ 116,092    $ 14,076,178
                                 -----------   -----------   -----------   -----------   ---------    ---------    ------------
  Members' contributions.......    5,629,300     2,005,150     1,458,330       618,560     206,190       82,470      10,000,000
  Net loss.....................   (9,957,342)   (3,546,793)   (2,579,555)   (1,094,135)   (364,718)    (145,876)    (17,688,419)
  Additional paid in capital...                                                                                      11,193,751
  Unearned compensation........                                                                                      (4,371,714)
                                 -----------   -----------   -----------   -----------   ---------    ---------    ------------
Balance, September 30, 1999....  $ 3,595,855   $ 1,280,849   $   931,551   $   395,116   $ 131,702    $  52,686    $ 13,209,796
                                 ===========   ===========   ===========   ===========   =========    =========    ============

   The accompanying notes are an integral part of these financial statements.

                                ALAMOSA PCS LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS


                                                FOR THE PERIOD       FOR THE PERIOD                               CUMULATIVE
                                                 JULY 16, 1998        JULY 16, 1998           FOR THE           FOR THE PERIOD
                                                  (INCEPTION)      (INCEPTION) THROUGH       NINE-MONTH          JULY 16, 1998
                                                    THROUGH        SEPTEMBER 30, 1998       PERIOD ENDED      (INCEPTION) THROUGH
                                               DECEMBER 31, 1998       (UNAUDITED)       SEPTEMBER 30, 1999   SEPTEMBER 30, 1999
                                               -----------------   -------------------   ------------------   -------------------
Cash flows from operating activities:
Net loss.....................................     $  (923,822)          $(400,461)          $(17,688,419)        $(18,612,241)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Equity participation compensation
    expense..................................              --                  --              6,822,037            6,822,037
  Depreciation and amortization..............           2,063                  --                936,736              938,799
  Amortization of debt issuance costs........              --                  --                178,264              178,264
  Deferred interest expense..................              --                  --                544,055              544,055
  (Increase) decrease in:
    Accounts receivable......................              --                  --               (832,827)            (832,827)
    Inventory................................              --                  --             (4,989,500)          (4,989,500)
    Prepaid expenses and other assets........         (52,046)                 --               (634,056)            (686,102)
    Interest receivable......................              --                  --                (19,255)             (19,255)
  Increase (decrease) in:
    Accounts payable and accrued expenses....         845,851             403,744              6,344,077            7,189,928
                                                  -----------           ---------           ------------         ------------
         Net cash provided (used) by
           operating activities..............        (127,954)              3,283             (9,338,888)          (9,466,842)
                                                  -----------           ---------           ------------         ------------
Cash flows from investing activities:
  Issuance of notes receivable...............              --                  --               (100,000)            (100,000)
  Increase in restricted cash................              --                  --             (1,000,000)          (1,000,000)
  Additions to construction in progress......      (1,250,551)           (396,812)            (8,225,571)          (9,476,122)
  Additions to property and equipment........         (92,418)                 --             (9,459,029)          (9,551,447)
                                                  -----------           ---------           ------------         ------------
         Net cash used investing
           activities........................      (1,342,969)           (396,812)           (18,784,600)         (20,127,569)
                                                  -----------           ---------           ------------         ------------
Cash flows from financing activities:
  Debt issuance cost.........................              --                  --               (230,942)            (230,942)
  Capital contribution.......................      15,000,000             500,000             10,000,000           25,000,000
  Increase in notes payable..................                                                 12,289,626           12,289,626
  Payments on capital leases.................              --                  --                (20,633)             (20,633)
  Interest rate cap premiums.................              --                  --               (233,700)            (233,700)
  Bank overdraft.............................              --                  --                244,369              244,369
                                                  -----------           ---------           ------------         ------------
         Net cash provided by financing
           activities........................      15,000,000             500,000             22,048,720           37,048,720
                                                  -----------           ---------           ------------         ------------
         Net increase (decrease) in cash and
           cash equivalents..................      13,529,077             106,471             (6,074,768)           7,454,309
Cash and cash equivalents at beginning of
  period.....................................              --                  --             13,529,077                   --
                                                  -----------           ---------           ------------         ------------
Cash and cash equivalents at end of period...     $13,529,077           $ 106,471           $  7,454,309         $  7,454,309
                                                  ===========           =========           ============         ============
Supplemental disclosure -- cash paid for
  interest...................................     $        --           $      --           $     60,093         $     60,093
                                                  ===========           =========           ============         ============
Supplemental disclosure of noncash
  activities:
  Capitalized lease obligations incurred.....     $   728,219           $      --           $    146,379         $    874,598
  Liabilities assumed in connection with
    acquisition of construction in progress
    and property and equipment...............          23,637                  --             46,843,867           46,867,504
  Liabilities assumed in connection with debt
    issuance cost............................              --                  --              3,840,000            3,840,000
  Liabilities assumed in connection with
    microwave relocations....................              --                  --              3,372,484            3,372,484
                                                  -----------           ---------           ------------         ------------
                                                  $   751,856           $      --           $ 54,202,730         $ 54,954,586
                                                  ===========           =========           ============         ============


The accompanying notes are integral part of the unaudited financial statements.

                                ALAMOSA PCS LLC

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS OPERATIONS

     Alamosa PCS LLC, referred to in these financial statements as the Company or Alamosa, was formed in July 1998 as a Texas limited liability company. In July, 1998, Alamosa entered into affiliation agreements with Sprint PCS, the PCS Group of Sprint Corporation. These affiliation agreements provide Alamosa with the exclusive right to build, own and manage a wireless voice and data services network in markets with over 5.2 million residents located in Texas, New Mexico, Arizona, and Colorado under the Sprint PCS brand. As described in Note 11, Alamosa has signed a letter of intent to amend its affiliation agreements with Sprint PCS to expand its services network so that it will include 8.4 million residents. Alamosa is required to build out the wireless network according to Sprint PCS specifications. The affiliation agreements are in effect for a term of 20 years with three 10-year renewal options unless terminated by either party under provisions outlined in the affiliation agreements. The affiliation agreements include indemnification clauses between Alamosa and Sprint PCS to indemnify each other against claims arising from violations of laws or the affiliation agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

     As described in Note 11, Alamosa PCS Holdings Inc. was formed in October 1999 in anticipation of an initial public offering. Immediately prior to the offering, shares of Alamosa PCS Holdings Inc., the registrant, will be exchanged for the Company's membership interests. The Company will be wholly owned by Alamosa PCS Holdings Inc.

     Alamosa is currently in the development stage. This stage is characterized by significant expenditures for the design and construction of the wireless network. Management estimates total network build-out expenditures related to the markets included in the affiliation agreements with Sprint PCS, of approximately $272 million, including site acquisition, design, construction equipment through 2002. These expenditures will be funded through member contributions of $37 million, a financing agreement with Nortel Networks Inc. of $250 million and proceeds of the initial public offering described in Note 11. From inception through September 30, 1999, the Company has commenced operations in seven markets. Since inception, the Company has incurred revenues and expenses of $2,000,060 and $20,612,301 resulting in a deficit accumulated during the development stage of $18,612,241 at September 30, 1999. Alamosa has signed an agreement with a related party for the provision of engineering services related to the network build-out. Once the initial build-out is completed within a market, the Company's focus will be the development of the Sprint PCS subscriber base within that market.

     The Regulations of the Company, as amended, provide for the governance and administration of the Company's business, allocation of profits and losses, tax allocations, transactions with partners, disposition of ownership interest and other matters. The Regulations establish two classes of membership interests. Class I members have full voting rights and are entitled to full benefits of ownership of their share of the Company. Class II members consist of additional non-voting share interests of the Company which the Board of Managers may authorize to be distributed to employees of the Company under an incentive bonus plan.

     The Regulations generally provide for the allocation of profits and losses pro-rata based on the proportion that a percentage interest of a member bears to the aggregate percentage interests of all members, as defined in the Regulations.

                                ALAMOSA PCS LLC

     The members of the Company have the following class I ownership interests as of December 31, 1998 and September 30, 1999:

Alamo IV, LLC.............................................   56.2930%
Rosewood Telecommunications, L.L.C........................   20.0515%
West Texas PCS, LLC.......................................   14.5833%
Tregan International Corp.................................    6.1856%
Longmont PCS, LLC.........................................    2.0619%
Yellow Rock PCS, L.P......................................    0.8247%

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies:

  Cash and cash equivalents

     Cash and cash equivalents include cash, money market funds, and commercial paper with minimal interest rate risk and original maturities of three months or less at the date of acquisition. The carrying amount approximates fair value.

     As of September 30, 1999, other liabilities consist of a bank overdraft of $244,369. This overdraft was mainly due to the timing of transfers between Alamosa's operating and investment accounts.

  Inventory

     Inventory consists of handsets and related accessories. Inventories purchased for resale will be carried at the lower of cost, determined using weighted average, or market. Market will be determined using replacement cost in accordance with industry standards.

  Microwave relocation

     Microwave relocation includes costs and the related obligation incurred to relocate incumbent microwave frequencies in Alamosa's service area. Microwave relocation costs are amortized on a straight-line basis over 20 years beginning upon commencement of services in respective markets. The amortization of microwave relocation costs was insignificant in 1998 and totaled $39,295 for the nine-month period ended September 30, 1999.

  Property, equipment, and construction in progress

     Property and equipment are reported at cost less accumulated depreciation. Cost incurred to design and construct the wireless network in a market are classified as construction in progress. When the wireless network for a particular market is completed and placed into service, the related costs are transferred from construction in progress to property and equipment. Repair and maintenance costs are charged to expense as incurred; significant renewals and betterments are capitalized.

     When depreciable assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any gains or losses on disposition are recognized in income. If facts or circumstances support the possibility of impairment, the Company will prepare a projection of future operating cash flows, undiscounted and without interest. If based on this projection, the Company does not expect to recover its carrying cost, an impairment loss equal to the difference between the fair value of the asset and its carrying value will be recognized in operating income. No such losses have been recognized to date.

     Property and equipment are depreciated using the straight-line method based on estimated useful lives of the assets.

                                ALAMOSA PCS LLC

     Asset lives are as follows:

Buildings...............................................     20 years
Network equipment.......................................   5-10 years
Vehicles................................................      5 years
Furniture and office equipment..........................    5-7 years

     Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement.

     Interest will be capitalized in connection with the construction of the wireless network. The capitalized interest will be recorded as part of the asset to which it relates and will be amortized over the asset's estimated useful life. No interest was capitalized in 1998. Total interest capitalized is $656,800 as of September 30, 1999.

  Software costs


     Initial operating systems software is capitalized and amortized using the straight-line method, generally over a period of five years. Capitalized software of approximately $11,500 and $323,000 at December 31, 1998 and September 30, 1999 are recorded in property and equipment. The Company amortized computer software costs of approximately $800 and $12,200 during 1998 and for the nine month period ended September 30, 1999.


  Start-up costs

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This statement is effective January 1, 1999 and requires that costs of start up activities and organization costs be expensed as incurred.

     The Company has expensed start-up and organization costs as incurred. The adoption of this statement will have no effect on the Company's financial position or results of operations.

  Advertising costs

     Advertising costs are expensed as incurred. Advertising expenses totaled approximately $2,100 and $2,282,000 during 1998 and for the nine-month period ended September 30, 1999 respectively. Advertising costs include handset subsidy expenses representing the excess of the cost of handsets over the retail sales price. There was no handset subsidy expense during 1998. Handset subsidy expense was approximately $1,194,000 for the nine-month period ended September 30, 1999.

  Income taxes

     At December 31, 1998 and September 30, 1999, Alamosa is organized as a Texas limited liability company. Therefore, the results of operations of the Company are included in the income tax returns of its members. Accordingly, no provision for income taxes is recorded in the accompanying financial statements.

  Revenue recognition

     The Company will recognize revenue as services are performed. Sprint PCS will handle Alamosa's billings and collections and will retain 8% of collected service revenues from Sprint PCS subscribers based in Alamosa's territory and from non-Sprint PCS subscribers who roam onto Alamosa's network. The amount retained by Sprint PCS will be recorded as an operating expense. Revenues generated from the sale of handsets and accessories and from roaming services provided to Sprint PCS customers who are not based in Alamosa's territory are not subject to the 8% retainage.

                                ALAMOSA PCS LLC

     Sprint PCS will pay Alamosa a Sprint PCS roaming fee for each minute that a Sprint PCS subscriber based outside of Alamosa's territory roams on Alamosa's portion of the Sprint PCS network. Revenue from these services will be recognized as the services are performed. Similarly, Alamosa will pay Sprint PCS roaming fees to Sprint PCS, when a Sprint PCS subscriber based in Alamosa's territory roams on the Sprint PCS network outside of Alamosa's territory. These costs will be included as cost of sales when incurred.


     Product revenues consisting of proceeds from sales of handsets and accessories will be recorded net of an allowance for sales returns. The allowance will be estimated based on Sprint PCS's handset return policy which allows customers to return handsets for a full refund within 30 days of purchase. When handsets are returned to the Company, the Company may be able to reissue the handsets to customers at little additional cost. However, when handsets are returned to Sprint PCS for refurbishing, the Company will receive a credit from Sprint PCS, which will be less than the amount the Company originally paid for the handset. For the nine-month period ended September 30, 1999 product revenue was $818,678. The cost of these products was $1,991,963; $797,633 of this cost has been classified as cost of products sold and $1,194,000 of the cost which represents the excess of the cost of handsets over the retail sales price of handsets has been included in advertising costs. The basis for inclusion of the excess handset cost in advertising expense is to reflect the promotional nature of these transactions. Alamosa sells handsets solely as a means to attract wireless subscribers. There were no product revenues or related costs for the period from inception to December 31, 1998.


  Stock based compensation


     The Company has elected to follow Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options. Under APB 25, the Company recorded no compensation expense related to stock options at December 31, 1998. At September 30, 1999, the Company recorded compensation expense of $6,822,037 which is presented as equity participation compensation expense in the Company's Statement of Operations. The equity participation compensation expense relates to two employees whose normal compensation is recorded in selling, general and administrative expenses. The Company has implemented the disclosure-only provisions of SFAS No. 123, "Accounting for Stock Based Compensation."


  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

  Risks and uncertainties

     Emergence from the development stage is dependent upon successful implementation of the Company's business strategy and development of a sufficient subscriber base. The Company will continue to incur significant expenditures in connection with expanding and improving its operations.

  Concentration of risk

     The Company maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

                                ALAMOSA PCS LLC

  Effects of recent accounting pronouncements

     In June 1998 and June 1999, the Financial Accounting Standards Board, commonly referred to as FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedging accounting. SFAS No. 133 will be effective for Alamosa's fiscal year ending December 31, 2001. Management believes that the adoption of these statements will not have a significant impact on the Company's financial results.

     The American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," in April 1998. Effective for financial statements for fiscal years beginning after December 15, 1998, this statement requires costs of start-up activities and organization costs to be expensed as incurred. Start-up activities are defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, or commencing some new operation. The Company has not capitalized any expenses with such characteristics for financial reporting purposes. Therefore, the Company believes adoption of this statement will not materially impact the financial statements.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement requires that all items required to be recognized under accounting standards as components of comprehensive income, be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statement periods beginning after December 31, 1997. However, in the current year, no items represent comprehensive income as defined in SFAS No. 130.

3. UNAUDITED PRO FORMA AND AS ADJUSTED INFORMATION

     The unaudited pro forma and as adjusted information reflects certain assumptions regarding transactions and their effects that would occur as a result of the initial public offering described in Note 11.

  Unaudited pro forma income information

     The unaudited pro forma information as shown on the statement of operations is presented to show the effects of income taxes related to the Company's anticipated termination of its limited liability company status. The unaudited pro forma income tax adjustment is presented as if the Company had been a C Corporation subject to federal and state income taxes at an effective tax rate of 34% for the period from inception through December 31, 1998 and the nine-month period ended September 30, 1999. Application of the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" would have resulted in a deferred tax asset primarily from temporary differences related to the treatment of start-up costs and from net operating loss carryforwards. The deferred tax asset would have been offset by a full valuation allowance as there is not currently sufficient positive evidence as required by SFAS No. 109 to substantiate recognition of the asset.

     The pro forma information is presented for informational purposes only and is not necessarily indicative of operating results that would have occurred had the Company elected to terminate its limited liability company status as of the beginning of each of the periods presented, nor are they necessarily indicative of future operating results.

                                ALAMOSA PCS LLC

  Unaudited pro forma net loss per share

     Pro forma net loss per share is calculated by dividing pro forma net loss by the weighted average number of shares of common stock which would have been outstanding before the initial public offering after giving effect to the reorganization of the Company described in Note 11.

  Unaudited pro forma weighted average shares outstanding

     Unaudited pro forma weighted average shares outstanding is computed after giving effect to the reorganization of the Company described in Note 11. The calculation was made in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Diluted weighted average shares outstanding at September 30, 1999 exclude 487,288 incremental potential common shares from stock options because inclusion would have been antidilutive.

4. PROPERTY, EQUIPMENT AND CONSTRUCTION IN PROGRESS

     Property and equipment consists of the following:

                                            DECEMBER 31,    SEPTEMBER 30,
                                                1998            1999
                                            ------------    -------------
Vehicles..................................   $   23,637      $   430,753
Furniture and office equipment............       92,418        1,679,017
Network equipment.........................           --       33,635,587
Land and building.........................           --        2,080,526
                                             ----------      -----------
                                                116,055       37,825,883
Accumulated depreciation..................       (2,063)        (896,075)
                                             ----------      -----------
          Total...........................   $  113,992      $36,929,808
                                             ==========      ===========

     Construction in progress consists of the following:

                                            DECEMBER 31,    SEPTEMBER 30,
                                                1998            1999
                                            ------------    -------------
Network equipment.........................   $1,628,271      $23,009,205
Leasehold improvements....................      350,499        5,931,154
                                             ----------      -----------
          Total...........................   $1,978,770      $28,940,359
                                             ==========      ===========

                                ALAMOSA PCS LLC

5. LEASES

  Operating leases

     The Company has various operating leases, primarily related to rentals of towers sites and offices. Rental expense was $15,208 and $664,622 for the period ended December 31, 1998 and for the nine-month period ended September 30, 1999 respectively. At September 30, 1999, the aggregate minimum rental commitments under noncancelable operating leases for the periods shown are as follows:

YEARS:
  1999..................................................  $   684,167
  2000..................................................    2,965,083
  2001..................................................    2,978,702
  2002..................................................    2,997,820
  2003..................................................    3,030,731
  2004..................................................    3,086,337
  Thereafter............................................   15,633,791
                                                          -----------
          Total.........................................  $31,376,631
                                                          ===========

     Included in total minimum rental commitments is $16,049,515 which will be paid to related parties.

  Capital leases

     Capital leases consist of leases for rental of retail space and switch usage. The net present value of the leases was $728,219 and $853,965 at December 31, 1998 and September 30, 1999, respectively, and was included in construction in progress and property and equipment. Amortization recorded under these leases was minimal during 1998 and was $20,661 for the nine-month period ended September 30, 1999.

     At September 30, 1999, the future payments under capital lease obligations, less imputed interest, are as follows:

YEARS:
  1999...................................................  $   26,430
  2000...................................................     105,720
  2001...................................................     105,720
  2002...................................................     105,720
  2003...................................................     105,720
  2004...................................................     113,970
  Thereafter.............................................   1,085,480
                                                           ----------
Total minimum lease payments.............................   1,648,760
Less: imputed interest...................................     794,795
                                                           ----------
Present value of minimum lease payments..................     853,965
Less: current installments...............................      21,281
                                                           ----------
Long-term capital lease obligations at September 30,
  1999...................................................  $  832,684
                                                           ==========

6. COMMITMENTS AND CONTINGENCIES

     Alamosa has a $500,000 revolving line of credit with Norwest Bank that expires December 9, 1999. The line of credit has a variable interest rate, 9.0% at September 30, 1999. Proceeds from this line of credit are used to purchase vehicles for service representatives. As of September 30, 1999, $147,012 remained available on the line of credit. The vehicles purchased under this line of credit and all of Alamosa's cash and cash equivalents held at Norwest Bank are pledged as collateral under the terms of the Agreement. No interest amounts were paid during the period ended December 31, 1998. A total of $8,686 was paid during the nine-month period ended September 30, 1999.

                                ALAMOSA PCS LLC

     On December 21, 1998, Alamosa entered into a three-year agreement with Nortel for network equipment and infrastructure. Pursuant to the agreement, Nortel will also provide installation and optimization services, such as network engineering and radio frequency engineering, for the equipment and grant Alamosa a nonexclusive license to use the software associated with the Nortel equipment. As described in Note 10, Alamosa has committed to purchase $82.0 million worth of equipment and services from Nortel. Nortel will finance these purchases pursuant to the Nortel credit facility. Under the agreement, Alamosa will receive a discount on the network equipment and services because of the Company's affiliation with Sprint PCS, but must pay a premium on any equipment and services financed by Nortel. If Alamosa's affiliation with Sprint PCS ends, Nortel has the right to either terminate the agreement or, with Alamosa's consent modify the agreement to establish new prices, terms and conditions.

7. RELATED PARTY TRANSACTIONS

  Note receivable

     On April 23, 1999, the Company entered into a $100,000 loan agreement with an officer of the Company. The loan matures on April 2014 and accrues interest at an annual rate of 7.75%.

  Agreements with CHR Solutions, Inc.

     Alamosa has entered into a number of agreements with CHR Solutions as described in more detail below. CHR Solutions resulted from a merger between Hicks & Ragland Engineering Co., Inc., and Cathey, Hutton & Associates, Inc. effective as of November 1, 1999. David Sharbutt, Alamosa's Chairman and Chief Executive Officer, was at the time the agreements were executed the President and Chief Executive Officer of Hicks & Ragland. Mr. Sharbutt is currently employed as a senior consultant by CHR Solutions. Hicks & Ragland is also affiliated with a membership interest holder of Alamosa.

     On July 27, 1998, Alamosa entered into an engineering services contract with Hicks & Ragland for design and construction inspection services in connection with the network deployment. The term of the contract covers three periods through August 2001, though either party may terminate the agreement for cause before August 2001. A guaranteed maximum fee amount has been set for each period of the contract, and those fees aggregate to approximately $7.0 million, excluding taxes. If the total billing for the project is less than the guaranteed maximum fee, Alamosa will pay an incentive bonus equal to 50% of the difference. Alamosa paid $902,243 and $1,834,853 for these services during 1998 and for the nine-month period ended September 30, 1999 respectively. Engineering fees under this agreement are recorded in construction in progress and property and equipment and comprise approximately 72% and 3% of fixed asset purchases during 1998 and 1999 respectively. At December 31, 1998 and September 30, 1999, amounts payable under these agreements amounted to $443,610 and $737,753.

     Effective September 20, 1998, Alamosa entered into a special services contract with Hicks & Ragland, to provide marketing and operations consulting services for a maximum amount of $100,000. Subsequent contracts for marketing, consulting, business planning and radio frequency "drive testing" were approved in October 1999, in an aggregate amount of approximately $500,000. Alamosa paid $235,550 for these services for the nine-month period ended September 30, 1999. The amounts payable under these agreements was $189,444 at September 30, 1999.

     On April 9, 1999, Alamosa entered into a data communications services contract with H&R Data Com, an affiliate of Hicks & Ragland, to perform design and implementation services in connection with corporate enterprise wide area network and local area networks for a maximum fee of $262,040. Alamosa paid $88,486 for these services for the nine-month period ended September 30, 1999.

                                ALAMOSA PCS LLC

     As of April 6, 1999, Alamosa entered into a telecommunications service agreement with Tech Telephone Company Limited Partnership, an affiliate of Hicks & Ragland, to install and provide DS1 telecommunications lines between Sprint PCS and Alamosa's Lubbock-based operations and between Alamosa's Lubbock based operations and other markets for an estimated annual cost of $567,000. The original term of the agreement is three years, but the agreement automatically renews upon expiration for additional successive 30-day terms by either party.

     As of August 13, 1999, Alamosa entered into a distribution agreement with TechTel Communications Corporation, an affiliate of Hicks & Ragland, authorizing it to become a third party distributor of Sprint PCS products and services for Alamosa in Lubbock.

  Agreement with American Tower Corporation


     In August 1998, Alamosa entered into a master site development and lease agreement with Specialty, now a subsidiary of American Tower Corporation. Pursuant to the agreement, Specialty arranges for collocation of equipment or constructs new facilities in areas identified for build-out. Specialty provides site acquisitions, leasing and construction services, and secures zoning, permitting and surveying approvals and licenses for each base station. This initial term master agreement expires in August 2003, with automatic renewal for three additional terms of five years each. The agreement provides for monthly payments subject to an annual adjustment based on the Consumer Price Index. Prior to becoming a subsidiary of American Tower Corporation, Specialty was related to Alamosa through one of Alamosa's directors who owned interests in both Alamosa and Specialty and was an employee and officer of Specialty and Specialty's then parent company. In addition, another individual who was one of Alamosa's directors at the time the agreement was entered into, is a manager of Longmont PCS, LLC, one of Alamosa's members. This individual is also a stockholder of Specialty Teleconstructors, Inc. and acts as a vice president of American Tower Corporation. No amounts were paid or outstanding under this agreement during 1998. As of September 30, 1999, $165,300 had been paid under this agreement.


  Other related party transactions

     In November 1998, the Company entered into an agreement to lease space for telephone switching equipment in Albuquerque with SASR Limited Partnership, 50% owned by one of Alamosa's directors and a manager of West Texas PCS, LLC, one of Alamosa's interest holders. The lease has a term of five years with two optional five year terms. The lease provides for monthly payments aggregating to $18,720 a year, as well as a pro rata portion of real estate taxes on the property, and subject to adjustment.

     In connection with Alamosa's distribution and sales of Sprint PCS wireless communications equipment, on December 28, 1998, Alamosa entered into a long-term agreement to lease space for a retail store in Lubbock, Texas with Lubbock HLH, Ltd., principally owned by one of Alamosa's directors and the general manager of South Plains Advance Communications & Electronics, Inc. South Plains holds an ownership interest in Alamosa. This lease has a term of 15 years and provides for monthly payments aggregating to approximately $110,000 a year, subject to adjustment based on the Consumer Price Index on the first day of the sixth lease year and on the first day of the eleventh lease year. No amounts were paid or outstanding under this lease at December 31, 1998. As of September 30, 1999, $27,501 had been paid under this lease.

     During 1998, certain members paid costs on behalf of the Company, which were subsequently reimbursed. Such payments amounted to approximately $101,000 during 1998 and were minimal during 1999. No amounts payable to members were outstanding at December 31, 1998 and September 30, 1999.

                                ALAMOSA PCS LLC

8. EMPLOYEE BENEFITS

     Effective November 13, 1998, the Company elected to participate in the NTCA Savings Plan, a defined contribution employee savings plan sponsored by the National Telephone Cooperative Association under Section 401(k) of the Internal Revenue Code. No employer contributions were made to this plan for the period ended December 31, 1998 and the nine-month period ended September 30, 1999.

     On October 2, 1998, the Company entered into an employee agreement with its Chief Operating Officer. The agreement provides for the granting of stock options in three series. The initial exercise price will be determined based on the following formula: $48,500,000, committed capital at September 30, 1998, multiplied by the percentage interest represented by the option exercised. The exercise price for each series will increase by an annual rate of 8%, 15% or 25% compounded monthly beginning at the date of grant as specified by the agreement. Options may be exercised any time from January 1, 2004 to January 5, 2008. The options vest over a three year period. During 1998, one option from each series was granted under this agreement. The options to acquire membership interests described above will be exchanged for options to acquire an equivalent number of common shares: 242,500 at $1.08 per share, 242,500 at $1.15 per share and 242,500 at $1.25 per share.


     On October 14, 1998, the Board of Members approved an Incentive Ownership Plan. The plan consists of 3,500 units comprised of 1200 Series 8, 1150 Series 15 and 1150 Series 25 units. The exercise price for each series is based on a pre-defined strike price which increases by an annual rate of 8%, 15% or 25% compounded monthly beginning July 1, 2000. The initial exercise prices are $564.79, $623.84 and $711.88 for the Series 8, Series 15 and Series 25 options, respectively. Each unit provides the holder an option to purchase an interest in the Company. Vested units may be exercised any time from July 1, 2000 to December 31, 2006. On October 29, 1998, under an employment agreement with the company's Chief Technology Officer, 300 units were granted under this plan. The options to acquire membership interests described above will be exchanged for options to acquire an equivalent number of common shares: 48,500 at $1.13 per share, 48,500 at $1.25 per share and 48,500 at $1.42 per share.


     The Company applies Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, in accounting for its plans. Under opinion no. 25, no compensation expense or deferred compensation was recorded as of December 31, 1998. As of September 30, 1999, the Company has recorded unearned compensation of $11,193,751. This amount is being amortized in accordance with FASB Interpretation No. 28 over the vesting periods of the individual options. For the nine-month period ended September 30, 1999, equity participation compensation expense of $6,822,037 has been recognized. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" provides the Company the option of recognizing the cost of options granted based on fair values of the options at the time of the grant. Due to the floating exercise price of the options granted through September 30, 1999, the accounting provisions of opinion no. 25 for variable plans have been followed. The Company has subsequently amended the options outstanding at September 30, 1999 to establish a fixed exercise price creating a new measurement date. Following this amendment, the provisions of opinion no. 25 for fixed plans will be followed. The Company has decided not to elect the cost-recognition provisions of SFAS No. 123.

     The fair value of each stock option is estimated at December 31, 1998 using the Black-Scholes option pricing model: dividend yield of 0%; risk free interest of 5.5%; expected lives of the options equal to 8.5 years; and a volatility rate of 70%.

                                ALAMOSA PCS LLC

     Had the compensation expense for the options granted during 1998 been based on the fair value pricing model described above, additional compensation expense of $73,709 would have been recognized at December 31, 1998. This additional compensation expense would have resulted in net loss of $997,531 and net loss per share of $.02 at December 31, 1998. There would have been no additional compensation expense for the nine-month period ended September 30, 1999. The effects of applying SFAS No. 123 in this proforma disclosure are not indicative of future amounts. The company anticipates making awards in the future under its Incentive Ownership Plan.


9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items.

     The carrying amount of the debt issued pursuant to the Company's credit agreement with Nortel is expected to approximate fair value because the interest rate changes with market interest rates.

     Alamosa utilizes interest rate cap agreements to limit the impact of increases in interest rates on its floating rate debt. The interest rate cap agreements require premium payments to counterparties based upon a notional principal amount. Interest rate cap agreements entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in the agreements. The fair value of the interest rate cap agreements is estimated by obtaining quotes from brokers and represents the cash requirement if the existing contracts had been settled at the balance sheet dates.

     Selected information related to the Company's interest rate cap agreements is as follows:

                                                            DECEMBER 31,   SEPTEMBER 30,
                                                                1998           1999
                                                            ------------   -------------
Notional amount...........................................      $--        $ 28,750,000
Fair value................................................       --              71,094
Carrying amount...........................................       --             233,700
                                                                ---        ------------
Net unrecognized gain (loss)..............................      $--        $   (162,606)
                                                                ===        ============

     These fair value estimates are subjective in nature and involve uncertainties and matters of considerable judgement and therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

10. FINANCING AGREEMENTS

     On February 3, 1999, the Company issued a letter of credit for $7,500,000 in favor of Nortel. The letter of credit expired in June 1999.

     On June 10, 1999, the Company entered into a credit agreement with Nortel. The proceeds are used to purchase equipment and to fund the construction of the Company's portion of the Sprint PCS network. The financing terms permit Alamosa to borrow $123 million through three commitment tranches through February 18, 2002, and will require minimum equipment purchases.

     The credit facility is collateralized by all of the Company's assets and capital stock including future issues under the terms of the agreement. The Company is required to maintain certain financial ratios and other financial conditions including minimum levels of revenue and wireless subscribers. In addition, the Company is required to maintain a $1,000,000 cash balance as security against the facility. This balance is recorded as a noncurrent asset.

                                ALAMOSA PCS LLC

     In connection with the credit agreement with Nortel, each of the members pledged its ownership interest in Alamosa to Nortel to collateralize the Company's obligations under the credit agreement. The members were required to secure their unfunded contributions with either a letter of credit or a marketable securities pledge agreement. Each letter of credit or marketable securities pledge agreement will be terminated prior to the closing of the initial public offering described in Note 11. In addition, Nortel required the members to execute capital contribution agreements to confirm their collective obligations to make capital contributions of at least $48.5 million.

     Alamosa may borrow money as either a base rate loan with an interest rate of prime plus 2.5%, or a Eurodollar loan with an interest rate of the London interbank offered rate, commonly referred to as LIBOR, plus 3.5%. This interest rate was 9.4% at September 30, 1999. In addition, an annual unused facility fee of 0.75% will be charged beginning six months after the closing date. Interest accrued through the two year anniversary from the closing date is added to the principal amount of the loan. Thereafter, interest is payable monthly in the case of base rate loans and at end of the interest period, not to exceed three months, in the case of Eurodollar loans. Interest expense for the period ended September 30, 1999 totaled $544,055. Principal is payable in 20 quarterly installments beginning February 18, 2002. Alamosa may voluntarily prepay any of the loans at any time, but any amount repaid may not be reborrowed since there are no revolving credit features. Alamosa must make mandatory prepayments under certain circumstances, equal to 50% of the excess cash flow as computed under the credit agreement, after March 31, 2002; and any amount in excess of $250,000 received for asset sales outside the ordinary course of business or insurance proceeds, to the extent not reinvested in property or assets within a stated period of time. All prepayments are applied to the outstanding loan balances pro rata in the inverse order of maturity, except where there is a borrowing base shortage, in which case prepayments are first applied there, and then pro rata among all three commitment tranches.

     At September 30, 1999, the Company borrowed $59,678,288 against this facility.

     As a condition of the financing, Sprint PCS has entered into a consent and agreement with Nortel that modifies Sprint PCS's rights and remedies under its affiliation agreements with Alamosa. Among other things Sprint PCS consented to the pledge substantially all of Alamosa's assets, including the affiliation agreements to Nortel. In addition, Sprint PCS may not terminate the affiliation agreements with Alamosa and must maintain 10 MHz of PCS spectrum in Alamosa's markets until the Nortel financing is satisfied or Alamosa's assets are sold pursuant to the terms of the consent and assignment with Nortel.

     The Company incurred approximately $4,074,000 of costs associated with obtaining the Nortel financing. These costs consist of a loan origination fee and debt issue costs which have been capitalized and are being amortized to interest expense using the effective interest method over the term of the credit facility.

11. OTHER SUBSEQUENT EVENTS

     In October 1999, the Company entered into a letter of intent to amend the affiliation agreement with Sprint PCS to expand its service networks to include markets located in Wisconsin. As a result, Alamosa formed its 99% owned subsidiary, Alamosa Wisconsin LP, to perform Alamosa's obligations under the affiliation agreements with Sprint PCS.

     The Company intends to file a registration statement for equity financing through an initial public offering. Immediately prior to the closing of initial public offering, the Company will reorganize the business into a holding company structure. In connection with the reorganization, the members of Alamosa PCS, LLC will receive 48,500,000 shares of common stock of Alamosa PCS Holdings, Inc. in exchange for their membership interests in the limited liability company. The ownership percentages among the Company's shareholders following the reorganization will remain consistent with the ownership percentages described in Note 1. The Company plans to utilize the proceeds from the aforementioned offerings to fund the build-out of its expanded network.

                                ALAMOSA PCS LLC

     In addition to the initial public offering described above, the Company expects to offer senior discount notes through a public offering. The senior discount notes will be unsecured obligations and will rank equally with all future senior debt and senior to all future subordinated debt. The senior discount notes will be fully and unconditionally, jointly and severally guaranteed on a senior subordinated, unsecured basis, by all the existing and any future restricted subsidiaries of Alamosa PCS Holdings, Inc. Therefore, financial statements of guarantor subsidiaries have been omitted.

     Alamosa may redeem some or all of the senior discount notes beginning in 2005, and until 2003 may redeem a portion of the senior discount notes with the net proceeds of an equity offering.

     The senior discount notes will be issued at a discount to their principal amount and will accrete in value until 2005, at which time their accreted value will equal their principal amount. Interest will begin to accrue at this time and will be payable semi-annually. The senior discount notes will contain covenants limiting Alamosa PCS Holding, Inc.'s ability and the ability of its subsidiaries to:

     - incur additional debt or issue preferred stock;

     - pay dividends, redeem capital stock or make other restricted payments or investments;

     - create liens on assets;

     - merge, consolidate or dispose of assets;

     - enter into transactions with affiliates; and

     - change lines of business.

     Holders of the senior discount notes will have the right to require Alamosa PCS Holdings, Inc. to repurchase all or any part of their senior discount notes, at 101% of the accreted value, if before 2005, or 101% of the aggregate principal amount thereafter, together with accrued and unpaid interest, upon a change of control of Alamosa.

     Events of default in respect of the senior discount notes include, among others, failure to pay interest or principal on the senior discount notes when due, failure to perform covenants, acceleration of the maturity of other debt, events of bankruptcy, certain judgments against Alamosa and the occurrence of any event of default pursuant to the affiliation agreements with Sprint PCS.


     In October 1999, the Company entered into a commitment letter to amend its Nortel financing which increased the facility from $123 million to $250 million and increased the Company's commitment to purchase equipment from Nortel. As of December 31, 1999, Alamosa had remaining commitments of $117.6 million to purchase equipment and infrastructure under the amended agreement. As consideration for the amendment, the Company is required to issue to Nortel warrants for 2% of the total equity as of the closing of the initial public offering, on a fully diluted basis. The warrants will be issued and will be exercisable by Nortel on the second anniversary of the closing date, unless among other options, Alamosa raises an additional $75.0 million of capital and uses the proceeds to prepay any loans under the Nortel facility prior to that date. The exercise price for the warrants will be the price paid for the common stock in the initial public offering. Subsequent to the closing of the amended Nortel agreement, the interest rates charged by Nortel will increase on the base rate loans from prime plus 2.5% to prime plus 2.75% and on the Eurodollar loans from LIBOR plus 3.5% to LIBOR plus 3.75%. In addition, subsequent to the closing of the amended Nortel agreement, Alamosa will no longer be required to pay a premium on any equipment and services financed by Nortel.

                                ALAMOSA PCS LLC

     Effective October 1, 1999, Alamosa entered into a three-year employment agreement with David Sharbutt, Alamosa's chairman, who was named Chief Executive Officer. In addition, Alamosa granted options to Mr. Sharbutt to acquire 242,500 common shares at an exercise price of $1.15 per share which vest immediately upon completion of the initial public offering and 1,455,000 shares at an exercise price equal to the initial public offering price which vest 25% per year beginning September 1, 2000. The options expire December 9, 2009 based on the expected offering price, the Company will recognize compensation expense of $3,358,625 related to the 242,500 options issued with an exercise price below the initial public offering price over the options vesting period.



     In October 1999, Alamosa amended the Chief Operating Officer's options, described in Note 8, such that each of his three series of original options to purchase 242,500 shares of common stock at exercise prices which increased by an annual rate of 8%, 15% and 25%, compounded monthly beginning at the date of grant, and vested over three years will be exchanged for two options to acquire a total of 1,697,500 shares of common stock. The first option to acquire 242,500 shares of common stock has a fixed exercise price of $1.15 per share and vests immediately upon completion of the initial public offering. The second option to acquire 1,455,000 shares of common stock has an exercise price equal to the initial public offering price and vests 25% per year beginning September 1, 2000. The expiration date of all of the Chief Operating Officer's options was extended from January 5, 2008 to December 9, 2000. These amendments will result in a new measurement date, and compensation expense of $973,682 will be recognized upon completion of the initial public offering. The remaining unearned compensation totaling $1,947,363 will be recognized over the amended vesting period.



     In addition, in October 1999, Alamosa amended the Chief Technology Officer's options, described in Note 8, such that his original options with exercise prices which increased by an annual rate of 8%, 15%, or 25% (compounded monthly beginning July 1, 2000) will be exchanged for options to purchase an equivalent number of common shares at fixed exercise prices equal to $1.13, $1.25 and $1.42 per share which will not increase over the term of the options. In addition, the three-year vesting period will be amended such that one-third of each option series will be fully vested and exercisable upon completion of the initial public offering, and another one-third of each series will vest on each of October 29, 2000 and October 29, 2001. These amendments will result in a new measurement date and recognition of compensation expense of $197,741 at the completion of the initial public offering. The remaining unearned compensation totaling $395,482 will be recognized over the amended vesting period.



     Effective December 1, 1999, the Company entered into an employment agreement with its Chief Financial Officer, Kendall W. Cowan, which has a five-year term and includes options to purchase 1,455,000 shares at the initial public offering price and that will expire December 9, 2009. There is no compensation cost related to these options.

                          A Sprint PCS Network Partner

                                 [ALAMOSA LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            $

                           ALAMOSA PCS HOLDINGS, INC.
                          % SENIOR DISCOUNT NOTES DUE 2010

                                 [ALAMOSA LOGO]
                                  ------------

                                   PROSPECTUS


                                           , 2000


                                  ------------

                              SALOMON SMITH BARNEY
                           CREDIT SUISSE FIRST BOSTON
                                LEHMAN BROTHERS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     Until             , 2000, all dealers that buy, sell or trade the notes,
whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities to be registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee, the NASD filing fee and the New York Stock Exchange listing fee.

Securities and Exchange Commission registration fee.........  $ 41,184
NASD filing fee.............................................    16,100
New York Stock Exchange listing fees........................     7,800
Printing and engraving expenses.............................   125,000
Legal fees and expenses.....................................   100,000
Accounting fees and expenses................................    59,000
Trustee fees................................................     6,000
Miscellaneous expenses......................................     4,916
                                                              --------
     Total..................................................  $360,000
                                                              ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS


     The Certificate of Incorporation of Alamosa PCS Holdings, Inc. ("Alamosa") provides that the liability of the directors of Alamosa to Alamosa or any of its stockholders for monetary damages arising from acts or omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by the laws of Delaware or any other applicable law. This limitation does not apply with respect to any action in which a director would be liable under Section 174 of the General Corporation Law of the State of Delaware nor does it apply with respect to any liability in which a director:



        - breached his duty of loyalty to Alamosa or its stockholders;



        - did not act in good faith or, in failing to act, did not act in good faith;



        - acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or



        - derived an improper personal benefit.


     Alamosa's Certificate of Incorporation provides that Alamosa shall indemnify its directors, officers and employees and former directors, officers and employees to the fullest extent permitted by the laws of Delaware or any other applicable law. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, Alamosa has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of Alamosa) by reason of the fact that he is or was a director, officer, employee, or agent of Alamosa, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Alamosa and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of Alamosa as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     Reference is made to the Form of Underwriting Agreement (to be filed as Exhibit 1.1 to this registration statement) which provides for indemnification by the Underwriters under certain circumstances of the directors and officers of Alamosa signing the registration statement and certain controlling persons of Alamosa against certain liabilities, including those arising under the Securities Act.

     Alamosa has directors' and officers' liability insurance covering its directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Alamosa pursuant to the foregoing provisions, Alamosa has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     Alamosa PCS Holdings, Inc., a Delaware corporation ("Alamosa") was formed on October 19, 1999. It has no assets and has issued no capital stock. Immediately prior to the closing of our initial public offering of common stock, we will reorganize as described in the prospectus. In connection with the reorganization, Alamosa will merge with Alamosa PCS Holdings, Inc., a Texas corporation ("Texas Holdings"). To effectuate the merger, Alamosa will issue 100 shares of common stock to Texas Holdings. Alamosa will then merge into Texas Holdings, with Alamosa as the surviving corporation. In the merger, Alamosa will issue unregistered shares of Alamosa common stock to the stockholders of Texas Holdings.



     Alamosa will also grant stock options to directors, officers, employees and consultants before the closing of our initial public offering of common stock. These are the only unregistered issuances of securities that Alamosa currently contemplates.



     Texas Holdings will be the successor to the current operating company, Alamosa PCS, LLC, by virtue of a conversion of the LLC to a corporation.



     The persons to receive Alamosa common stock in connection with the reorganization, their owners, the consideration to be received by Alamosa for such common stock and the number of shares of common stock to be received are set forth in the tables below.



1. COMMENCEMENT OF THE REORGANIZATION



                                                                                              PERCENTAGE OF
                                                                             NUMBER OF     MEMBERSHIP INTEREST
                                                                           SHARES OF OUR       RECEIVED IN
                                                             NATURE OF     COMMON STOCK     EXCHANGE FOR OUR
ENTITY RECEIVING SECURITIES           OWNER, IF AN ENTITY  CONSIDERATION   TO BE ISSUED      COMMON STOCK(1)
---------------------------           -------------------  -------------   -------------   -------------------
Alamosa PCS Holdings, Inc.
(Texas).............................  Persons listed in        $100             100                 100%
                                      Item 2

2. COMMON STOCK TO BE ISSUED PURSUANT TO REINCORPORATION MERGER



                                                                                               PERCENTAGE OF
                                                                              NUMBER OF     MEMBERSHIP INTEREST
                                                                            SHARES OF OUR       RECEIVED IN
                                                               NATURE OF    COMMON STOCK     EXCHANGE FOR OUR
ENTITY RECEIVING SECURITIES             OWNER, IF AN ENTITY  CONSIDERATION  TO BE ISSUED      COMMON STOCK(1)
---------------------------             -------------------  -------------  -------------   -------------------
Rosewood Telecommunications,
L.L.C. ...............................  Caroline Hunt Trust  Membership       9,725,000           20.05%
                                        Estate               Interest
South Plains Advanced Communications &
Electronics, Inc. ....................  Rural telephone      Membership       8,652,085            17.84
                                        cooperative;         Interest
                                        members are
                                        subscribers for
                                        phone service
West Texas PCS, LLC...................  Michael R. Budagher  Membership       7,072,915            14.58
                                                             Interest
Taylor Telecommunications, Inc. ......  Rural telephone      Membership       5,100,000            10.52
                                        cooperative;         Interest
                                        members are
                                        subscribers for
                                        phone service
Plateau Telecommunications,
Incorporated..........................  Rural telephone      Membership       3,000,000             6.19
                                        cooperative;         Interest
                                        members are
                                        subscribers for
                                        phone service
Tregan International Corp. ...........  Regan Silber and     Membership       3,000,000             6.19
                                        Trevar Pearlman      Interest
XIT Telecommunication & Technology,
Inc. .................................  Rural telephone      Membership       2,750,000             5.67
                                        cooperative;         Interest
                                        members are
                                        subscribers for
                                        phone service
LEC Development, Inc. ................  Rural telephone      Membership       2,500,000             5.15
                                        cooperative;         Interest
                                        members are
                                        subscribers for
                                        phone service
Wes-Tex Telecommunications, Inc. .....  Rural telephone      Membership       2,500,000             5.15
                                        cooperative;         Interest
                                        members are
                                        subscribers for
                                        phone service
Longmont PCS, LLC.....................  Jeffrey P. Howard    Membership       1,000,000             2.06
                                                             Interest
J&M Family Partnership Ltd............  James R. and Mary    Membership         666,435             1.37
                                        Underwood and their  Interest
                                        three children
Five S, Ltd. .........................  David and Patsy      Membership         593,200             1.22
                                        Sharbutt and their   Interest
                                        three children
Yellow Rock PCS, L.P. ................  Adam Lampert         Membership         400,000             0.82
                                                             Interest
John St. Clair........................          --           Membership         292,938             0.60
                                                             Interest
Harness, Ltd..........................          --           Membership         292,938             0.60
                                                             Interest
Tony Bliss............................          --           Membership         288,056             0.59
                                                             Interest
Rick Overman..........................          --           Membership         178,205             0.37
                                                             Interest

                                                                                               PERCENTAGE OF
                                                                              NUMBER OF     MEMBERSHIP INTEREST
                                                                            SHARES OF OUR       RECEIVED IN
                                                               NATURE OF    COMMON STOCK     EXCHANGE FOR OUR
ENTITY RECEIVING SECURITIES             OWNER, IF AN ENTITY  CONSIDERATION  TO BE ISSUED      COMMON STOCK(1)
---------------------------             -------------------  -------------  -------------   -------------------
W. Don Stull..........................          --           Membership          97,647             0.20
                                                             Interest
Frank Eldridge........................          --           Membership          73,235             0.15
                                                             Interest
David E. Sharbutt.....................          --           Membership          48,823             0.10
                                                             Interest
Barry Moore...........................          --           Membership          48,823             0.10
                                                             Interest
Randy Yeisley.........................          --           Membership          48,824             0.10
                                                             Interest
Addie Lee Hicks.......................          --           Membership          24,412             0.05
                                                             Interest
Steven Steele.........................          --           Membership          24,412             0.05
                                                             Interest
Paula Sexton..........................          --           Membership          24,412             0.05
                                                             Interest
Will Payne............................          --           Membership          24,412             0.05
                                                             Interest
Gail McVicker.........................          --           Membership          24,412             0.05
                                                             Interest
Gaylord Ellerman......................          --           Membership          24,412             0.05
                                                             Interest
Jim McDuff............................          --           Membership          24,412             0.05
                                                             Interest
W. Don Stull..........................          --           Options(3)         145,500(2)              (3)



     The persons to receive options to purchase Alamosa common stock, the nature of consideration for these options and number of shares that may be purchased pursuant to these options are set forth in the table below.



3. OPTIONS TO BE GRANTED



                                                                NATURE OF      NUMBER OF
OWNER                                                         CONSIDERATION     OPTIONS
-----                                                         -------------   ------------
David E. Sharbutt...........................................  Employment       1,697,500(2)

Jerry W. Brantley...........................................  Employment       1,697,500(2)

Kendall Cowan...............................................  Employment       1,455,000(2)

Michael R. Budagher.........................................  Director            28,000(2)
                                                              Services

Ray M. Clapp, Jr. ..........................................  Director            43,000(2)
                                                              Services

Scotty Hart.................................................  Director            28,000(2)
                                                              Services

                                                                NATURE OF      NUMBER OF
OWNER                                                         CONSIDERATION     OPTIONS
-----                                                         -------------   ------------
Thomas Hyde.................................................  Director            28,000(2)
                                                              Services

Schuyler B. Marshall........................................  Director            28,000(2)
                                                              Services

Tom M. Phelps...............................................  Director            28,000(2)
                                                              Services

Reagan W. Silber............................................  Director            28,000(2)
                                                              Services

Jimmy R. White..............................................  Director            28,000(2)
                                                              Services

Adam Lampert................................................  Consulting          15,000(2)
                                                              Services

Jeff Howard.................................................  Consulting          12,500(2)
                                                              Services

Wilton J. Payne.............................................  Consulting          10,000(2)
                                                              Services

J.R. Wilson.................................................  Consulting          10,000(2)
                                                              Services

Other Employees.............................................  Employment         891,500(2)


---------------

(1) All percentages of membership interests, except options, are calculated on a non-fully diluted basis. Percentages for options to purchase membership interests are calculated on a fully diluted basis.
(2) Represents options to acquire securities, not issued securities.

(3) The consideration for these stock options is an option to purchase a 0.3% membership interest in Alamosa PCS, LLC as well as his employment with us.



     None of the foregoing transactions will involve any public offering, and issuances of securities in connection with such transactions will be made pursuant to valid exemptions under the Securities Act of 1933 (the "Act"). The following are the exemptions relied on for each issuance of securities pursuant to our reorganization.



     First, our issuance of 100 shares to Holdings Texas is exempt under Section 4(2) of the Act. This issuance of 100 shares is a transaction involving one offeree, involving no general solicitation.



     Second, our issuance of 48,500,000 shares to the twenty-nine stockholders of Texas Holdings, pursuant to the merger of Texas Holdings with and into Alamosa, is exempt under Section 4(2). The merger will take place through direct communication with the offerees, with no general solicitation or advertising. Since Alamosa will be a subsidiary of Texas Holdings, these offerees will have a pre-existing and substantial relationship with us.

     The options to purchase a total of 6,173,500 shares will be granted pursuant to a written compensatory benefit plan or written compensation contract to the directors, employees and consultants, and will be exempt pursuant to Rule
701. 48,500,000 shares will be outstanding prior to the grant of these options. The 6,173,500 shares is under the maximum of 15% of 48,500,000, or 7,275,000 provided in Rule 701(d)(2).


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

     The exhibits are as set forth in the Exhibit Index.

     (b) Financial Statement Schedules:

          No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Alamosa pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Alamosa pursuant to the foregoing provisions, or otherwise, Alamosa has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Alamosa of expenses incurred or paid by a director, officer or controlling person of Alamosa in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Alamosa will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Alamosa has duly caused this first amendment to registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Dallas, State of Texas, on the 19th day of January, 2000.


                                            ALAMOSA PCS HOLDINGS, INC.

                                            By:    /s/ DAVID E. SHARBUTT
                                              ----------------------------------
                                                      David E. Sharbutt
                                              Chairman of the Board of Directors
                                                              and
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this first amendment to registration statement has been signed by the following persons in the capacities indicated on the 19th day of January, 2000.



                        NAME                                       TITLE                     DATE
                        ----                                       -----                     ----

                /s/ DAVID E. SHARBUTT                    Chairman of the Board of      January 19, 2000
-----------------------------------------------------  Directors and Chief Executive
                  David E. Sharbutt                               Officer

                /s/ KENDALL W. COWAN                      Chief Financial Officer      January 19, 2000
-----------------------------------------------------
                  Kendall W. Cowan

                MICHAEL R. BUDAGHER*                             Director              January 19, 2000
-----------------------------------------------------
                 Michael R. Budagher

                 RAY M. CLAPP, JR.*                              Director              January 19, 2000
-----------------------------------------------------
                  Ray M. Clapp, Jr.

                    SCOTTY HART*                                 Director              January 19, 2000
-----------------------------------------------------
                     Scotty Hart

                    THOMAS HYDE*                                 Director              January 19, 2000
-----------------------------------------------------
                     Thomas Hyde

              /s/ SCHUYLER B. MARSHALL                           Director              January 19, 2000
-----------------------------------------------------
                Schuyler B. Marshall

                   TOM M. PHELPS*                                Director              January 19, 2000
-----------------------------------------------------
                    Tom M. Phelps

                  REAGAN W. SILBER*                              Director              January 19, 2000
-----------------------------------------------------
                  Reagan W. Silber

                   JIMMY R. WHITE*                               Director              January 19, 2000
-----------------------------------------------------
                   Jimmy R. White



     David E. Sharbutt, by signing his name hereto, does sign and execute this first amendment to the registration statement on behalf of each of the above-named officers and directors of the registrant on this 19th day of January, 2000, pursuant to powers of attorney executed on behalf of each of such officers and directors and previously filed with the Securities and Exchange Commission.



*By:    /s/ DAVID E. SHARBUTT

     -------------------------------

            David E. Sharbutt


            Attorney-in-Fact

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                   EXHIBIT TITLE
        -------                                   -------------
        1.1                -- Form of Underwriting Agreement.
        2.1***             -- Form of Agreement and Plan of Merger of Alamosa PCS
                              Holdings, Inc., a Texas corporation, with and into
                              Alamosa PCS Holdings, Inc., a Delaware corporation.
        2.2***             -- Form of Agreement and Plan of Conversion of Alamosa PCS
                              LLC, a Texas limited liability company into Alamosa PCS
                              Holdings, Inc., a Texas corporation.
        3.1***             -- Form of Amended and Restated Certificate of Incorporation
                              of Alamosa.
        3.2***             -- Form of Amended and Restated Bylaws of Alamosa.
        4.1****            -- Form of Indenture, by and among Alamosa PCS Holdings,
                              Inc. and Norwest Bank Minnesota, N.A., as Trustee,
                              relating to   % Senior Discount Notes due 2010, including
                              form of global note.
        4.2**              -- Form of Rights Agreement between Alamosa PCS Holdings,
                              Inc. and ChaseMellon Shareholder Services, L.L.C., as
                              rights agent.
        5.1                -- Form of opinion of Haynes and Boone, LLP, regarding
                              legality of the notes being issued.
       10.1+**             -- CDMA 1900 SprintCom Additional Affiliate Agreement dated as of December 21, 1998 by and between Alamosa PCS, LLC
                              and Northern Telecom, Inc.
       10.2+**             -- Amendment No. 1 to DMS-MTX Cellular Supply Agreement
                              dated as of January 12, 1999 by and between Alamosa PCS,
                              LLC and Nortel Networks Inc. as an amendment to Exhibit
                              10.1 described above.
       10.3+**             -- Amendment No. 2 to DMS-MTX Cellular Supply Agreement
                              dated as of March 1, 1999 by and between Alamosa PCS, LLC
                              and Nortel Networks Inc. as an amendment to Exhibits 10.1
                              and 10.2 described above.
       10.4**              -- Amendment No. 3 to DMS-MTX Cellular Supply Agreement
                              dated as of August 11, 1999 by and between Alamosa PCS,
                              LLC and Nortel Networks Inc. as an amendment to Exhibits
                              10.1, 10.2 and 10.3 described above.
       10.5**              -- Sprint PCS Management Agreement, as amended, dated as of
                              July 17, 1998 by and between Sprint Spectrum, LP,
                              SprintCom, Inc., WirelessCo, LP and Alamosa PCS, LLC,
                              superceded by Exhibit 10.22.
       10.6**              -- Sprint PCS Services Agreement dated as of July 17, 1998 by and between Sprint Spectrum, LP and Alamosa PCS, LLC,
                              superceded by Exhibit 10.23.
       10.7**              -- Sprint Trademark and Service Mark License Agreement dated as of July 17, 1998 by and between Sprint Communications
                              Company, LP and Alamosa PCS, LLP, superceded by Exhibit
                              10.24.
       10.8**              -- Sprint Spectrum Trademark and Service Mark License
                              Agreement dated as of July 17, 1998 by and between Sprint
                              Spectrum, LP and Alamosa PCS, LLP, superceded by Exhibit
                              10.25.
       10.9**              -- Consent and Agreement dated as of June 10, 1999 by and
                              between Nortel Networks, Inc., Sprint Spectrum, LP,
                              Sprint Communications Company, LP, WirelessCo, LP, and
                              SprintCom, Inc.
       10.10+**            -- Sprint PCS Management Agreement (Wisconsin), as amended, dated as of December 6, 1999 by and between Sprint
                              Spectrum, LP, SprintCom, Inc., WirelessCo, LP and Alamosa
                              Wisconsin Limited Partnership.
       10.11**             -- Sprint PCS Services Agreement (Wisconsin) dated as of
                              December 6, 1999 by and between Sprint Spectrum, LP and
                              Alamosa Wisconsin Limited Partnership.



        EXHIBIT
         NUMBER                                   EXHIBIT TITLE
        -------                                   -------------
       10.12**             -- Sprint Trademark and Service Mark License Agreement
                              (Wisconsin) dated December 6, 1999 by and between Sprint
                              Communications Company, LP and Alamosa Wisconsin Limited
                              Partnership.

        EXHIBIT
         NUMBER                                   EXHIBIT TITLE
        -------                                   -------------
       10.13**             -- Sprint Spectrum Trademark and Service Mark License
                              Agreement (Wisconsin) dated as of December 6, 1999 by and
                              between Sprint Spectrum, LP and Alamosa Wisconsin Limited
                              Partnership.
       10.14**             -- Engineering Service Contract, System Design and
                              Construction Inspection, dated as of July 27, 1998, as
                              amended, by and between Alamosa PCS, LLC and Hicks &
                              Ragland Engineering Co., Inc.
       10.15**             -- Master Site Development and Lease Agreement, as amended, dated as of August 1998 by and between Alamosa PCS, LLC
                              and Specialty Capital Services, Inc.
       10.16+***           -- Form of Credit Agreement by and between Alamosa PCS,
                              Inc., as borrower, Alamosa PCS Holdings, Inc., Texas
                              Telecommunications, LP and Alamosa Wisconsin Limited
                              Partnership, as guarantors, and Nortel Networks, Inc., as
                              administrative agent, for a $250,000,000 credit facility,
                              to be executed prior to the closing of this offering.
       10.17***            -- Form of Alamosa PCS Holdings, Inc. 1999 Long Term
                              Incentive Plan.
       10.18**             -- Employment Agreement effective as of October 1, 1998 by and between Alamosa PCS, LLC and Jerry Brantley,
                              superceded by Exhibit 10.29.
       10.19**             -- Employment Agreement effective as of October 29, 1998 by and between Alamosa PCS, LLC and Don Stull.
       10.20***            -- Employment Agreement effective as of October 1, 1999 by and between Alamosa PCS, LLC and David Sharbutt.
       10.21***            -- Employment Agreement effective as of December 1, 1999 by and between Alamosa PCS, LLC and Kendall W. Cowan.
       10.22+***           -- Sprint PCS Management Agreement, as amended, dated as of
                              December 23, 1999 by and between Sprint Spectrum, LP,
                              WirelessCo, LP and Alamosa PCS, LLC.
       10.23***            -- Sprint PCS Services Agreement dated as of December 23,
                              1999 by and between Sprint Spectrum, LP and Alamosa PCS,
                              LLC.
       10.24***            -- Sprint Trademark and Service Mark License Agreement dated as of December 23, 1999 by and between Sprint
                              Communications Company, LP and Alamosa PCS, LLC.
       10.25***            -- Sprint Spectrum Trademark and Service Mark License
                              Agreement dated as of December 23, 1999 by and between
                              Sprint Spectrum, LP and Alamosa PCS, LLC.
       10.26+***           -- Form of Amendment No. 4 to DMS-MTX Cellular Supply
                              Agreement by and between Alamosa PCS, LLC and Nortel
                              Networks Inc. as an amendment to Exhibits 10.1, 10.2,
                              10.3 and 10.4 described above, to be executed prior to
                              the closing of this offering.
       10.27***            -- Form of Registration Rights Agreement by and between
                              Nortel Networks Inc. and Alamosa PCS Holdings, Inc., to
                              be executed prior to the closing of this offering.
       10.28***            -- Form of Warrant Agreement by and between Nortel Networks,
                              Inc. and Alamosa PCS Holdings, Inc., to be executed prior
                              to the closing of this offering.
       10.29***            -- Amended and Restated Employment Agreement effective as of
                              October 1, 1999 by and between Alamosa PCS, LLC and Jerry
                              Brantley.
       12.1*               -- Statements regarding Computation of Ratios.

        EXHIBIT
         NUMBER                                   EXHIBIT TITLE
        -------                                   -------------
       21.1*               -- Subsidiaries of Alamosa.
       23.1                -- Consent of PricewaterhouseCoopers LLP.
       23.2                -- Consent of Haynes and Boone, LLP (contained in legal
                              opinion filed as Exhibit 5.1).
       24.1*               -- Powers of Attorney.
       25.1*               -- Statement of Eligibility of Trustee on Form T-1, relating
                              to the   % Senior Discount Notes due 2010.
       27.1                -- Financial Data Schedule.


---------------


   * Previously filed.



  ** Incorporated herein by reference to the exhibit filed with Amendment No. 1 to the Registration Statement on Form S-1 of Alamosa PCS Holdings, Inc. (Commission File No. 333-89995) filed on December 23, 1999.



 *** Incorporated herein by reference to the exhibit filed with Amendment No. 2 to the Registration Statement on Form S-1 of Alamosa PCS Holdings, Inc. (Commission File No. 333-89995) filed on January 19, 1999.



**** To be filed by amendment.


   + Confidential treatment requested.